UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Tuesday, October 31, 2017, at 10:00 A.M. local time, at the offices of Iconix Brand Group, Inc., 1450 Broadway, Fourth Floor, New York, New York 10018.

Iconix is proud to be part of your portfolio and the Company thanks you for your support. The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the meeting.

In February 2016, I was appointed to our Board of Directors and named President of the Company, and in April 2016 was named Chief Executive Officer of the Company. With the oversight and support of the other Directors and the Company’s management team, I was able to assume my role and immediately begin to focus on defining the Company’s strategic initiatives, improving our capital structure, accelerating our growth and maximizing stockholder returns going forward.

The Board has continued its focus on its previously announced goal of restructuring our executive compensation and governance policies to respond to stockholder feedback. The Board, the Compensation Committee and the Corporate Governance/Nominating Committee also continue to review the Company’s governance and compensation practices and will make additional changes where appropriate. Specifically, our most recent changes include:

■	Executing on our Board’s commitment to eliminate the historical practice of determining annual cash bonuses for executives on a solely discretionary basis: In 2016, we implemented a new annual incentive plan which establishes targets for cash bonuses, as a percentage of base salary, and is based on the achievement of pre-established performance goals for certain key employees, including our named executive officers.

■	Adopting a new long-term incentive program. In 2016, we implemented a long-term incentive program that provides for annual equity award grants based on the achievement of pre-established financial targets measured over a three-year performance period.

■	Approving an Amended and Restated 2016 Omnibus Incentive Plan, subject to stockholder approval: One of the items for which we are requesting stockholder approval in the attached proxy statement is an Amended and Restated 2016 Omnibus Incentive Plan, which has been revised to ensure that it reflects current equity plan best practices and to increase the Company’s share reserve by 1.9 million shares. The increase to the share reserve will enable the Company to continue to grant equity-based awards as a critical component of executive compensation, in a manner that is aligned with performance and long-term stockholder interests.

■	Refreshing over 50% of the Directors on our Board since 2014: To ensure that our Directors continue to possess the characteristics, business experience, perspectives, skills and leadership required to support our business and strategy for growth, our Board has engaged in an extensive process to identify and recruit new independent Director candidates. In 2016, we added two new independent Directors to the Board and stockholders elected an additional independent Director nominee at the 2016 Annual Meeting. These three Directors respectively bring extensive experience in the areas of global business management, new media, data, consumer insight and governance, and are helping us further develop a complementary mix of key skills on our Board. The qualifications and biographies of all of our Directors are provided in the attached proxy statement.

■	Increasing the number of Directors on our Compensation Committee and Governance/Nominating Committee: In 2017, we increased the number of Directors on each of our Compensation Committee and Governance/Nominating Committee from three to four, in order to provide fresh perspectives and to ensure that such Committees are properly represented to provide the level of ongoing review and support of our compensation and governance policies that are in the Company’s best interests.

We invite you to read our proxy statement for a deeper discussion of these and other items.

Your vote is very important. Whether or not you plan to attend the meeting in person, we appreciate a prompt submission of your vote. We hope to see you at the meeting. On behalf of the Company, thank you for your continued support.

Cordially,

John N. Haugh

Director, President and Chief Executive Officer

September 29, 2017

Notice of
Annual Meeting of Stockholders

To be held on Tuesday, October 31, 2017

10:00 a.m. Local Time

1450 Broadway, Fourth Floor, New York, New York 10018

To the Stockholders of ICONIX BRAND GROUP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Iconix Brand Group, Inc. (the “Company”) will be held on Tuesday, October 31, 2017, at 10:00 A.M. local time, at the Company’s offices at 1450 Broadway, Fourth Floor, New York, New York 10018, for the following purposes:

1.	To elect nine directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017;

3.	To approve, by non-binding advisory vote, the resolution approving named executive officer compensation;

4.	To approve, by non-binding advisory vote, the frequency of future advisory voted on named executive officer compensation;

5.	To approve the Company’s Amended and Restated 2016 Omnibus Incentive Plan; and

6.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on September 5, 2017 are entitled to notice of and to vote at the Company’s Annual Meeting of Stockholders or any adjournments or postponements thereof.

PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS OF ICONIX BRAND GROUP, INC. AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF ICONIX BRAND GROUP, INC. COMMON STOCK TO GAIN ADMISSION TO THE MEETING.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Whether or not you attend the meeting, it is important that your shares be represented and voted.

Dated: September 29, 2017

By Order of the Board of Directors,

F. Peter Cuneo

Chairman

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PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Iconix Brand Group, Inc. (the “Company”, “Iconix”, “we”, “us” or “our”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on October 31, 2017 at 10:00 A.M. local time, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Proxies duly executed and returned to the management of the Company, and not revoked, will be voted at the Annual Meeting. Any proxy given may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy or by voting again at a later date on the Internet or by telephone, by written notification of such revocation to the Secretary of the Company, or by personally withdrawing the proxy at the meeting and voting in person. Only the latest ballot or Internet or telephone proxy submitted by a stockholder prior to the Annual Meeting will be counted.

Stockholders vote by casting ballots (in person or by proxy), which are tabulated by the inspector of elections. Abstentions and broker “non-votes” are included in the number of shares present at the Annual Meeting for quorum purposes. Abstentions will have the same effect as negative votes, except that abstentions will have no effect on the election of directors, as they are not considered to be votes cast in the election and directors are elected by a majority of the votes cast. Broker “non-votes” are not counted in the tabulations of the votes cast on proposals presented to stockholders because they are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Banks, brokers and other nominees have discretionary voting power only with respect to the ratification of the appointment of our auditor, as this is the only proposal considered to be a “routine” matter under the NASDAQ rules. We encourage all beneficial owners to vote their shares because banks, brokers and other nominees cannot vote on other matters.

The address and telephone number of the principal executive offices of the Company are:

1450 Broadway

New York, New York 10018

Telephone No.: (212) 730-0030

If your shares are held in street name through a broker, bank, or other nominee, you need to contact the record holder of your shares regarding how to revoke your proxy.

OUTSTANDING STOCK AND VOTING RIGHTS

Only stockholders of record at the close of business on September 5, 2017 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 57,078,142 shares of the Company’s common stock, $.001 par value per share (the “common stock”), the Company’s only class of voting securities. Each share of common stock entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting.

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VOTING PROCEDURES

The directors will be elected by a majority of the votes “cast” (the number of shares voted “for” a director nominee must exceed the number of votes cast as “withheld” with respect to that nominee), provided a quorum is present. All other matters to be voted upon at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of the shares cast “for” the matter, provided a quorum is present. A quorum is present if at least a majority of the shares of common stock outstanding as of the Record Date are present in person or represented by proxy at the Annual Meeting. Votes will be counted and certified by one or more Inspectors of Election who are expected to be one or more employees of the Company’s transfer agent. In accordance with Delaware law, abstentions and “broker non-votes” (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other person entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

Proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by a proxy will be voted as instructed. Proxies may be revoked as noted above.

Proposal I	Election of Directors

At the Annual Meeting, nine directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders, which is expected to be held in 2018, or until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

At the Annual Meeting, proxies granted by stockholders will be voted individually for the election of the persons listed below as directors of the Company, unless a proxy specifies that it is not to be voted in favor of a nominee for director. Each of the persons named below is presently a member of the Company’s Board of Directors (the “Board”) and each of the persons below has indicated to the Board that he or she will be available to serve. The Board recommends that you vote “for” the nominees listed below.

When reviewing candidates to our Board, the Corporate Governance/Nominating Committee of our Board (the “Governance/Nominating Committee”) and the Board consider the evolving strategy of the Company, its operating environment and outlook, as well as the needs of the Board to seek candidates that fill any current or anticipated future needs. The Governance/Nominating Committee and the Board also believe that all directors should possess the attributes described below under “Consideration of Director Nominees by the Board.” While the Governance/Nominating Committee does not have a formal policy with respect to diversity, the Board and the Governance/ Nominating Committee believe that it is important that the Board members represent diverse viewpoints in order to provide the most significant benefits to us. In considering candidates for the Board, the Governance/Nominating Committee and the Board consider the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered. In addition to the qualities and skills of the directors that are referred to under “Consideration of Director Nominees by the Board,” certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole and what makes the individuals suitable to serve on our Board are described in the following paragraphs.

Name	Age	Position with the Company
F. Peter Cuneo	73	Chairman of the Board
John Haugh	55	President, Chief Executive Officer and Director
Drew Cohen	49	Lead Director
Mark Friedman	53	Director
Sue Gove	59	Director
James Marcum	58	Director
Sanjay Khosla	66	Director
Kristen O’Hara	47	Director
Kenneth Slutsky	63	Director Nominee

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F. PETER CUNEO

Director Since 2006

Age 73

Chairman

F. Peter Cuneo has served as our Chairman of the Board since January 2017. Prior to that, he served as our Executive Chairman from April 2016 until December 2016, and as our Executive Chairman of the Board and Interim Chief Executive Officer from August 2015 until April 2016. Mr. Cuneo has served on our Board of Directors since October 2006. From June 2004 through December 2009 Mr. Cuneo served as the Vice Chairman of the Board of Directors of Marvel Entertainment, Inc. (“Marvel Entertainment”), a publicly traded entertainment company active in motion pictures, television, publishing, licensing and toys, and prior thereto, he served as the President and Chief Executive Officer of Marvel Entertainment from July 1999 to December 2002. Mr. Cuneo has also served as the Chairman of Cuneo & Co., L.L.C., a private investment firm, since July 1997 and previously served on the Board of Directors of WaterPik Technologies, Inc., a New York Stock Exchange company engaged in designing, manufacturing and marketing health care products, swimming pool products and water-heating systems, prior to its sale in 2006. From October 2004 to December 2005, he served on the Board of Directors of Majesco Entertainment Company, a provider of video game products primarily for the family oriented, mass market consumer. Mr. Cuneo received a Bachelor of Science degree from Alfred University in 1967 and currently serves as the Chairman of the Alfred University Board of Trustees. Mr. Cuneo received a Masters degree in business administration from Harvard Business School in 1973. The Board of Directors believes that Mr. Cuneo’s extensive business and financial background and significant experience as an executive of Marvel Entertainment, an owner and licensor of iconic intellectual property, contributes important expertise to our Board of Directors.

JOHN N. HAUGH

Director Since 2016

Age 55

John N. Haugh has served as a Director and as our President since February 23, 2016. He has also served as our Chief Executive Officer since April 1, 2016. Prior to joining our Company, from July 2011 to February 2016, Mr. Haugh worked for Luxottica Retail North America, a division of Luxottica Group SpA, the leading optical and sunglass wholesaler and retailer in the world, most recently in the role of President of Sun, Luxury and Retail Services. From March 2009 through July 2011, Mr. Haugh was the President and Chief Merchandising Officer for Build-A-Bear Workshop, Inc. Earlier in his career, Mr. Haugh held general management, marketing, sales and operational roles with several companies including Mars, Inc., Payless ShoeSource, Inc., Universal Studios, Inc., Carlson Companies, Inc. and General Mills, Inc. Since 2007, Mr. Haugh has served on the Board of Directors of Aeropostale, Inc. and is currently the chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of Aeropostale’s Board. Aeropostale and each of its subsidiaries filed for bankruptcy in May 2016. Mr. Haugh also serves on the Board of Trustees for the International Council of Shopping Centers. Mr. Haugh obtained a Bachelor of Science degree from the University of Wisconsin-Madison in 1985 and an MBA from the International Institute of Management Development (IMD) in Lausanne, Switzerland in 1991. The Board of Directors believes that Mr. Haugh’s broad executive background, brand building and brand management expertise and experience in corporate strategy, as well as his experience as a director of a public company, make him well qualified to serve on our Board of Directors.

DREW COHEN

Director Since 2004

Age 49

Lead Director

Drew Cohen has served as a member of our Board of Directors since April 2004 and as our Lead Director from August 2015 until April 2016, and again beginning in September 2016. Since 2007 he has been the President of Music Theatre International, which represents the dramatic performing rights of classic properties, such as “West Side Story” and “Fiddler on the Roof,” and licenses over 50,000 performances a year around the world. Before joining Music Theatre International in September 2002, Mr. Cohen was, from July 2001, the Director of Investments for Big Wave NV, an investment management company, and, prior to that, General Manager for GlassNote Records, an independent record company. Mr. Cohen received a Bachelor of Science degree from Tufts University in 1990, his Juris Doctor degree from Fordham Law School in 1993, and a Masters degree in business administration from Harvard Business School in 2001. The Board of Directors believes that Mr. Cohen’s legal and business background, and experience as an executive in an industry heavily involved in the licensing business, make him well suited to serve on our Board of Directors.

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MARK FRIEDMAN

Director Since 2006

Age 53

Mark Friedman has served on our Board of Directors since October 2006. Mr. Friedman has been a Managing Partner at The Retail Tracker, an investment advisory and consulting firm since May 2006. From 1996 to 2006 Mr. Friedman was with Merrill Lynch, serving in various capacities including group head of its U.S. equity research retail team where he specialized in analyzing and evaluating specialty retailers in the apparel, accessory and home goods segments. Prior to joining Merrill Lynch, he specialized in similar areas for Lehman Brothers Inc. and Goldman, Sachs & Co. Mr. Friedman has been ranked on the Institutional Investor All-American Research Team as one of the top-rated sector analysts. He received a Bachelor of Business Administration degree from the University of Michigan in 1986 and a Masters degree in business administration from The Wharton School, University of Pennsylvania in 1990. The Board of Directors believes that Mr. Friedman’s extensive business background and investment banking experience adds key experience and viewpoints to our Board of Directors.

SUE GOVE

Director since 2014

Age 59

Sue Gove has served on our Board of Directors since October 2014. Ms. Gove has been the President of Excelsior Advisors, LLC since May 2014. Ms. Gove had been the President of Golfsmith International Holdings, Inc. from February 2012 through April 2014 and Chief Executive Officer from October 2012 through April 2014. Previously, she was Chief Operating Officer of Golfsmith International Holdings, Inc. from September 2008 through October 2012, Executive Vice President from September 2008 through February 2012 and Chief Financial Officer from March 2009 through July 2012. Ms. Gove previously had been a self-employed consultant from April 2006 until September 2008, serving clients in specialty retail and private equity. Ms. Gove was a consultant for Prentice Capital Management, LP from April 2007 to March 2008. She was a consultant for Alvarez and Marsal Business Consulting, L.L.C. from April 2006 to March 2007. She was Executive Vice President and Chief Operating Officer of Zale Corporation from 2002 to March 2006 and a director of Zale Corporation from 2004 to 2006. She was Executive Vice President, Chief Financial Officer of Zale Corporation from 1998 to 2002 and remained in the position of Chief Financial Officer until 2003. Ms. Gove has been a director of AutoZone, Inc. since 2005, a director of Logitech International since September 2015 and a director of Tailored Brands, Inc. since August 2017. Ms. Gove received a Bachelor of Business Administration degree from the University of Texas at Austin. The Board of Directors believes that Ms. Gove’s financial background and extensive experience in executive management positions with leading retailers adds key insight and knowledge to our Board of Directors.

JAMES A. MARCUM

Director since 2007

Age 58

James A. Marcum has served on our Board of Directors since October 2007. Since January 2016, Mr. Marcum has served as an Operating Partner and Consultant for an affiliate of Apollo Global Management Holdings, LLC. Prior to that, Mr. Marcum served as an Operating Partner and Operating Executive of Tri-Artisan Capital Partners, LLC, a merchant banking firm, positions he held from December 2014 to January 2016. From August 2013 to December 2014, Mr. Marcum served as Chief Executive Officer, President and Director of Heartland Automotive Services, Inc., the nation’s largest franchisee of Jiffy Lubes. From February 2010 through December 31, 2012, Mr. Marcum served as the Chief Executive Officer, President and Director of Central Parking Corporation, a nationwide provider of professional parking management. From September 2008 to January 2010, Mr. Marcum served as Vice Chairman, Acting President and Chief Executive Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics where Mr. Marcum had also served as a member of the Board of Directors since June 2008. Circuit City Stores, Inc. filed for bankruptcy in November 2008. Prior to Circuit City Stores Inc., Mr. Marcum served in several other notable board capacities and senior executive roles including roles as Lead Director, CEO, COO and CFO for a variety of nationwide specialty retailers both public and private. He received a Bachelor of Science degree from Southern Connecticut State University in accounting and economics in 1980. The Board of Directors believes that Mr. Marcum’s contributions to the Board of Directors are well served by his extensive business background and his experience as a corporate executive of national retail establishments.

SANJAY KHOSLA

Director since 2016

Age 66

Sanjay Khosla has served on our Board of Directors since September 2016. Since June 2013, Mr. Khosla has served as a Senior Fellow at Kellogg School of Management, Northwestern University. Since April 2013, Mr. Khosla has served as a Senior Advisor to Boston Consulting Group, a global management consulting firm advising on business strategy. From January 2007 to March 2013, Mr. Khosla was President of Developing Markets of Mondelez International, a global snacking and foods brand company formerly known as Kraft Foods, Inc. Previously, Mr. Khosla was Managing Director of Fonterra Co-operative Group Ltd., a multi-national dairy company based in New Zealand, from 2004 to 2006. Mr. Khosla served in various senior executive capacities at Unilever, Inc., a global consumer products company from 1977 to 2004. Mr. Khosla has been a director of Zoetis Inc. since 2013 and a director of NIIT Ltd. since 2002. From 2008 until June 2015, Mr. Khosla served as a director of Best Buy Inc. Mr. Khosla received a Bachelor of Technology degree, with honors, from the Indian Institute of Technology in electrical engineering in 1973. The Board believes that Mr. Khosla’s deep knowledge of branding and consumer marketing, as well as his extensive executive and director leadership experience, are a great benefit to our Board.

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KRISTEN M. O’HARA

Director since 2016

Age 47

Kristen M. O’Hara has served on our Board since September 2016. Since May 2011, Ms. O’Hara has served as Chief Marketing Officer, Global Media of Time Warner Inc., a media and entertainment company (“Time Warner”). From 2004 to 2011, Ms. O’Hara served as the Senior Vice President and Managing Director, Global Marketing Solutions for Time Warner. From 2002 to 2004, Ms. O’Hara was the Vice President of Corporate Marketing and Sales Strategy for the Time Inc. division of Time Warner. Previously, Ms. O’Hara served in various positions at Young & Rubicam Inc., an advertising firm, from 1993 to 2002. Ms. O’Hara has served as a trustee of the Signature Theatre Company since June 2012 and was formerly a member of the board of directors of the DMA from November 2012 to January 2016. She received a Bachelor of Arts degree from The College of the Holy Cross in English Literature in 1992. The Board believes that Ms. O’Hara’s marketing and advertising experience, and high level of expertise in data, social and digital media, offer critical skills and perspectives to our Board.

KENNETH W. SLUTSKY

Director Since 2016

Age 63

Kenneth W. Slutsky has served on our Board of Directors since November 2016. Since June 2013, Mr. Slutsky has served as Managing Director and a partner at Saybrook Capital and has been an advisory board member there since 2002. Previously, Mr. Slutsky served in various senior leadership positions include Vice Chairman of Candle Corporation, a provider of systems management software from 1990 to 2000 and senior leadership roles at Casey Company and Kern Oil and Refining Company from 1979 to 1991. Additionally, he has been a member of Wedgewood Corporation’s board of directors since January 2012 and the Axia Holding Corp. board since April 2015. Previously, he served on Western Emulsions’ board from January 2012 until the Company was sold in December 2015. Previously, Mr. Slutsky served on an advisory board of Northwest Airlines, the boards of directors of AT Curd Builders and Red Cloud Capital and the board of trustees of The Rand Corporation Center for Middle Eastern Policy. Mr. Slutsky graduated from Bowdoin College, Magna Cum Laude, in 1976 and received a Juris Doctor from Emory University in 1979. The Board believes that Mr. Slutsky’s high level of expertise in business and corporate finance matters is extremely valuable to our Board.

Agreement with Huber

As previously disclosed, on September 26, 2016, the Company entered into an agreement (the “Agreement”) with Huber Capital Management, LLC, a Delaware limited liability company (“HCM”), and Joseph R. Huber (collectively with HCM, “Huber”), which, as of the date of the Agreement, beneficially owned approximately 6,991,079 shares, or 12.45%, of the Company’s outstanding common stock. As disclosed below under “Voting Security Ownership of Certain Beneficial Owners and Management,” pursuant to a Schedule 13G filed on August 29, 2017, Huber beneficially owned 2,889,952 shares, or 5.06% of the Company’s outstanding common stock as of such date. The following is a summary of the material terms of the Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 28, 2016.

Under the terms of the Agreement, the Company agreed that (i) the Board would nominate Mr. Slutsky, an independent director candidate recommended by Huber, on the Company’s slate of directors for election to the Board at the 2016 Annual Meeting of Stockholders held on November 4, 2016 (the “2016 Annual Meeting”), (ii) the Company’s slate of directors for election to the Board at the 2016 Annual Meeting would consist of nine (9) directors and (iii) the Company would recommend and solicit proxies for the election of all such nominees at the 2016 Annual Meeting.

The Agreement further provides that Huber will appear in person or by proxy at each annual or special meeting of stockholders held during the period from the date of the Agreement until the date that is fifteen (15) business days prior to the deadline for submission of stockholder nominations for the Company’s 2017 annual meeting of stockholders (the “Standstill Period”) pursuant to the Company’s Restated and Amended By-Laws and vote all of the Company’s common stock beneficially owned, or deemed beneficially owned, by Huber (i) in favor of the slate of directors nominated by the Board and (ii) against the removal of any member of the Board.

Huber also agreed to certain other customary standstill provisions during the Standstill Period, including, among others, that it will not nominate any person for election at the 2016 Annual Meeting, submit proposals for consideration or otherwise bring any business before the 2016 Annual Meeting, nor engage in certain activities related to “withhold” or similar campaigns with respect to the 2016 Annual Meeting.

Board Independence

Our Board has determined that each of our Directors and Director nominees, other than Messrs. Cuneo and Haugh, is an “independent director” under the Rules of The NASDAQ Stock Market LLC (“NASDAQ”). As more fully described below under “Corporate Governance,” in connection with the August 2015 resignation our former Chairman, President and Chief Executive Officer, Mr. Cuneo was appointed Interim Chief Executive Officer and Chairman of the Board. In connection with his appointment as Interim Chief Executive Officer, Mr. Cuneo resigned from his positions as chair of the Audit Committee and member of the Compensation Committee. Additionally, the Board has appointed Mr. Cohen as Lead Director of our Board. Mr. Cuneo became Executive Chairman of the Board on April 1, 2016, following the Company’s entry into an employment agreement with John Haugh, as the Company’s President effective February 23, 2016 and also as Chief Executive Officer effective April 1, 2016. Mr. Cuneo ceased serving as Executive Chairman on December 31, 2016, and has served as our Chairman of the Board since January 1, 2017.

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Board Attendance at Stockholder Meetings

Members of the Board are encouraged to attend Annual Meetings of Stockholders. A majority of Directors then serving on our Board of Directors attended last year’s Annual Meeting of Stockholders.

Communications with the Board

Our Board, through its Governance/Nominating Committee, has established a process for stockholders to send communications to the Board. Stockholders may communicate with members of the Board individually or as a group by writing to: The Board of Directors of Iconix Brand Group, Inc. c/o Corporate Secretary, 1450 Broadway, New York, NY 10018. Stockholders should identify their communication as being from a stockholder of the Company. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by a stockholder of the Company before transmitting the communication to the Board.

Consideration of Director Nominees by the Board

Stockholders of the Company wishing to recommend director candidates to the Governance/Nominating Committee for election to our Board at next year’s Annual Meeting of Stockholders must submit their recommendations in writing to the Governance/ Nominating Committee, c/o Corporate Secretary, Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018.

The Governance/Nominating Committee will consider nominees recommended by the Company’s stockholders provided that the recommendation contains sufficient information for the Governance/Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications, name, age and business and residence addresses. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Governance/Nominating Committee receive. The recommendations must also state the name and record address of the stockholder who is submitting the recommendation, and the class and number of shares of the Company’s common stock beneficially owned by the stockholder. In addition, the recommendation must include information regarding the recommended candidate relevant to a determination of whether the candidate would be barred from being considered independent under NASDAQ Marketplace Rule 5605(a)(2), or, alternatively, a statement that the recommended candidate would not be so barred. Each nomination is also required to set forth a representation that the stockholder making the nomination is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated; a description of all arrangements and understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by the stockholder; such other information regarding each nominee proposed by such stockholder as would be required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board; and the consent of each nominee to serve as a director of the Company if so elected. A nomination which does not comply with the above requirements or that is not received by the deadline referred to below in “Deadline and Procedures for Submitting Director Nominations” will not be considered.

The qualities and skills sought in prospective members of the Board are determined by the Governance/Nominating Committee. The Governance/Nominating Committee generally requires that director candidates be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the Governance/Nominating Committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to the Company. Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

Deadline and Procedures for Submitting Director Nominations

A stockholder wishing to nominate a candidate for election to our Board at next year’s Annual Meeting of Stockholders is required to give written notice of his or her intention to make such a nomination containing the required information specified above addressed to the Governance/Nominating Committee, c/o Corporate Secretary, Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018. The notice of nomination and other required information must be received by our corporate Secretary in accordance with the dates set forth in the section below entitled “Stockholder Proposals for 2018 Annual Meeting—Director Nominations, Proposal for Action and Other Business Brought Before the Annual Meeting.”

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CORPORATE GOVERNANCE

On August 5, 2015, our former Chief Executive Officer, President and the Chairman of our Board of Directors resigned from such positions as well as from our Board. On August 6, 2015, the Board appointed F. Peter Cuneo, a current director, as Interim Chief Executive Officer and Chairman of the Board of Directors. In connection with his appointment to the Interim Chief Executive Officer position, Mr. Cuneo resigned from his positions as Audit Committee Chairperson and as a member of the Compensation Committee, to ensure that all members of our committees would continue to be independent under the NASDAQ and SEC standards applicable to members of such committees. Sue Gove, a current director, was appointed as the Audit Committee Chairperson and as a member of the Compensation Committee.

In February 2016, the Company entered into an employment agreement with John Haugh to serve as the Company’s Chief Executive Officer effective April 1, 2016 and, as previously noted, Mr. Cuneo transitioned into the Executive Chairman role at such time. The Board believes that having separate Executive Chairman and Chief Executive Officer roles will provide an enhanced governance framework for our Company going forward and we expect that this new leadership structure will promote the long-term success of our Company, both for our employees and for our stockholders.

Additionally, on August 6, 2015, the Board appointed Drew Cohen, a current director, to the then newly-created position of Lead Director, to serve for as long as Mr. Cuneo served as Interim Chief Executive Officer. Mr. Cohen ceased serving as Lead Director once Mr. Cuneo transitioned to the Executive Chairman role in April 2016. However, in an effort to ensure we have a corporate governance structure consistent with best practices, the Board has determined to retain the Lead Director position, and on September 26, 2016, the Board reappointed Mr. Cohen to the Lead Director role. The Lead Director’s primary responsibility is to act as the chief of all directors and manage all Board functions.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, proposed acquisitions and operations, as well as other risks associated with the Company’s business. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements, as well as all of the Company’s benefit plans. The Audit Committee oversees management of financial risks and potential conflicts of interest with related parties. The Governance/Nominating Committee manages risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed by members of management and through committee reports, or otherwise, about such risks.

Corporate Governance Policies

We have adopted a written code of business conduct that applies to our officers, directors and employees, responsive to Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC. In addition, we have established an ethics web site at www.ethicspoint.com. To assist individuals in upholding the code of conduct and to facilitate reporting, we have established an online anonymous and confidential reporting mechanism that is hosted at www.ethicspoint.com, and an anonymous and confidential telephone hotline at 800-963-5864. Copies of our code of business conduct are available, without charge, upon written request directed to our Corporate Secretary at Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018.

Committees of the Board

Our by-laws authorize our Board to appoint one or more committees, each consisting of one or more directors. During 2016, our Board had three standing committees: an Audit Committee, a Governance/Nominating Committee and a Compensation Committee, each of which has adopted written charters which are currently available on our website at www.iconixbrand.com. We are not incorporating any of the information on our website into this Proxy Statement. Each member of the Audit Committee, Governance/Nominating Committee and Compensation Committee is, and is required to be, an “independent director” under the Marketplace Rules of NASDAQ.

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Audit Committee

Our Audit Committee’s responsibilities include:

■	appointing, replacing, overseeing and compensating the work of a firm to serve as the independent registered public accounting firm to audit our financial statements;

■	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results, which includes matters required to be discussed under Rule 3200T of the Public Company Accounting Oversight Board (“PCAOB”);

■	considering the adequacy of our internal accounting controls and audit procedures;

■	approving all related party transactions entered into by the Company;

■	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by the independent registered public accounting firm; and

■	receiving and reviewing written disclosures on independence required by PCAOB Rule 3526.

In 2016, the members of the Audit Committee were Ms. Gove, Messrs. Cohen and Marcum, and, following his election to the Board on November 4, 2016, Mr. Slutsky. As part of the Governance/Nominating Committee’s and the Board’s regular process of reviewing and evaluating the composition and needs of the Board’s committees, in August 2017 Mr. Slutsky rotated off of the Audit Committee and Mr. Friedman joined the Audit Committee. The current members of our Audit Committee are Ms. Gove and Messrs. Cohen, Marcum and Friedman. Ms. Gove continues to serve as the Audit Committee chairperson. In addition to being an “independent director” under the Marketplace Rules of NASDAQ, each member of the Audit Committee is an independent director as that term is defined by applicable SEC rules under the Securities Exchange Act of 1934. Our Board has also determined that Ms. Gove and Mr. Marcum are “Audit Committee Financial Experts,” as that term is defined under applicable SEC rules and NASDAQ Marketplace Rules.

Oversight in Addressing Material Weaknesses in the Company’s Review Controls

The material weaknesses which existed at December 31, 2015, as identified by the Company in its evaluation of the effectiveness of the design and operation of its disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended, herein referred to as the Exchange Act) under the supervision and with the participation of its management, including its President and Chief Executive Officer and Chief Financial Officer were remediated at December 31, 2016. However, management concluded at December 31, 2016, that certain management review controls related to our statement of cash flows and our intangible asset impairment testing were not adequate as the controls in place failed to detect certain material errors. In 2017, additional review procedures are being performed by the Senior Vice President-Finance and the Chief Financial Officer and certain additional control procedures have been adopted to mitigate these material weaknesses. Also, management is implementing additional procedures to address the material weakness identified in the Company’s second quarter 2017 financial close process.

We are in the process of remediating the above weaknesses and testing the operating effectiveness of the new and existing controls. The material weaknesses cannot be considered completely addressed until the applicable additional controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. As a result of the foregoing, the principal executive officer and the principal financial and accounting officer concluded that as of June 30, 2017, certain of the Company’s disclosure controls and procedures, including management review controls related to our statement of cash flows and our intangible asset impairment testing, and financial reporting related to joint venture accounting reconsideration events, were not effective in timely alerting them to material information required to be included in our periodic SEC filings and ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the SEC’s rules and forms.

The Audit Committee, which as noted above consists of independent, non-executive directors, will continue to meet regularly with management, the Director of Internal Audit, and its independent accountants to review accounting, reporting, auditing and internal control matters. The Audit Committee has direct and private access to the Director of Internal Audit and the external auditors, and will continue to meet with each, separately, in executive sessions of the Audit Committee.

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Governance/Nominating Committee

Our Governance/Nominating Committee’s responsibilities include:

■	establishing procedures and criteria for the Director nomination process;

■	assisting the Board in defining and assessing qualifications for Board membership and identifying qualified individuals to serve as Directors;

■	recommending Director nominees for each annual meeting of the stockholders and nominees for election and filling any vacancies on the Board;

■	considering and recommending to the Board corporate governance principles applicable to the Company;

■	overseeing the implementation, amendment and application of all governance policies of the Company and the Board; and

■	leading the Board in its self-evaluation and establishing criteria in such evaluation.

In 2016, the members of our Governance/Nominating Committee were Messrs. Cohen, Friedman and Marcum; our former director, Mr. Barry Emanuel; and, following her appointment to the Board on September 26, 2016, Ms. O’Hara. Mr. Cohen was the chairperson of the Governance/Nominating Committee in 2016. Mr. Emanuel retired from the Board upon completion of his term on November 4, 2016. As part of the Governance/Nominating Committee’s and the Board’s regular process of reviewing and evaluating the composition and needs of the Board’s committees, in August 2017, Mr. Slutsky joined the Governance/Nominating Committee. The current members of our Governance/Nominating Committee are Messrs. Marcum, Cohen and Slutsky and Ms. O’Hara. Mr. Marcum currently serves as the Governance/Nominating Committee chairperson.

Compensation Committee

Our Compensation Committee’s responsibilities include:

■	formulating, evaluating and approving compensation for our executive officers, including the Chief Executive Officer;

■	reviewing, overseeing and approving all compensation programs involving our stock and other equity securities;

■	reviewing and discussing with management the Compensation Discussion and Analysis required under Item 402 of Regulation S-K promulgated by the SEC;

■	assessing the risks associated with our compensation practices, policies and programs;

■	reviewing periodically compensation practices and trends at other companies to evaluate the Company’s executive compensation programs and policies; and

■	assisting the Board in succession planning.

In 2016, the members of the Compensation Committee were Messrs. Friedman and Emanuel; Ms. Gove; and, following his appointment to the Board on September 26, 2016, Mr. Khosla. Mr. Friedman was the chairperson of the Compensation Committee in 2016. As noted above, Mr. Emanuel retired from the Board upon completion of his term on November 4, 2016. As part of the Governance/Nominating Committee’s and the Board’s regular process of reviewing and evaluating the composition and needs of the Board’s Committees, in August 2017, Mr. Slutsky joined the Compensation Committee. The current members of our Compensation Committee are Messrs. Friedman, Khosla and Slutsky and Ms. Gove. Mr. Friedman continues to serve as the Compensation Committee chairperson. Each member of the Compensation Committee is an “independent director” under the Marketplace Rules of NASDAQ.

From time to time, management provides to the Compensation Committee proposals concerning compensation for executive officers. The Committee considers recommendations from our Chief Executive Officer regarding compensation for such executive officers. The Compensation Committee also approves grants of equity awards to employees and other bonus programs.

Under its charter, the Compensation Committee may form and delegate authority to subcommittees or individuals, including, but not limited to, a subcommittee composed of one or more members of the Board or an executive to grant and administer stock, option and other equity awards under the Company’s equity incentive plans.

Meetings of the Board and its Committees during the Year Ended December 31, 2016

The Board held 21 meetings (including six executive sessions with the independent Board members) during the fiscal year ended December 31, 2016 (“FY 2016”), and the Board, along with its committees, also took various actions by unanimous written consent in lieu of meetings. In addition, during FY 2016, the Audit Committee held four meetings, the Governance/Nominating Committee held one meeting and the Compensation Committee held two meetings. During FY 2016, each of the Company’s Directors attended at least seventy-five percent of the aggregate of: (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings of all committees of the Board on which they served. Also, members of the Board and each of the committees met periodically during FY 2016 to address various matters and engaged in various informal meetings, telephonic meetings and correspondence.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% owners are required by certain SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, we believe that during 2016, there was compliance with the filing requirements applicable to our officers, directors and greater than 10% common stockholders, other than a May 2, 2016 Form 4 filing for Mr. Blumberg to report the surrender of shares to the Company in payment of tax liability incident to the vesting of restricted stock, which was inadvertently filed after the deadline.

Director Compensation

The Compensation Committee determined that for each full year of service as a director of our Company during 2016, each non-employee member of the Board of Directors would receive a cash payment of $80,000 payable one half on January 1st and one half on July 1st, and a number of shares of restricted stock with an aggregate value of $100,000 based on the closing price of the first trading day of each new year, with all of such shares vesting in full on July 1st of the year of grant. Directors who are elected to the Board after January 1st receive a cash payment equal to a pro-rata portion of $80,000 and an equity grant equal to a number of shares of restricted stock with an aggregate value representing a pro-rata portion of $100,000, vesting six months from the date of grant. Additionally, each Chairperson of the Audit, Compensation and Governance Committees would receive additional cash payments of $25,000, $20,000 and $15,000, respectively.

In 2016, Mr. Cuneo was compensated for service in the role of Interim Chief Executive Officer through March 31, 2016, per the terms of our initial employment agreement entered into with him in 2015, and as our Executive Chairman from April 1, 2016 to December 31, 2016 per the terms of the former employment agreement described herein. Mr. Cuneo did not receive compensation in respect of his service as a director during the period he was employed by us. In addition, Mr. Cohen was compensated $20,556 as a pro-rata portion of the annual $40,000 Lead Director fee for his service in this role from January 1, 2016 through March 31, 2016 and from September 2016 through December 31, 2016. As of January 1, 2017, Mr. Cuneo currently serves solely as our Chairman of the Board and Mr. Cohen continues to serve as our Lead Director.

The following table sets forth compensation information for 2016 for each person who served as a member of our Board of Directors at any time during 2016 who is not also a current executive officer. An executive officer who serves on our Board of Directors does not receive additional compensation for serving on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
F. Peter Cuneo(3)	—	—	—	—	—	—		—
Drew Cohen(4)	115,556	100,005	—	—	—	—		$215,561
Mark Friedman(5)	100,000	100,005	—	—	—	$41,666	(6)	$241,671
Sue Gove(7)	105,000	100,005	—	—	—	—		$205,005
James A. Marcum	80,000	100,005	—	—	—	—		$180,005
Sanjay Khosla(8)	21,111	26,429	—	—	—	—		$47,540
Kristen M. O’Hara(9)	21,111	26,429	—	—	—	—		$47,540
Kenneth W. Slutsky(10)	12,667	15,854	—	—	—	—		$28,521
Barry Emanuel(11)	80,000	100,005	—	—	—	—		$180,005
(1)	Represents the aggregate grant date fair value. See Note 5 to Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 15, 2017 (the “Form 10-K”) for a discussion for the relevant assumptions used in calculating grant date fair value.
(2)	In 2016, there were no outstanding options at fiscal year end for directors.
(3)	Mr. Cuneo served as our Interim Chief Executive Officer until March 31, 2016 and as our Executive Chairman from April 1, 2016 until December 31, 2016, and did not earn any compensation for his service as a director during such time. See “Summary Compensation Table” and “Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements, Former Employment Agreements and Executive Severance Plan Participation Agreements” herein for a description of Mr. Cuneo’s employment agreements and details regarding his compensation as Interim Chief Executive Officer and Executive Chairman, respectively.

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(4)	Fees earned or paid in cash to Mr. Cohen include (i) $80,000 attributable to annual cash director fees; (ii) $20,556 attributable to pro-rata portion of Lead Director fee; and (iii) $15,000 attributable to annual Nominating and Governance Committee chairman fee.
(5)	Fees earned or paid in cash to Mr. Friedman include (i) $80,000 attributable to annual cash director fees and (ii) $20,000 attributable to annual Compensation Committee chairman fee.
(6)	Represents pro-rata portion of $100,000 in annual fees in connection with a consulting arrangement entered into by the Company with Mr. Friedman, relating to the provision by Mr. Friedman of investor relations services. Such arrangement was terminated on May 3, 2016.
(7)	Fees earned or paid in cash to Ms. Gove include (i) $80,000 attributable to annual cash director fees and (ii) $25,000 attributable to annual Audit Committee chairperson fee.
(8)	Fees earned or paid in cash represent the pro-rata portion of $80,000 attributable to annual cash director fees and stock award amount represents the pro-rata portion of restricted stock with a value of $100,000 on the date of grant, based on Mr. Khosla’s date of election to the Board of September 26, 2016.
(9)	Fees earned or paid in cash represent the pro-rata portion of $80,000 attributable to annual cash director fees and stock award amount represents the pro-rata portion of restricted stock with a value of $100,000 on the date of grant, based on Ms. O’Hara’s date of election to the Board of September 26, 2016.
(10)	Fees earned or paid in cash represent the pro-rata portion of $80,000 attributable to annual cash director fees and stock award amount represents the pro-rata portion of restricted stock with a value of $100,000 on the date of grant, based on Mr. Slutsky’s date of election to the Board of November 4, 2016.
(11)	Mr. Emanuel served on our Board beginning in 1993 and retired from the Board upon completion of the term in November 2016.

Director Compensation for 2017

Following its annual review of director compensation, the Compensation Committee determined to it would not alter cash fees, but would increase equity awards by an amount equal to a number of shares with an aggregate value of $20,000 on the date of grant. Therefore, for each full year of service as a director of our company during 2017, each non-employee member of the Board of Directors will receive a cash payment of $80,000 payable one half on January 1st and one half on July 1st, and a number of shares of restricted stock with an aggregate value of $120,000 based on the closing price of the first trading day of each new year, with such shares vesting in full on July 1st of the year of grant. To reflect best practices, the Amended and Restated 2016 Omnibus Incentive Plan, for which we are requesting stockholder approval in this proxy statement, provides for mandatory one-year minimum vesting periods for awards made to both employees and directors, subject to limited exceptions, as more fully described below under “Proposal V – Approval of the Amended and Restated 2016 Omnibus Incentive Plan” on page 53. Additionally, each Chairperson of the Audit, Compensation and Governance Committees will continue to receive additional cash payments of $25,000, $20,000 and $15,000, respectively.

In addition to the fees noted above, Mr. Cuneo will receive $60,000 in annual cash fees for his service as Chairman and Mr. Cohen will receive $40,000 in annual cash fees for his service as Lead Director.

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EXECUTIVE OFFICERS

Our Board appoints the officers of the Company on an annual basis to serve until their successors are duly elected and qualified, unless earlier removed by the Board. No family relationships exist among any of our officers or directors.

Our executive officers, their positions with us and certain other information with respect to these officers, as of the Record Date, are set forth below:

Name	Age	Position
John Haugh	55	Director, President and Chief Executive Officer
David Jones	48	Executive Vice President and Chief Financial Officer
Jason Schaefer	42	Executive Vice President and General Counsel

JOHN N. HAUGH

Director, President and Chief Executive Officer since 2016

Age 55

John N. Haugh has served as a Director and as our President since joining our Company on February 23, 2016. He has also served as our Chief Executive Officer since April 1, 2016. Prior to joining our Company, from July 2011 to February 2016, Mr. Haugh worked for Luxottica Retail North America, a division of Luxottica Group SpA, the leading optical and sunglass wholesaler and retailer in the world, most recently in the role of President of Sun, Luxury and Retail Services. From March 2009 through July 2011, Mr. Haugh was the President and Chief Merchandising Officer for Build-A-Bear Workshop, Inc. Earlier in his career, Mr. Haugh held general management, marketing, sales and operational roles with several companies including Mars, Inc., Payless ShoeSource, Inc., Universal Studios, Inc., Carlson Companies, Inc. and General Mills, Inc. Since 2007, Mr. Haugh has served on the Board of Directors of Aeropostale, Inc. and is currently the chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of Aeropostale’s Board. Aeropostale and each of its subsidiaries filed for bankruptcy in May 2016. Mr. Haugh also serves on the Board of Trustees for the International Council of Shopping Centers. Mr. Haugh obtained a Bachelor of Science degree from the University of Wisconsin-Madison in 1985 and an MBA from the International Institute of Management Development (IMD) in Lausanne, Switzerland in 1991. The Board of Directors believes that Mr. Haugh’s broad executive background, brand building and brand management expertise and experience in corporate strategy, as well as his experience as a director of a public company, make him well qualified to serve on our Board of Directors.

DAVID K. JONES

Executive Vice President and Chief Financial Officer since 2015

Age 48

David K. Jones has served as our Executive Vice President and Chief Financial Officer since July 2015. Prior to joining our Company, Mr. Jones served as Executive Vice President and Chief Financial Officer of Penske Automotive Group, Inc. from May 2011 to June 2015. Previously, Mr. Jones served in various capacities for Penske Automotive Group, Inc., including as Vice President—Financial Compliance and Controls from April 2006 to May 2011 and Director of Financial Reporting from 2003 to April 2006. Prior to joining Penske, Mr. Jones was a Senior Manager at Andersen LLP, an accounting and financial advisory services firm, which he joined in 1991. Mr. Jones received a Bachelor of Arts degree in Accounting from Seton Hall University in 1991.

JASON SCHAEFER

Executive Vice President and General Counsel since 2013

Age 42

Jason Schaefer has served as our Executive Vice President and General Counsel since joining our company in September 2013. From May 2008 until September 2013, Mr. Schaefer served as General Counsel of Pegasus Capital Advisors, L.P., a private equity fund. From March 2006 to May 2008, he advised on merger and acquisition transactions in both the private and public space at Akin Gump Strauss Hauer and Feld LLP. Prior to that time, Mr. Schaefer was an associate in the corporate group of Paul Weiss Rifkind Wharton and Garrison LLP, an international law firm. Mr. Schaefer received his Juris Doctor, cum laude, from Brooklyn Law School in 2001 and a Bachelor of Arts degree in political science from the University at Buffalo in 1996.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In 2015 and 2016, our Board of Directors placed a priority on holistically reviewing our compensation and governance practices. The goal of that review was to establish policies that provide appropriate compensation to attract and retain strong leadership, while ensuring the overall compensation program was aligned with both the Company’s performance and stockholders’ best interests. As a result of this review, the Company redesigned its compensation programs and made numerous other governance and compensation changes in 2015, 2016 and to date in 2017. Many of these changes are directly responsive to feedback previously received from our investors, and also incorporate generally accepted market practices, as evaluated by our compensation consultant.

Executive Summary of Recent Governance and Compensation Changes

Based on discussions with our stockholders to identify their concerns, in 2015 and 2016, the Compensation Committee made important changes to our governance and compensation practices as highlighted below, and, as further discussed throughout this Compensation Discussion and Analysis.

Concerns Expressed by Investors:	Recent Compensation Committee Action:
Long- and Short-Term Pay Practices	We adopted programs to differentiate between long and short term performance metrics to align pay more closely with long term and short term goals, increase the difficulty of performance measures for payouts and eliminated guaranteed salary raises, discretionary bonuses and catch-up provisions for performance periods.
Peer Group Benchmarking	We have established a compensation peer group against which we benchmarked compensation levels in each of 2015 and 2016 for purposes of setting total direct compensation opportunities for our named executive officers in 2016 and 2017, respectively. Our new Chief Executive Officer’s annual direct compensation was targeted at the median of the compensation peer group.
Incentive Compensation Design

In 2016, we implemented a new annual, performance-based, long-term incentive program (the “LTIP”) which provides for equity grants based on the achievement of specified financial goals for certain key employees, including our named executive officers.

Specifically, the LTIP consists of:

■

restricted share unit (“RSU”) awards, which vest in three equal installments annually over a three-year period, and

■

long-term performance share unit (“PSU”) awards, which, other than with respect to Mr. Haugh’s 2016 LTIP PSU grant (which is described below), cliff vest after three years based on adjusted operating income performance targets established by the Compensation Committee.

The LTIP eliminates the “catch-up” feature previously used in our PSU awards, as well as our prior practice of making an annual payout of earned PSUs. Instead, the LTIP generally requires that the grantee remain subject to continued employment for the entirety of the performance period (thereby ensuring that the ultimate value of the PSU award remains “at risk” and subject to stock price performance for the duration of the performance period).

In furtherance of its previously disclosed commitment to do so, beginning in 2016 the Compensation Committee eliminated the historical practice of determining annual cash bonuses on a solely discretionary basis. See page 23 for more information.

Vesting on a Change in Control	In 2015, we amended the Amended and Restated 2009 Equity Incentive Plan (the “2009 Plan”) to require “double-trigger” change in control vesting on all equity awards granted after October 20, 2015 (prior to such date, such awards were subject to “single-trigger” vesting). In 2016, our stockholders approved the 2016 Omnibus Incentive Plan to replace the 2009 Plan, and retained the “double-trigger” requirement. Accordingly, all LTIP awards granted in 2016 and 2017 are subject to double-trigger vesting. See page 28 for more information.

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Concerns Expressed by Investors:	Recent Compensation Committee Action:
Anti-Pledging Policy	We have adopted an anti-pledging policy under which directors and executive officers are prohibited from pledging shares.

We recognized that as of October 20, 2015 (the date of adoption of the anti-pledging policy), 300,668 shares held by directors and executive officers were subject to outstanding pledges. As of September 5, 2017, the number of shares subject to outstanding pledges has declined to 200,838. No future pledges are permitted and the pledged shares are excluded for purposes of determining compliance with stock ownership requirements under the stock ownership policy described below on page 27.
Stock Ownership Policy	We adopted a rigorous stock ownership policy under which our current named executive officers and directors must own a minimum specified multiple of their base salary or annual cash retainer. In 2017, we amended the policy to cover all direct reports to the Chief Executive Officer, in an effort to better align the interests of senior management and, to be consistent with market practice, to include RSUs, net of taxes at a 40% rate, in the definition of owned shares. For the Chief Executive Officer, the multiple is six (6) times base salary; for the other named executive officers and direct reports to the Chief Executive Officer, the multiple is three (3) times base salary; and for non-employee directors the multiple is five (5) times the annual cash retainer. PSUs and unexercised stock options do not count toward the definition of owned shares, nor do shares subject to outstanding pledges. Named executive officers and non-employee directors who are not in compliance with the stock ownership guidelines are subject to share retention requirements. See page 27 for more information.
Executive Severance Plan	We adopted an executive severance plan that provides for certain severance benefits in the event of a “qualifying termination” for eligible employees. Eligible employees include executive vice presidents or those employees with an equivalent title, who report directly to the Chief Executive Officer and enter into a participation agreement to the plan with the Company. The participation agreements require that participants comply with certain restrictive covenants for a specified period in order to receive severance benefits and also supersede and replace prior employment agreements entered into with eligible employees. The plan has allowed us to standardize severance terms, eliminate the need for individualized executive employment agreements and better align the interests of our management team. Our Chief Executive Officer is not subject to the executive severance plan and our employment agreement with him remains in effect. See page 32 for more information.

Introduction

The purpose of this Compensation Discussion and Analysis is to provide the information necessary for understanding the compensation philosophy, policies and decisions that are material to the compensation of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (we refer to these officers as our “named executive officers”) during 2016.

This Compensation Discussion and Analysis will place in context the information regarding our 2016 named executive officers contained in the tables and accompanying narratives that follow this discussion.

In 2016, our named executive officers were:

John N. Haugh	President, Chief Executive Officer and Director
F. Peter Cuneo(1)	Chairman of the Board (Former Executive Chairman; former Interim Chief Executive Officer and Director; Director since 2006)
David K. Jones	Executive Vice President and Chief Financial Officer
Jason Schaefer	Executive Vice President, General Counsel and Secretary
David Blumberg(2)	Former Executive Vice President and Chief Strategy Officer (Former Interim Chief Financial Officer)
(1)	Mr. Cuneo is not an employee, but currently serves as Chairman of the Board. He served at the Company in an executive capacity from August 2015 to December 2016 and has been a Director since 2006.
(2)	Mr. Blumberg, our former Executive Vice President and Chief Strategy Officer, was a named executive officer who served during most of 2016, and is no longer an employee of the Company.

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Objectives of our Executive Compensation Program

The Company’s goals for its executive compensation program are to:

■	Attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets.

■	Align pay with performance as well as with the long-term interests of stockholders by linking payouts to pre-determined performance measures that promote long-term stockholder value.

■	Promote stability in the executive team and establish continuity of the service of named executive officers, so that they will contribute to, and be a part of, the Company’s long-term success.

Key Features of Our Executive Compensation Program

Following is a summary of the key features of our compensation program, which demonstrates how each feature furthers the overall goals of our compensation philosophy.

What we do	What we don’t do
Pay for Performance. Our 2016 annual bonus program was based on pre-established financial goals. We have adopted the 2016 LTIP, which provides for grants that are tied to our long-term business goals. Because these PSUs are generally earned only at the end of the three-year performance period, they remain “at risk” (over the term) based on performance metrics.	No Gross-Ups on Compensation. We do not have any provisions requiring the Company to gross-up salary or bonus compensation to cover taxes owed by our executives.

Clawback Policy. We have adopted a clawback policy that applies if there is a restatement of our financial statements that is required, within the previous three years, to correct accounting errors due to material non-compliance with any financial reporting requirements under the federal securities laws. This applies to equity as well as cash payments that were paid based on performance metrics. As further described herein, during 2016, we clawed back equity and cash payments from former executives pursuant to the policy.	No Excess Perquisites and Limited Retirement Benefits. We have a 401k program and have never had a defined benefit plan. We do not maintain any supplemental executive retirement plans or other pension benefits.

Anti-Pledging Policy. We have adopted a policy that prohibits directors and executive officers from pledging any additional shares of the Company’s common stock following October 20, 2015.	No option repricing or exchanges without stockholder approval. We have not engaged in the activities below and they are prohibited by our 2016 Plan:
■  Repricing options; and
■ Buying out underwater options for cash.

Stock Ownership Guidelines. The Company has adopted stock ownership guidelines for its directors, named executive officers and all other direct reports to the Chief Executive Officer to provide for ownership maintenance of the Company’s equity. To be consistent with market practice, the Compensation Committee recently amended the guidelines to allow for unvested restricted stock, net of shares to cover taxes at a 40% assumed tax rate, to count toward ownership levels.	No dividends or dividend equivalents on unvested awards. We do not pay dividends or dividend equivalents on unvested shares of restricted stock or unearned PSU awards.

Anti-Hedging Policy. We have a policy prohibiting directors and named executive officers from engaging in hedging transactions, which include puts, calls and other derivative securities, with respect to the Company’s equity securities.	No “catch-up” feature on PSU awards. We have eliminated the “catch up” feature on PSU awards under the LTIP and the special one-time, performance-based incentive plan.

“Double Trigger” Change in Control Provision. Our 2016 Plan and its predecessor plan provide for “double trigger” change in control provisions.

Independence of our Compensation Committee and Advisor. The Compensation Committee, which is comprised solely of independent directors, utilizes the services of FW Cook, as its independent, third party compensation consultant. FW Cook reports to the Compensation Committee, does not perform any other services for the Company, and has no economic or other ties to the Company or the management team that could compromise its independence or objectivity.

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Elements of Compensation

To accomplish our compensation objectives, our compensation program for 2016 principally consisted of equity compensation granted pursuant to the 2016 LTIP, which is the Company’s new plan for annual, performance-based, long-term incentive compensation described above, base salaries and cash bonus awards made pursuant to the 2016 Annual Incentive Plan (“AIP”), which is the Company’s new plan for annual, performance-based cash bonuses. These elements were designed to provide a competitive mix of compensation that balanced retention and performance in a simple and straightforward manner. The compensation program was designed to ensure that the named executive officers’ annual target total direct compensation was tied to the Company’s long-term and short-term performance. The Company provides certain limited perquisites to its named executive officers. The Company has no supplemental retirement plan. As reflected in the Summary Compensation Table, the pay mix of our Chief Executive Officer (excluding the Make-Whole Cash Award) and the other Named Executive Officers (as an average) was as follows:

CEO PAY MIX	AVERAGE NEO PAY MIX

Base Salary	Base salary represents amounts paid during the fiscal year to named executive officers as direct, fixed compensation under their former employment agreements and currently under their respective Participation Agreements executed in connection with their participation in the Executive Severance Plan (other than in the case of Mr. Haugh, whose employment agreement continues to be in effect), for their services to us. Base salaries are used to compensate each named executive officer for day-to-day operations during the year, and to encourage them to perform at their highest levels. We also use our base salary as an incentive to attract top quality executives and other management employees. Moreover, base salary and increases to base salary are intended to recognize the overall experience, position within our Company and expected contributions of each named executive officer to us. None of our named executive officers is eligible for an automatic base salary increase and no named executive officer received a salary increase for 2017.
Annual cash bonuses (short-term incentives)	We award bonuses to promote the achievement of our short-term, targeted business objectives by providing competitive incentive reward opportunities to our executive officers who can significantly impact our performance towards those objectives. Further, a competitive bonus program enhances our ability to attract, develop and motivate individuals as members of a talented management team. Following its previously disclosed commitment to do so, the Compensation Committee eliminated the historical practice of determining annual cash bonuses on a solely discretionary basis in 2016. Beginning in 2016, cash bonus awards are made pursuant to the Company’s 2016 AIP, which requires the achievement of measurable, pre-determined goals in order to be eligible for performance-based cash bonuses as more fully described below.
Equity-based compensation (long-term incentives)

Beginning in 2016, annual equity awards were made in the form of RSUs and a target amount of PSUs granted pursuant to the terms of a long-term incentive compensation plan. These grants are designed to compensate our named executive officers for their expected ongoing contributions to our long-term performance.

RSUs

■

Generally, the RSUs under the LTIP vest in equal installments annually following the date of grant, or a period determined by the Compensation Committee, typically beginning on the first anniversary of the date of grant.

PSUs

■

PSUs vest upon the Company’s achievement of pre-determined adjusted operating income performance targets at the end of a three-year performance period, or a period determined by the Compensation Committee.

Perquisites and other personal benefits	During 2016, our named executive officers received a limited amount of perquisites and other personal benefits that we paid on their behalf. These consisted of relocation expenses totaling $274,055 for Mr. Haugh and car allowances totaling $36,000 in the aggregate for Mr. Jones and Mr. Schaefer.
Special Retention Awards	In January 2016, to stabilize, incentivize and retain key employees during a critical time in our business, one-time cash and equity retention awards were made to employees, including named executive officers, pursuant to a retention plan previously disclosed in the Company’s Current Report on Form 8-K filed on January 13, 2016. See “2016 Retention Plan” on page 22.

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Post-termination compensation	We had previously entered into employment agreements with each of our named executive officers, which were replaced by participation agreements to our Executive Severance Plan (as described herein) in 2017, other than for Mr. Haugh, whose employment agreement continues to be in effect. Each of Mr. Haugh’s employment agreement and the participation agreements related to the Executive Severance Plan provide for, and the former employment agreements provided for, certain payments and other benefits if the executive’s employment terminated under certain circumstances, including, in the event of a “change in control”. As noted above, we amended our Plan to implement “double trigger” change in control provisions with respect to equity grants. These provisions provide that, upon a change in control, as defined in the Plan, in the event that a successor company assumes or substitutes awards under the Plan, unvested equity awards do not accelerate unless, within 24 months following such change in control or such shorter period as determined by the Committee, the Plan participant is terminated without cause or leaves for good reason. However, if a successor company in the change in control does not assume or substitute awards under the Plan, then all outstanding awards would immediately vest. See “Employment Agreements, Former Employment Agreements and Executive Severance Plan Participation Agreements” on page 32 and “Potential Payments Upon Termination or Change in Control” on page 42 for a description of the severance and change in control benefits pursuant to Mr. Haugh’s employment agreement, the prior employment agreements and the executive severance plan participation agreements.

Results of 2016 Say on Pay Vote

At our 2016 Annual Meeting of Stockholders, we held our annual stockholder advisory vote on executive compensation, or say-on-pay vote, with respect to 2015 compensation actions; 76.7% of the votes cast were in favor of the say-on-pay proposal.

As discussed earlier, we implemented significant revisions to our compensation structure and design in 2016 that are directly responsive to investor feedback, better aligned with market best practices and support our business strategy. It is our expectation that these changes will effectively motivate our executive officers to achieve our short- and long-term business objectives and to create sustainable stockholder value over the long-term. Our Board and Compensation Committee will continue to review our compensation policies and programs and consider additional changes, where appropriate.

To ensure that we have reviewed our compensation practices and redesigned policies with our investors, and to respond to questions and receive direct feedback on our compensation structure as we undertake compensation planning for 2018, our Compensation Committee chairperson, along with members of our investor relations and management teams, has engaged (and is continuing to engage) in meetings and outreach with many of our largest stockholders in 2017.

Roles of the Board and Compensation Committee in Compensation Decisions

Compensation of our named executive officers has been determined by the Board of Directors pursuant to recommendations made by the former Interim Chief Executive Officer, the Chief Executive Officer and the Compensation Committee. The Compensation Committee is responsible for, among other things, reviewing and making recommendations as to the compensation of our executive officers; administering our equity incentive and stock option plans; reviewing and making recommendations to the Board of Directors with respect to incentive compensation and equity incentive plans; and setting our Chief Executive Officer’s compensation based on the achievement of corporate objectives.

Effective October 2015, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent, third-party compensation consultant for advice and assistance on executive compensation matters. The Compensation Committee has assessed the independence of FW Cook pursuant to the NASDAQ listing standards and SEC rules and is not aware of any conflict of interest that would prevent FW Cook from providing independent advice to the Committee concerning executive compensation matters.

Compensation Peer Group for Benchmarking Compensation (the “Compensation Benchmarking Peer Group”)

FW Cook assisted the Compensation Committee in identifying public companies against which the Company competes for executive talent – the “Compensation Benchmarking Peer Group”.

As a result of Iconix’s unique business model, in which a large portion of our profits are generated through licensing of our brands rather than direct retail sales, Iconix has very few similarly-sized public company competitors. Accordingly, developing the Peer Group required a careful balancing of “typical” peer group criteria such as market capitalization and revenue, as well as business model-specific criteria such as licensing revenue, profitability and operating margin. Based on the foregoing considerations and viewed holistically, the 2016 Peer Group is generally comprised of companies in our industry and reflects a portfolio of characteristics relevant to Iconix’s business operations.

In October 2015, the Compensation Committee approved the following Compensation Benchmarking Peer Group:

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■ Cherokee Inc.	■ Meredith Corp.	■ Steve Madden
■ Choice Hotels	■ Movado Group, Inc.	■ Tumi Holdings Inc.
■ Deckers Outdoor Corporation	■ Oxford Industries, Inc.	■ Vera Bradley, Inc.
■ Fossil Inc.	■ Perry Ellis Inc.	■ Vince Holding
■ G-III Apparel Group Ltd.	■ Sequential Brands Inc.	■ Wolverine World Wide, Inc.
■ Kate Spade & Co.	■ Sotheby’s

The Compensation Benchmarking Peer Group was used for benchmarking the 2016 total direct compensation opportunity of our executive officers. However, when setting target compensation levels, in addition to Peer Group data, the Committee also used general industry survey data as an additional reference frame for general market trends.

In November 2016, the Compensation Committee reviewed the Compensation Benchmarking Peer Group that would be used for evaluating 2017 target compensation levels and updated it to remove Sotheby’s (no longer perceived as a strong talent competitor) and Tumi Holdings (which was acquired), and added Francesca’s Holdings (operates in the same talent market as Iconix).

Our Named Executive Officers’ Compensation for 2016

Board and Management Updates

Mr. Haugh’s Roles as President and Chief Executive Officer, and Director

On February 18, 2016, we entered into an employment agreement with Mr. Haugh that provides for his employment as our President, as of February 23, 2016, and as our President and Chief Executive Officer, as of April 1, 2016. Mr. Haugh was also appointed a Director of our Company on February 23, 2016, but does not receive any additional compensation for this role. The terms of Mr. Haugh’s employment agreement are described below under “Narrative Disclosures to Summary Compensation Table – Employment Agreements, Former Employment Agreements and Executive Severance Plan Participation Agreements” on page 32.

In negotiating Mr. Haugh’s agreement, the Compensation Committee believed that Mr. Haugh’s extensive experience in executive positions at several leading consumer products companies, history of business leadership and experience as a director on a public company board made him well-qualified for the position, and determined that his compensation package was commensurate with his experience. In addition, the Compensation Committee sought input and advice from FW Cook on benchmarking of Mr. Haugh’s compensation package against other chief executive officers at companies in our Compensation Benchmarking Peer Group, as well as designing the overall compensation package to be both performance-based and retentive. Mr. Haugh’s annual total direct compensation was targeted at the 50th percentile of the Compensation Benchmarking Peer Group, and approximately 75% was structured to be variable, at-risk compensation. The Compensation Committee believes that Mr. Haugh’s compensation package provides him with appropriate compensation as well as long-term incentives that align his interests with those of our stockholders.

2016 CEO COMPENSATION ($000)

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Mr. Cuneo’s Former Roles as Interim Chief Executive Officer and Executive Chairman; Current Role as Chairman of the Board

On September 8, 2015, we entered into an employment agreement with Mr. Cuneo that provided for his employment as our Interim Chief Executive Officer, as of August 6, 2015. Mr. Cuneo’s employment agreement was terminated upon our appointment of John Haugh as Chief Executive Officer, and no severance was paid in connection with such termination.

At the time of Mr. Cuneo’s appointment, the Compensation Committee believed that Mr. Cuneo was uniquely situated to serve as our Interim Chief Executive Officer as a result of his previous executive experience and his tenure on the Company’s Board. Additionally, the Board and the Compensation Committee believed that they needed to respond quickly in filling the role of Interim Chief Executive Officer, and Mr. Cuneo was willing to devote his full time to the Company and step into the role immediately on a full time basis, in spite of his other business ventures and responsibilities. Based on these factors, the Compensation Committee believed that Mr. Cuneo’s compensation package was appropriate and provided adequate incentive for Mr. Cuneo to fulfill the obligations set forth by the Board.

On April 28, 2016, we entered into an employment agreement with Mr. Cuneo that provided for his employment as our Executive Chairman, from April 1, 2016 until December 31, 2016. The material terms of Mr. Cuneo’s former employment agreements are described below under “Narrative Disclosures to Summary Compensation Table – Employment Agreements, Former Employment Agreements and Executive Severance Plan Participation Agreements” on page 32. As of January 1, 2017, Mr. Cuneo serves as our Chairman of the Board.

Base Salaries

Historically, the base salaries of our named executive officers were determined based on the Compensation Committee’s assessment of competitive base salary levels and consistent with the relevant executive’s position, skill set, experience and length of service with the Company. Base salaries were set forth in the named executive officer’s employment agreement. Other than for Mr. Haugh, whose employment agreement remains in effect, base salaries are now set forth in the Executive Severance Plan participation agreements of our named executive officers. Base salaries are benchmarked annually by the Compensation Committee, with the assistance of FW Cook, in light of market practices and changes in responsibilities. For more information on base salaries, please see “Summary Compensation Table” on page 30.

2016 Retention Plan

As previously announced in Form 8-K filed with the SEC on January 13, 2016, in 2016 the Company established a special one-time, performance-based retention plan consisting of cash and equity awards for employees, including all named executive officers other than Messrs. Haugh and Cuneo. The purpose of the special retention plan was to stabilize, incentivize and retain key employees at a critical time in our business and while we were in the recruiting process for a new chief executive officer. The cash retention awards were paid in four equal installments following each quarter of 2016 only if the named executive officer was employed by the Company on the date the payment was payable. The final quarterly installment payments of such cash retention awards were made in December 2016. Such PSUs cliff vest in three years based on total shareholder return (“TSR”) as measured against the 2016 Compensation Benchmarking Peer Group listed above. The one-time 2016 Retention Plan awards to Messrs. Jones, Schaefer and Blumberg are as follows:

Named Executive Officer	Cash Retention Award	PSUs
David K. Jones	$350,000	155,000
Jason Schaefer	$200,000	120,000
David Blumberg	$200,000	155,000

The vesting schedule for the PSUs awarded pursuant to the 2016 Retention Plan is as follows:

These awards are also subject to the “double trigger” change in control provisions contained in the 2016 Retention Plan. Our separation agreement with Mr. Blumberg provided for him to receive up to 33% of the 155,000 PSUs granted to him, subject to achievement of the pre-determined performance criteria as of the date his employment with the Company ended, and subject to his delivery to the Company of certain previously awarded in shares as part of a “claw back” (or recoupment) in connection with restatements of historical financial statements by the Company. Mr. Blumberg received 51,150 of such PSUs.

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2016 Annual Incentive Plan

In furtherance of its commitment to eliminate the historical practice of determining annual cash bonuses for executives on a solely discretionary basis, in July 2016 the Compensation Committee established 2016 AIP targets for cash bonuses to employees, including named executive officers other than Mr. Haugh. These targets were established as a percentage of base salary and, for the named executive officers other than Mr. Haugh, were based on the achievement of performance goals weighted as follows:

With respect to the revenue and non-GAAP net income performance metrics, the following goals were established by the Compensation Committee and adjusted by the Compensation Committee pursuant to the 2016 Omnibus Incentive Plan:(1)

REVENUE PERFORMANCE METRICS

% of Target	Achievement Level ($M)	Payout %
Less than 85%	Less than $331.884 Million	0%
85%	$331.884 Million	50%
90%	$351.407 Million	67.5%
95%	$370.929 Million	83.3%
100%	$390.452 Million	100%
105%	$409.975 Million	113.3%
110%	$429.497 Million	166.6%
115%	$449.020 Million	200%
ACTUAL ACHIEVEMENT	$368.5 Million	81.2%

NON-GAAP NET INCOME PERFORMANCE METRICS

% of Target	Achievement Level ($M)	Payout %
Less than 80%	$52.397 Million	0%
80%	$52.397 Million	50%
85%	$55.672 Million	62.5%
90%	$58.946 Million	75.0%
95%	$62.221 Million	87.5%
100%	$65.496 Million	100%
105%	$68.771 Million	125%
110%	$72.046 Million	150%
115%	$75.320 Million	175%
120%	$78.595 Million	200%
ACTUAL ACHIEVEMENT	$63.871 Million	93.8%

(1)	Our 2016 Omnibus Incentive Plan provides for adjustment upon the occurrence of one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual, infrequently occurring, or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. Unless otherwise determined by the Compensation Committee, the Compensation Committee shall not make an adjustment to an award intended to qualify as “performance-based compensation” under Section 162(m) in a manner that would cause the award not to so qualify.

Because Mr. Haugh joined the Company after commencement of the 2016 performance period, Mr. Haugh’s 2016 performance goals were specified in his employment agreement, as described below under “Narrative Disclosures to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements, Former Employment Agreements and Executive Severance Plan Participation Agreements” on page 32. Mr. Haugh received his target bonus of $1,000,000 for 2016 performance based on the achievement of positive non-GAAP net income, as determined by the Compensation Committee.

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Under the AIP, the base salaries and target/maximum percentage payouts in effect for each of the named executive officers for 2016 were as follows:

Named Executive Officer	Base Salary	Target	Maximum
David K. Jones	$620,000	100%	200%
Jason Schaefer	$500,000	100%	200%
David Blumberg	$600,000	65%	130%

For 2016 only, Mr. Jones’s and Mr. Schaefer’s respective targets were 100% of base salary, as described in their respective employment agreements summarized below under “Narrative Disclosures to Summary Compensation Table and Grants of Plan-Based Awards Table - Employment Agreements, Former Employment Agreements and Executive Severance Plan Participation Agreements” on page 32. For 2017, such targets have been adjusted to 65% of base salary, with a maximum of 130% of base salary, for each of Mr. Jones and Mr. Schaefer.

On March 7, 2017, after taking into account the Company’s financial performance as described above and each executive’s individual performance, the Compensation Committee confirmed the following specific 2016 AIP payments to named executive officers:

Named Executive Officer	2016 AIP Payment
David K. Jones	$523,125
Jason Schaefer	$484,375
David Blumberg*	$0

*	Mr. Blumberg ceased to be an executive officer of the Company in December 2016 and, therefore, forfeited his 2016 AIP award.

2016 Long-Term Incentive Plan

In 2016, the Company granted performance-based equity awards and long-term equity awards to named executive officers and other key employees, which include PSUs that vest based on the Company’s achievement of adjusted operating income targets for the performance period (January 1, 2016 through December 31, 2018). The specific performance-based equity awards made to named executive officers under the 2016 LTIP are as follows:

Named Executive Officer	Grant Date	2016 PSUs
John N. Haugh	February 23, 2016	196,850
David K. Jones	March 31, 2016	67,083
Jason Schaefer	March 31, 2016	54,099
David Blumberg	March 31, 2016	64,919

For a description of the terms of the 2016 PSUs, please see below “2016 PSUs” on page 25.

The specific long-term equity awards made to named executive officers under the 2016 LTIP were as follows:

Named Executive Officer	Grant Date	RSUs
John N. Haugh	March 31, 2016	62,112
David K. Jones	March 31, 2016	33,041
Jason Schaefer	March 31, 2016	26,646
David Blumberg	March 31, 2016	31,975

One-third of the RSUs vest on each of March 31, 2017, 2018 and 2019. Of these RSUs, 11,014 RSUs vested on March 31, 2017 for Mr. Jones and 8,882 RSUs vested on March 31, 2017 for Mr. Schaefer. Mr. Blumberg ceased being an executive officer in December 2016 and forfeited his RSUs pursuant to the 2016 LTIP grant. In accordance with the terms of his employment agreement, on March 31, 2016, Mr. Haugh received 62,112 RSUs, of which 20,704 RSUs vested on February 22, 2017, and the remaining 41,408 RSUs vest as to 20,704 on each of February 22, 2018 and 2019.

Outstanding PSU Grants

PSU Performance Comparator Group – For all PSUs

For 2016, the Compensation Committee adopted the same Compensation Benchmarking Peer Group recommended by FW Cook for use in determining relative performance metrics for all outstanding PSUs including, Relative EBITDA Growth and Relative EPS Growth under each tranche of our historical PSUs in order to ensure a consistent calculation of measures of performance. The PSU Performance Comparator Group utilized for relative metric vesting is based on companies in GICS codes 25203010 (Apparel, Accessories and Luxury Goods) and 25203020 (Footwear) with comparable revenue and earnings levels (comprised of annual revenue between $100 million and $5 billion and EBITDA and EPS greater than zero in the most recent fiscal year). Such PSU Performance Comparator Group is as follows:

■	Cherokee Inc.	■	Meredith Corp.	■	Steve Madden
■	Choice Hotels	■	Movado Group, Inc.	■	Tumi Holdings Inc.
■	Deckers Outdoor Corporation	■	Oxford Industries, Inc.	■	Vera Bradley, Inc.
■	Fossil Inc.	■	Perry Ellis Inc.	■	Vince Holding
■	G-III Apparel Group Ltd.	■	Sequential Brands Inc.	■	Wolverine World Wide, Inc.
■	Kate Spade & Co.	■	Sotheby’s

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Excluded from this group for the computation of the relative performance calculations were certain companies that did not meet the criteria for each of the specific performance metrics or that no longer filed public information.

This PSU Performance Comparator Group is reviewed and adjusted annually by the Compensation Committee, prior to the start of the applicable performance period.

2016 PSUs

Other than for Mr. Haugh, the 2016 PSUs will vest on December 31, 2018, assuming the compounded operating income growth metrics, as adjusted pursuant to the Plan (as described under the 2016 AIP), are satisfied, and the executive has continued employment through December 31, 2018. The 2016 PSUs, in instances of retirement, involuntary termination not for cause, and voluntary termination with good reason, death and disability, payouts will be made at the end of the three-year performance period based on actual performance as certified by the Compensation Committee and pro-rated to reflect actual years completed by the executive. Following December 31, 2018, the Compensation Committee will determine many of the 2016 PSUs were earned based on the compounded operating income growth metrics, as adjusted pursuant to the Plan for various contingencies, including acquisitions and dispositions throughout the performance period. Our separation agreement with Mr. Blumberg provided for up to 21,640 2016 PSUs to be eligible to vest following the expiration of the performance period on March 30, 2019, subject to achievement of the pre-determined compound operating income growth performance criteria, as adjusted pursuant to the Plan.

Mr. Haugh’s 2016 PSUs are governed by the terms of his employment agreement, pursuant to which up to one-third of Mr. Haugh’s 2016 PSUs will be converted into time-based awards on each of December 31, 2016, 2017 and 2018, based on actual performance as of the date of termination as certified by the Compensation Committee. These time-based awards will vest on December 31, 2018, subject to Mr. Haugh’s employment until such date (other than if, prior to December 31, 2018, Mr. Haugh is terminated by us without cause or by him for good reason, in which case any time-based awards into which 2016 PSUs shall have converted will vest and be settled on December 31, 2018, subject to Mr. Haugh’s compliance with the applicable terms of his employment agreement). With respect to the tranche of Mr. Haugh’s PSUs that were available to convert into time-based awards on December 31, 2016, 49,824 2016 PSUs were converted into time-based awards based on achievement of between 4% and 5% compound operating income growth in accordance with the following Compounded Operating Income Growth %, as adjusted by the Compensation Committee in accordance with the Plan:

Compound Operating Income Growth % (Aggregate in $)	Percentage of PSUs Earned
Up to 2.5% ($556.451 Million)	0
Above 2.5% ($556.451 Million)up to 4.0% ($572,913 Million)	An interpolated percentage above 0 and up to 50%
Above 4.0% ($572,913 Million) up to 5.0% ($584,066 Million)	An interpolated percentage above 50% and up to 100%
Above 5.0% ($584,066 Million) up to 6.0% ($595,346 Million)	An interpolated percentage between 100% and up to 150%
Above 6.0% ($595,364 Million) up to 7.5% ($612,584 Million)	An interpolated percentage between 150% and up to 200%
Above 7.5% ($612,584 Million)	200%

If the Company’s TSR percentile rank for any performance period is in the bottom quartile of the Comparative Group, the maximum number of 2016 PSUs that shall convert to RSUs with respect to such performance period shall be 100% of the Target PSUs. With respect to the 2016 PSUs, and going forward, the Company eliminated the “catch up” feature and intends to eliminate such feature in all future grants.

Historical PSUs Outstanding as of December 31, 2016—2013 PSUs and 2015 PSUs

As of December 31, 2016, the only tranches of PSUs issued prior to 2016 that were outstanding were the 2013 PSUs and 2015 PSUs. Each tranche of such 2013 PSUs and 2015 PSUs has absolute performance metrics for EBITDA Growth, EPS Growth and Free Cash Flow, in differing percentages and different base years as described below. In addition, with respect to EBITDA Growth and EPS Growth, vesting may occur based on the Company’s relative achievement of such growth as compared to the PSU Performance Comparator Group as described above.

Absolute Metrics—2013 PSUs and 2015 PSUs

The metric requirements for each vesting period were set at the date of grant and each year a certain portion of the 2013 PSUs and 2015 PSUs are available to vest, based on the Company’s achievement of such metrics. The EBITDA and EPS requirements for each year were set based on the EBITDA and EPS reported by the Company with compounded annual growth from the year in which the PSUs were granted, with a target rate of 10% compounded annual growth and threshold rate of 5% compounded annual growth. The Free Cash Flow metric was set at $125 million for each tranche of 2013 PSUs and 2015 PSUs. Please see Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 28, 2017 for detail regarding unaudited reconciliations from U.S. generally accepted accounting principles (“GAAP”) to non-GAAP amounts for these financial measures. During our stockholder outreach, we learned that some of our stockholders believed that the performance metrics of our historical PSUs were not difficult to achieve. We have noted below (see “Discussion of Historical PSUs”) where certain performance metrics were not met

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and such corresponding PSUs did not vest. For all named executive officers other than Mr. Blumberg, PSUs granted prior to 2016 vest 33 1/3% based on EBITDA Growth, 33 1/3% based on EPS Growth and 33 1/3% based on Free Cash Flow. With respect to unearned 2013 PSUs related to EBITDA Growth and EPS Growth, each are eligible for a “catch up”, as described below. For a discussion of Mr. Blumberg’s historical PSUs, which included a component for acquisitions, please see “Mr. Blumberg’s Performance Based Restricted Stock Awards” for a description of the applicable PSU metrics.

Relative Metrics—2013 PSUs and 2015 PSUs

If the Absolute EBITDA Growth or Absolute EPS Growth metrics applicable to the 2013 PSUs and the 2015 PSUs are not fully met, additional vesting may be achieved if the Compensation Committee determines that the relative metrics would yield such vesting. The Relative EBITDA Growth and Relative EPS Growth performance metrics are determined by reference to what percentile the Actual EBITDA Growth and Actual EPS Growth achieved by the Company during the performance period places the Company as compared to the PSU Performance Comparator Group, as updated, by the Compensation Committee prior to the beginning of the relevant performance period. The following vesting will occur based on relative metrics if higher than what would vest based on absolute metrics: If the Company places in the 50th percentile for a metric, 50% of the target PSUs eligible for vesting based on such metric will vest; if the Company places in the 90th percentile or higher for a metric, up to 100% of the PSUs eligible for vesting based on such metric will vest; and if the Company places below the 50th percentile for a metric, none of the PSUs eligible for vesting based on such metric will vest. However, if there is no positive EBITDA Growth or EPS Growth on an actual basis during the period, no more than 50% vesting for the relevant metric will occur.

The 2013 PSUs and 2015 PSUs contained a catch-up feature for the EBITDA Growth and EPS Growth metrics. The catch-up feature provides that if, in any year, Absolute Growth within either the EBITDA Growth or EPS Growth metric does not result in vesting, because (i) the Absolute Growth required for maximum vesting was not achieved, or (ii) vesting was achieved based on Relative Growth, then, in later years, Absolute Growth will be measured cumulatively to include the Absolute Growth that did not result in vesting, in order to allow vesting of the earlier year’s unvested PSUs (i.e. those that did not vest based on Absolute Growth or Relative Growth) and then, if available, to those of a later year. If, in any year, Absolute Growth within a category exceeds the percentage required for maximum vesting in such category, the excess growth shall be carried back into earlier years (to allow vesting to the extent not previously achieved by virtue of Absolute Growth or Relative Growth) or forward into later years (so that cumulative Absolute Growth in the later year is measured from the point required to achieve maximum vesting in the earlier year). As noted above under 2016 PSUs, this catch up feature was eliminated in the 2016 PSUs and the Company intends to eliminate such feature in all future PSU awards.

Performance Metrics and Earned PSUs for 2013 PSUs and 2015 PSUs

2013 PSUs

We granted 2013 PSUs to Mr. Schaefer that vested as described in the section below entitled “2013 PSUs Awarded”. The terms of Mr. Blumberg’s 2016 employment agreement provided for him to be eligible to participate in the Company’s long term incentive plan, but no longer provided him the right to receive PSUs based on acquisitions (which was the basis upon which PSUs had previously been granted to him). Mr. Blumberg ceased to be an executive officer on December 15, 2016 and no further PSUs were earned other than in connection with his separation agreement, as discussed below. None of Messrs. Haugh, Cuneo or Jones received any grants of 2013 PSUs. The Absolute Growth metrics for the 2013 PSUs are $125 million Free Cash Flow, and, with respect to EBITDA and EPS, the Absolute Growth metrics for the year ended December 31, 2016 are set forth below.

2013 PSU Absolute Metrics

Performance Metric	Target	Threshold
Absolute EBITDA Growth	$320.1 million	$265.7 million
Absolute EPS Growth	$2.24	$1.86

The relative metrics applicable to the 2013 PSUs were calculated in the manner described above under “Relative Metrics—2013 PSUs and 2015 PSUs”. For 2016, none of the 2013 PSUs vested with respect to either the Absolute EBITDA or Relative EBITDA metrics, or the Absolute EPS or Relative EPS metrics. Only those 2013 PSUs eligible to vest based on 2016 performance under the Free Cash Flow metric actually vested.

2013 PSUs Awarded

Under the terms of his former employment agreement, Mr. Schaefer was awarded 41,640 2013 PSUs that were subject to performance vesting as described above under 2013 PSUs. Mr. Schaefer’s 2013 PSUs vested as to 5,949 2013 PSUs on December 31, 2013 and as to 11,897 2013 PSUs on each of December 31, 2014, 2015 and 2016, subject to the following performance criteria: 33 1/3 based on the achievement of EBITDA Growth; 33 1/3% based on the achievement of EPS Growth; and 33 1/3% based on the achievement of Free Cash Flow. The goals for EBITDA Growth, EPS Growth and Free Cash Flow are set forth above under “2013 PSUs”. In 2016, up to 11,897 of Mr. Schaefer’s 2013 PSUs were available to vest and 3,966 of such 2013 PSUs vested based on the achievement of the Free Cash Flow performance metric set forth above.

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2015 PSUs

Mr. Jones received 2015 PSUs that are available to vest as described in the section below entitled “2015 PSUs Awarded”. None of Messrs. Haugh, Cuneo, Schaefer or Blumberg received any grants of 2015 PSUs. The Absolute Growth metrics for the 2015 PSUs are $125 million Free Cash Flow, and, with respect to EBITDA and EPS, the Absolute Growth metrics for the year ended December 31, 2016 are set forth below.

2015 PSU Absolute Metrics

Performance Metric	Target	Threshold
Absolute EBITDA Growth	$255.4 million	$232.7 million
Absolute EPS Growth	$1.79	$1.63

The relative metrics applicable to the 2015 PSUs were calculated in the manner described above under “Relative Metrics—2013 PSUs and 2015 PSUs”. For 2016, none of the 2015 PSUs vested with respect to either the Absolute EBITDA or Relative EBITDA metrics, or the Absolute EPS or Relative EPS metrics. Only those 2015 PSUs eligible to vest based on 2016 performance under the Free Cash Flow metric actually vested.

2015 PSU Awarded

Mr. Jones

Under the terms of his former employment agreement, Mr. Jones was awarded 34,217 historical PSUs that are subject to performance vesting as described above under 2015 PSUs. Mr. Jones’s 2015 PSUs vested as to 6,842 2015 PSUs on December 31, 2015, and may vest as to 13,687 2015 PSUs on each of December 31, 2016 and 2017, subject to the following performance criteria: 33 1/3% based on the achievement of EBITDA Growth; 33 1/3% based on the achievement of EPS Growth; and 33 1/3% based on the achievement of Free Cash Flow. The goals for EBITDA Growth, EPS Growth and Free Cash Flow are set forth above under “2015 PSUs”. In 2016, up to 13,687 2015 PSUs were available to vest and 4,562 2015 PSUs vested based on achievement of the Free Cash Flow performance metric set forth above.

Mr. Blumberg

The terms of Mr. Blumberg’s 2016 employment agreement provided for him to be eligible to participate in the Company’s long term incentive plan, but no longer provided him the right to receive PSUs based on acquisitions (which was the basis upon which historical PSUs were granted to him). Mr. Blumberg ceased to be an executive officer on December 15, 2016 and no further PSUs were earned other than in connection with his separation agreement, as discussed herein.

Other Equity-based Compensation

Make-Whole Award—Mr. Haugh

Pursuant to the terms of his employment agreement, Mr. Haugh was granted 246,325 RSUs as part of a make-whole award, which award had a total aggregate value of $3,800,000 on the date of grant and consisted of a $1,923,000 cash payment and RSUs with an aggregate fair market value of $1,877,000 on the date of grant (246,325 RSUs). Of these RSUs, 82,109 vested on February 22, 2017 and the remaining RSUs vest as to 82,108 on each of February 22, 2018 and 2019, assuming Mr. Haugh is still an employee of the Company on the relevant vesting date.

Employment Inducement Award—Mr. Haugh

Pursuant to the terms of his employment agreement, Mr. Haugh was granted an employment inducement award of PSUs with a fair market value on February 23, 2016 of $1,500,000 (196,850 PSUs). These PSUs will cliff vest at the end of a three-year performance period ending on February 22, 2019, based on achievement of relative total shareholder return over the performance period. See diagram on page 22 for the TSR performance and payout levels. Mr. Haugh must be employed during the entire performance period to receive these PSUs.

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines which are considered best practices and require our executives and directors to own shares of the Company’s stock. Stock ownership guidelines have been set at the following levels:

Chief Executive Officer:	6X annual base salary
Other Named Executive Officers and All Direct Reports to the Chief Executive Officer:	3X annual base salary
Directors:	5X annual cash retainer

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RSUs, net of taxes at a 40% rate, count towards stock ownership targets. PSUs and unexercised stock options do not count towards stock ownership targets. Pledged shares do not count towards stock ownership guidelines.

There is no required timeframe in which executives and directors must attain the stock ownership targets. However, until the stock ownership target is achieved, a stock retention ratio applies as follows:

Chief Executive Officer:	100% of net profit shares
Other Named Executive Officers and All Direct Report to the Chief Executive Officer:	50% of net profit shares
Directors:	100% of net profit shares

For this purpose, “net profit shares” means shares received on vesting or earn out of restricted stock, RSUs and PSUs, net of shares used to pay withholding taxes and shares received on the exercise of stock options, net of shares tendered or withheld for payment of exercise price and withholding taxes.

Tax Deductibility and Accounting Ramifications

The Compensation Committee generally takes into account the various tax and accounting ramifications of compensation awarded to our executives. When determining amounts of equity-based grants to executives, the Compensation Committee also considers the accounting expense associated with the grants.

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to a company’s Chief Executive Officer or to any of the company’s other three most highly compensated executive officers (other than the Chief Financial Officer). The statute generally exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. We review the tax impact of our executive compensation on the Company as well as on the executive officers. In addition, we review the impact of our programs against other considerations, such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive executive compensation program, some compensation might not, on some occasions, be deductible by the Company under Section 162(m) of the Code.

Compensation Policies and Practices as Related to Risk Management

The Compensation Committee is responsible for assessing the risks associated with the Company’s compensation practices, policies and programs. This assessment is performed to determine if such risks arising from such practices are appropriate or if they are reasonably likely to have a material adverse effect on the Company. The Compensation Committee performed this assessment and believes that, for 2016, the compensation policies did not incentivize our employees to take unnecessary risks.

Clawback

Per the terms of its clawback policy and in connection with the Company’s recent financial restatements, in 2016 we recouped, or “clawed back,” certain performance-based compensation previously paid in respect of restated periods to our former Chief Executive Officer and Chief Strategy Officer. The aggregate amount of recouped compensation was $2,175,000 in cash and 594,877 shares of our common stock.

Implementation of “Double Trigger” Change in Control Provisions

In 2015, we amended our 2009 Plan to provide for “double trigger” change in control provisions. In 2016, our stockholders approved the 2016 Omnibus Incentive Plan, which is referred to as the Plan and supersedes and replaces the 2009 Plan. The Plan also contains double-trigger change in control provisions, which provide that upon a change in control (as defined in the Plan), in the event that a successor company assumes or substitutes awards under the Plan, unvested equity awards do not accelerate unless, within 24 months following such change in control, the Plan participant is terminated without cause or leaves for good reason. However, if a successor company in the change in control does not assume or substitute awards under the Plan, then all outstanding awards immediately vest. Double trigger provisions, as opposed to single trigger provisions, apply to all grants made under the Plan and its predecessor after October 20, 2015.

Adoption of Anti-Pledging Policy

The Board of Directors has adopted an anti-pledging policy that prohibits any additional pledges of Company securities by named executive officers or directors of the Company following the adoption of such policy in 2015.

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Summary

We believe that the Compensation Committee has made marked progress on restructuring our executive compensation policies to ensure that they are competitive, consistent with market practices and accurately carry out the goals of our overall compensation philosophy. The Compensation Committee’s continued commitment to reviewing our governance and compensation practices and making such additional changes as are necessary will help us to ensure that our compensation program continues to be competitively designed and optimizes talent recruitment and retention, which are critical to our business and incentivize our executives to achieve key operational and strategic priorities that support our short- and long-term strategic objectives and create long-term stockholder value. Additionally, we will continue to ensure that our compensation program is flexible so that we can be responsive to feedback from our investors.

Compensation Committee Report

The Compensation Committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis for 2016 appearing in this Report. Based on such reviews and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Report for filing with the SEC.

COMPENSATION COMMITTEE

Mark Friedman, Chairman

Sue Gove

Sanjay Khosla

Kenneth Slutsky

Compensation Committee Interlocks and Insider Participation

Other than as set forth in the immediately following sentence, none of the directors on our Compensation Committee currently is or was formerly an officer or employee of the Company or had any relationship or related party transaction requiring disclosure under the rules of the SEC. As previously noted in the Form 10-K in 2016, 2015 and 2014, the Company incurred $100,000 per year in consulting fees in connection with a consulting arrangement with Mark Friedman, our Compensation Committee chairman, relating to the provision by Mr. Friedman of investor relations services. Such consulting arrangement was terminated on May 3, 2016. During 2016, none of our executive officers served on the board of directors or the compensation (or equivalent) committee of any other entity that has officers that serve on our Board or on our Compensation Committee. In addition, none of the members of our Compensation Committee were formerly, or during 2016, employed by us in the capacity as an officer or otherwise.

The members of our Compensation Committee currently are Messrs. Friedman, Khosla and Slutsky and Ms. Gove, each of whom is an independent director as such within the meaning of director independence standards applicable to members of such committees pursuant to the applicable NASDAQ and SEC rules. Mr. Friedman currently serves as its chairman.

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SUMMARY COMPENSATION TABLE

The following table includes information for 2016, 2015 and 2014 with respect to our named executive officers.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)(h)
John N. Haugh(1) President and Chief Executive Officer	2016	$854,167	$1,923,000	$5,008,888	$—	$1,000,000	$—	$274,055	$9,060,110
	2015	—	—	—	—	—	—	—	—
	2014	—	—	—	—	—	—	—	—
F. Peter Cuneo(2) Chairman; Former Executive Chairman and Former Interim Chief Executive Officer	2016	944,375	—	421,200	—	—	—	—	1,365,575
	2015	1,354,375	—	1,176,000	—	—	—	—	2,530,375
	2014	—	—	—	—	—	—	—	—

David K. Jones(3) Executive Vice President and Chief Financial Officer	2016	617,750	425,000	1,464,750	—	523,125	—	18,000	3,048,625
	2015	280,966	150,000	1,766,966	—	—	—	9,000	2,206,932
	2014	—	—	—	—	—	—	—	—

Jason Schaefer Executive Vice President and General Counsel	2016	497,000	200,000	1,160,001	—	484,375	—	18,000	2,359,376
	2015	433,333	275,000	—	—	—	—	18,000	726,333
	2014	400,000	200,000	—	—	—	—	18,000	618,000

David Blumberg(4) Former Executive Vice President and Chief Strategy Officer	2016	573,499	200,000	1,438,746	—	—	—	—	2,212,245
	2015	550,000	475,000	250,024	—	—	—	18,000	1,293,024
	2014	550,000	350,000	247,876	—	—	—	18,000	1,165,876

(a)	Salary includes, as applicable, base salary and pro-rated salaries for changes made to base salary during the year, as defined in the employment agreements.
(b)	Bonuses are fixed incentive and/or percentage incentive, as provided for in the applicable historical employment agreements (other than in the case of Mr. Haugh, whose employment agreement continues to be in effect). Mr. Haugh’s 2016 bonus amount represents a make-whole of forfeited incentive compensation at his prior employer. The Company provided a retention award in 2016 for the other Named Executive Officers, which was paid in four quarterly installments during 2016, provided each recipient was employed by the Company on the respective payment date.
(c)	The amounts shown in this column represent the aggregate grant date fair value in 2016, 2015 and 2014 with respect to shares of restricted stock, including PSUs and RSUs. See Note 5 to Notes to the Consolidated Financial Statements included in the Form 10-K for a discussion for the relevant assumptions used in calculating grant date fair value. Mr. Haugh’s 2016 stock awards consisted of a make-whole RSU award with a grant date fair value of $1,877,000 and PSU employment inducement award with a grant date fair value of $1,131,888.
(d)	Option awards include, as applicable, the Company’s options and equity-based compensation instruments that have option-like features, and amounts represent grant date fair value. None of our named executive officers currently has any option awards.
(e)	Non-equity incentive plan compensation represents the dollar value of all amounts earned during the fiscal year pursuant to non-equity incentive plans. Beginning in 2016, following its previously disclosed commitment to do so, the Compensation Committee eliminated the practice of granting bonuses on a solely discretionary basis. Pursuant to his employment agreement, for 2016 performance Mr. Haugh received a cash bonus of $1,000,000 based on the Company’s achievement of 2016 non-GAAP net income, as determined by the Compensation Committee. Mr. Jones and Mr. Schaefer received cash bonuses in 2017 in respect of 2016 performance based on the achievement of pre-determined goals as discussed above under “Annual Incentive Plan”.
(f)	Change in pension value and non-qualified deferred compensation earnings represents the aggregate increase in actuarial value to the named executive officer of all defined benefit and actuarial plans accrued during the year and earnings on non-qualified deferred compensation. There were no defined benefit plans, actuarial plans, or non-qualified deferred compensation for 2016, 2015 or 2014.
(g)	All other compensation represents relocation expenses for Mr. Haugh and a car allowance for each of Mr. Jones and Mr. Schaefer.
(h)	Total compensation represents all compensation from us earned by the named executive officer for the year.
(1)	Mr. Haugh was appointed to our Board and became our President on February 23, 2016, and also became our Chief Executive Officer on April 1, 2016.
(2)	Mr. Cuneo served as our Chairman of the Board and Interim Chief Executive Officer from August 2015 until April 2016. Mr. Cuneo served as Executive Chairman of the Board from April 2016 to December 2016. Mr. Cuneo currently serves as our Chairman of the Board.
(3)	Mr. Jones joined the Company in July 2015. Of Mr. Jones’ $425,000 bonus listed in this table, $300,000 of such amount was paid in 2016 as a retention bonus. The balance was a guaranteed bonus for 2015 pursuant to Mr. Jones’ employment agreement.
(4)	In addition to his role as our former Executive Vice President and Chief Strategy Officer, Mr. Blumberg served as our Interim Chief Financial Officer from March 2015 until July 2015.

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GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Closing Price of Common Stock Units on Date of	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	($/Sh)	Grant	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	($)	($)
John N. Haugh(1)	2/23/2016	—	—	—	—	196,850	393,700	—	—	—	$7.62	$1,500,000
	2/23/2016	—	—	—	—	196,850	196,850	—	—	—	$7.62	$1,131,888	(2)
	3/31/2016	—	—	—	—	—	—	62,112	—	—	$8.05	$500,000
	2/23/2016	—	$1,000,000	$2,000,000	—	—	—	—	—	—	—	—
F. Peter Cuneo	2/6/2016	—	—	—	—	—	—	60,000	—	—	$7.02	$421,200
David K. Jones	1/7/2016	—	—	—	—	155,000	155,000	—	—	—	$5.90	$658,750
	3/31/2016	—	—	—	—	67,083	134,166	33,041	—	—	$8.05	$806,000
	7/6/2016	—	$620,000	$1,240,000	—	—	—	—	—	—	—	—
Jason Schaefer	1/7/2016	—	—	—	—	120,000	120,000	—	—	—	$5.90	$510,000
	3/31/2016	—	—	—	—	54,099	108,199	26,646	—	—	$8.05	$650,001
	7/6/2016	—	$500,000	$1,000,000	—	—	—	—	—	—	—	—
David Blumberg(3)	1/7/2016	—	—	—	—	155,000	155,000	—	—	—	$5.90	$658,750
	3/31/2016	—	—	—	—	64,919	129,838	31,975	—	—	$8.05	$779,996
	7/6/2016	—	$360,000	$720,000	—	—	—	—	—	—	—	—
(1)	Does not include 246,325 make-whole RSUs to replace forfeited incentive compensation at prior employer that were non-plan grants. See “Other Equity-based Compensation—Make-Whole Inducement Award—Mr. Haugh” on page 27 for a discussion of Mr. Haugh’s make-whole RSUs.
(2)	This amount was calculated using a Monte Carlo simulation model.
(3)	Mr. Blumberg ceased being an executive officer of the Company in December 2016.

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NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements, Former Employment Agreements and Executive Severance Plan Participation Agreements

The Compensation Committee determines the compensation, including related terms of historical employment agreements for those who had them, for each of the named executive officers. As discussed above, in 2016, the Compensation Committee adopted the executive severance plan, pursuant to which employees that report to the Chief Executive Officer and hold the title of executive vice president or the equivalent, are eligible to receive certain severance benefits provided they execute a participation agreement in the form contemplated by the executive severance plan. All eligible participants, including the named executive officers who are current employees, entered into participation agreements in January 2017. These participation agreements supersede and replace the former employment agreements of the named executive officers who are current employees. The executive severance plan is not applicable to Mr. Haugh, and his employment agreement remains in effect. The summaries below relate to, as applicable, employment agreements, former employment agreements and executive severance plan participation agreements of our named executive officers.

Adoption of Executive Severance Plan

On December 30, 2016, the Compensation Committee adopted an Executive Severance Plan pursuant to which eligible employees of the Company may receive certain severance benefits in the event of a “Qualifying Termination”. The Executive Severance Plan has been adopted to replace individual employment agreements for our executives (other than our Chief Executive Officer). We believe this puts all of our executives on equal footing and incentivizes them all to work towards our established goals. The following is a summary of the material terms of the Executive Severance Plan. The summary does not purport to be complete and is qualified in its entirety by reference to the Executive Severance Plan, a copy of which is attached as Exhibit 10.65 to the Form 10-K.

Under the terms of the Executive Severance Plan, eligible employees are those who hold the title of Executive Vice-President or an equivalent officer title, report directly to our Chief Executive Officer, and execute a participation agreement in the form contemplated by the Executive Severance Plan. For purposes of the Executive Severance Plan, a Qualifying Termination generally means: (i) an involuntary termination by the Company of a participant’s employment without cause; or (ii) a participant’s resignation from employment with the Company for good reason. A Qualifying Termination does not include a termination of a participant’s employment which is (A) for cause, (B) a result of a participant’s death or disability, or (C) a result of a participant’s resignation other than for good reason.

Severance benefits include: (i) accrued obligations (if any) that remain unpaid as of the termination date, including earned but unpaid annual cash bonus (if any) for the immediately preceding fiscal year; (ii) in the case of a participant who has a Qualifying Termination, continuation of annual base salary for 18 months, paid in normal payroll installments, or in the case of a participant who has a Qualifying Termination during a “Change in Control Protection Period,” as defined in the Executive Severance Plan, an amount equal to two times the sum of the participant’s annual base salary and target annual bonus, paid in a lump sum; (iii) prorated annual cash bonus for the year of termination based on actual performance; and (iv) if participant elects COBRA health benefit continuation coverage, payment as additional taxable severance of an amount equal to the dollar amount of premium cost for similarly situated active executives during the severance period (coverage ceases once participant obtains coverage from a new employer). The Change in Control Protection Period refers to the period commencing on the date a Change in Control, as defined in the Executive Severance Plan, is consummated and ending 24 months following the date of such consummation.

As a condition of receiving any severance benefits under the Executive Severance Plan, a participant is required to execute and not revoke a release agreement and comply with the Plan’s noncompetition and other restrictive covenants. In the event a participant has a Qualifying Termination during a Change in Control Protection Period, the participant will not be subject to the noncompetition restriction after the date of the Qualifying Termination, but will remain subject to all other restrictive covenants.

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John N. Haugh

2016 Employment Agreement

On February 18, 2016, we entered into an employment agreement with Mr. John N. Haugh that provides for the employment of Mr. Haugh as our President as of February 23, 2016 (the “Commencement Date”) and as our President and Chief Executive Officer commencing April 1, 2016 and continuing until February 23, 2019 (the “Term”).

Pursuant to the employment agreement, Mr. Haugh is entitled to an annual base salary of not less than $1,000,000.

Under the employment agreement, Mr. Haugh is entitled to participate in our executive bonus program and is eligible to receive bonuses of up to 100% of his base salary, with increases of up to a maximum of 200% of his base salary. With respect to 2016, he was entitled to receive a minimum annual bonus of 100% of his base annual salary provided we had positive net income for the year ended December 31, 2016.

Mr. Haugh is also entitled to various benefits, including benefits available to our other senior executives and certain expenses for his relocation to the New York metropolitan area, up to a maximum of $300,000.

Pursuant to the employment agreement, Mr. Haugh was granted a one-time award of PSUs equal to a number of shares of common stock with a fair market value on the date of the grant of $1,500,000 (196,850 PSUs), which are scheduled to “cliff” vest on December 31, 2018, based on performance criteria consistent with those contained in agreements relating to annual performance-based awards issued to our other executives. Mr. Haugh also was granted RSUs of an aggregate fair market value of $500,000 as of the date of grant (62,112 RSUs), which are scheduled to vest in three annual installments on February 22, 2017, 2018 and 2019, respectively, subject to Mr. Haugh’s continuous employment with us on the applicable vesting date. We will consider granting PSUs and RSUs or other cash or equity-based long-term incentives in future years, taking into account market levels, Mr. Haugh’s performance and other factors, considering $2,000,000 as the annual guideline for the aggregate fair market value of such awards, subject to approval by the Compensation Committee.

In addition, pursuant to the employment agreement, Mr. Haugh was granted a make-whole inducement award (the “Make-Whole Inducement Award”) with an aggregate value of $3,800,000, payable (i) $1,923,000 in cash, as soon as practicable after the Commencement Date, subject to Mr. Haugh’s being required to return such payment to us upon termination of his employment without “good reason” during the first 12 months after the Commencement Date, under certain circumstances, and (ii) by the grant, on the Commencement Date, of time-vested restricted common stock units (“Make-Whole RSUs”) with an aggregate fair market value of $1,877,000 as of the date of grant (246,325 Make-Whole RSUs). The Make-Whole RSUs will vest in three equal annual installments on each of February 22, 2017, 2018 and 2019, subject to Mr. Haugh’s continuous employment with us on the applicable vesting date.

In addition, pursuant to the employment agreement, Mr. Haugh was granted PSUs equal to a number of shares of common stock with a fair market value on the Commencement Date of $1,500,000 (the “Employment Inducement PSUs”) (196,850 Employment Inducement PSUs) which will “cliff” vest at the end of a three year performance period ending on February 22, 2019 (the “Performance Period”) based on achievement of relative total shareholder return over the Performance Period measured against the comparator group selected by the Compensation Committee. To receive these PSUs, Mr. Haugh must be employed during the entire Performance Period.

If Mr. Haugh’s employment is terminated by us for “cause” or by him without “good reason” (each as defined in the employment agreement), he would receive his (a) earned and unpaid base salary through the date of termination, (b) reimbursement for any unreimbursed expenses properly incurred and paid through the date of termination, (c) payment for any accrued but unused vacation time in accordance with our policies, (d) such vested accrued benefits, and other payments, if any, to which Mr. Haugh (and his eligible dependents) may be entitled under and in accordance with the terms and conditions of the employee benefits arrangements, plans and programs of the Company, other than any severance pay plan ((a) through (d), the “Amounts and Benefits”) and (e) all vested shares in respect of Mr. Haugh’s equity awards.

If Mr. Haugh’s employment is terminated by us without “cause” or by him for “good reason”, he will receive the Amounts and Benefits and (a) an amount equal to two times the applicable base salary, which amount shall be payable in equal installments during the Non-Compete Term (as defined in the employment agreement); (b) any annual bonus earned but unpaid for the prior year (the “Prior Year Bonus”); (c) a pro rata portion of Mr. Haugh’s annual bonus for the fiscal year in which his termination occurs based on actual results for such year, payable at such time as bonuses for the year are paid to our executives generally (the “Pro Rata Bonus”); (d) subject to Mr. Haugh’s timely election of continuation coverage under COBRA with respect to our group health insurance plans in which Mr. Haugh participated immediately prior to the date of termination (“COBRA Continuation Coverage”) and continued payment by Mr. Haugh of premiums for such plans at the “active employee” rate, we shall provide COBRA Continuation Coverage for a limited time frame (the “Medical Continuation Benefits”); and (e) any unvested amounts subject to equity awards granted under the employment agreement are to vest to the extent provided in the applicable equity award agreement.

If Mr. Haugh’s employment is terminated by us without “cause” or for “good reason” within 12 months after a “change in control” (as defined in the employment agreement), he would receive in a lump sum, in cash, within 15 days after termination, an amount equal to two times the sum of (a) the applicable base salary and (b) the average annual bonus award to Mr. Haugh for the two fiscal years prior to such “change in control”, except that, with respect to a “change in control” in 2016 or 2017, the amount of clause (b) shall equal the target annual bonus for such year (100% of the applicable base salary). In addition, Mr. Haugh will receive (x) payments in the amounts contemplated, and on the dates specified in relation to the Prior Year Bonus and Medical Continuation Benefits and immediate vesting and distribution of (y) unvested RSU’s issued pursuant to the Make-Whole Inducement Award and the converted Employment Inducement PSUs. Upon

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death, the employment agreement provides that we will pay to Mr. Haugh or his estate, (a) the Amounts and Benefits; (b) the Prior Year Bonus; and (c) the Pro Rata Bonus. If terminated for disability, the employment agreement provides we will pay to Mr. Haugh, the same benefits as granted upon death but including, the Medical Continuation Benefits. Upon death or disability, (a) 100% of the then remaining unvested Make-Whole Inducement Awards will immediately vest and will be distributed within 30 days of such termination and (b) unvested shares subject to other equity awards granted will vest if and to the extent provided for in the applicable equity award agreement.

The employment agreement with Mr. Haugh also contains confidentiality provisions, non-competition and non-solicitation provisions for a specified period.

F. Peter Cuneo

2015 Employment Agreement

On September 9, 2015, we entered into an employment agreement, effective August 6, 2015 (referred to as the 2015 employment agreement), with F. Peter Cuneo in connection with our employment of Mr. Cuneo as Interim Chief Executive Officer.

Pursuant to the 2015 employment agreement, Mr. Cuneo received a monthly salary of $275,000 for the period beginning on August 6, 2015 and ending six months thereafter, referred to as the initial term. In the event that we had hired a successor Chief Executive Officer prior to the expiration of the initial term, Mr. Cuneo would have continued to receive a monthly salary of $275,000 for the remainder of the initial term. If, prior to the expiration of the initial term, Mr. Cuneo had resigned as Interim Chief Executive Officer without “good reason,” as defined in the 2015 employment agreement, no further salary would have been payable following such resignation. Mr. Cuneo was not eligible for a bonus in connection with the initial term. The initial term automatically renewed for an additional six-month period, referred to as the second term, because a successor Chief Executive Officer had not been appointed prior to the expiration of the initial term. During the second term, Mr. Cuneo’s monthly salary was reduced to $137,500 for the months served by him prior to March 31, 2016. Mr. Cuneo received an award of 60,000 fully vested shares of the Company’s common stock on August 6, 2015, priced at $19.60 per share (the closing price of the common stock on such date). Mr. Cuneo received a grant of an additional 60,000 fully vested shares on the first day of the second term, and such shares were priced at $6.80 per share (the closing price of the common stock on such date). Mr. Cuneo was eligible for a discretionary cash bonus equal to up to 100% of his six-month salary in respect of the second term. Mr. Cuneo did not receive a discretionary cash bonus.

If Mr. Cuneo’s employment were terminated by us for “cause” or by him without “good reason” (each as defined in the 2015 employment agreement), he would have received his earned and unpaid base salary through the date of termination. If his employment had been terminated during the initial term by us without cause or by him for good reason, he would have received, in addition to the foregoing, an amount equal to his base salary for the balance of the initial term.

The 2015 employment agreement also contained confidentiality provisions.

2016 Employment Agreement

Mr. Cuneo served as our Executive Chairman from April 1, 2016 until December 31, 2016, pursuant to the terms of an employment agreement we entered into with Mr. Cuneo on April 28, 2016. The material terms of the employment agreement provided for an annual salary of $480,000 for the annual period ended December 31, 2016, and for Mr. Cuneo to receive a pro-rated amount of such salary reflecting the commencement of this role on April 1, 2016. The employment agreement did not provide for equity grants to Mr. Cuneo.

If Mr.  Cuneo’s employment had been terminated by us for “cause” or by him without “good reason” (each as defined in the employment agreement), he would have received his earned and unpaid base salary through the date of termination. If his employment had been terminated during the initial term by us without cause or by him for good reason, he would have received, in addition to the foregoing, an amount equal to his base salary for the balance of the initial term.

The employment agreement also contained confidentiality provisions.

The employment agreement expired by its terms on December 31, 2016. As of January 1, 2017, Mr. Cuneo serves solely as our Chairman of the Board and is compensated for his service in such role as described above under “Director Compensation”.

David K. Jones

2015 Employment Agreement

On June 10, 2015, we entered into an employment agreement with Mr. David K. Jones that provided for the employment of Mr. Jones as our Executive Vice President and Chief Financial Officer for a term commencing July 6, 2015 (the “Commencement Date”) and continuing until December 31, 2017. Such employment agreement was superseded and replaced in its entirety by Mr. Jones’s participation agreement to the Executive Severance Plan, described below.

Pursuant to the employment agreement, Mr. Jones was entitled to an annual base salary of not less than $575,000.

Under the employment agreement, Mr. Jones was entitled to participate in our executive bonus program and was eligible to receive bonuses of up to 100% of his base salary or such maximum amount available under any executive bonus program generally applicable to our senior executives, provided that Mr. Jones would receive a minimum annual bonus of $125,000 for the period from the Commencement Date through December 31, 2015 and $250,000 for each of the 2016 and 2017 calendar years. Under the employment agreement, Mr. Jones also received a one-time transition payment of $100,000 (the “Transition Payment”).

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Mr. Jones was also entitled to various benefits, including benefits available to our other senior executives and certain automobile benefits.

Pursuant to the employment agreement, Mr. Jones was granted an award of 34,217 RSUs which are scheduled to vest in three annual installments on December 31, 2015, 2016 and 2017 of 6,843, 13,687 and 13,687 RSUs, respectively, subject to Mr. Jones’ continuous employment with us through each applicable vesting date as well as other terms and conditions of the respective award agreement.

In addition, pursuant to the employment agreement, Mr. Jones was granted an award of 34,217 PSUs of which 4,562 shares underlying such PSUs vested as of December 31, 2016 as follows: no shares vested based on achievement of EBITDA of $ 232.7 million, no shares vested based on achievement of $ 1.63 diluted earnings per share, and 4,562 vested based on achievement of $125 million of Free Cash Flow. Additionally, 13,687 PSUs may vest on December 31, 2017, subject to the achievement of EBITDA, diluted earnings per share and Free Cash Flow performance metrics for such year.

If Mr. Jones’s employment were terminated by us for “cause” or by him without “good reason” (each as defined in the employment agreement), he would have received his earned and unpaid base salary through the date of termination. If his employment were terminated by us without “cause” or by him for “good reason”, he would have received, in addition to the foregoing, an amount equal to his base salary for the remaining agreement term of the agreement, any unpaid portion of the Transition Payment, any earned but unpaid annual bonus for a prior year or completed period (the prior year bonus), plus, if any such resignation or termination occurred following our first fiscal quarter of any year, a pro rata portion of his annual bonus for such year. If his employment were terminated by us without “cause” or by him for “good reason” within 12 months of a “change in control” (as defined in the employment agreement), he would have also received an amount equal to $100 less than three (3) times the average of the annual cash compensation received by him on or after July 6, 2015 in his capacity as an employee of the Company during the “base period” (as defined in Section 280G of the Code) subject to an “excess parachute” payment limitation (as defined in Section 280G of the Code). Annual cash compensation included base salary plus any bonus payments paid to him.

The RSUs and PSUs granted to Mr. Jones are subject to forfeiture upon the termination of his employment under certain circumstances. Upon a change in control, all of Mr. Jones’s unvested RSUs and PSUs shall vest. Upon termination for death or disability, all of Mr. Jones’s unvested RSUs and PSUs shall vest. Upon termination by us for cause or by Mr. Jones without good reason, his unvested RSUs and PSUs shall be forfeited. Upon termination by us without cause or by Mr. Jones with good reason, all of Mr. Jones’s unvested RSUs shall vest and that portion of his PSUs subject to vesting in the year of termination based on performance goals achieved as of the termination shall vest.

The Jones employment agreement also contained confidentiality provisions and non-competition and non-solicitation provisions for a specified period.

2017 Executive Severance Plan Participation Agreement

On January 24, 2017, Mr. Jones entered into a participation agreement to the Executive Severance Plan, which was effective as of January 15, 2017 and supersedes and replaces his former employment agreement described above (except as noted herein). Pursuant to the terms of the participation agreement, Mr. Jones is subject to the terms of the plan generally applicable to all participants. The participation agreement provides for Mr. Jones to be employed as our Executive Vice President and Chief Financial Officer. In addition, the participation agreement entitles him to an annual base salary of $620,000 (subject to annual performance review), a target annual cash bonus opportunity equal to 65% of his annual base salary (which actual cash bonus payment may be above or below such target based on actual performance as determined by the Compensation Committee), a guaranteed minimum cash bonus of $250,000 for the 2017 calendar year (consistent with the terms of his former employment agreement) and certain automobile benefits. Mr. Jones’s participation agreement also provides that the terms governing the RSUs and PSUs granted to Mr. Jones in connection with his former employment agreement, as described above, shall remain in force until such grants vest or are otherwise forfeited, and that any “change in control” which relates such RSUs and PSUs shall refer to the definition of “change in control” provided in his former employment agreement.

Jason Schaefer

2013 Employment Agreement

On August 19, 2013, we entered into an employment agreement with Mr. Jason Schaefer that provided for the employment of Mr. Schaefer as our Executive Vice President and General Counsel for a term commencing September 9, 2013 (the “Commencement Date”) and continued until December 31, 2016. Such employment agreement expired and was superseded and replaced in its entirety by Mr. Schaefer’s participation agreement to the Executive Severance Plan, described below.

Pursuant to the employment agreement, Mr. Schaefer was entitled to an annual base salary of not less than $400,000.

Under the employment agreement, Mr. Schaefer was entitled to participate in our executive bonus program and was eligible to receive bonuses of up to 100% of his base salary (such amount was prorated for the period from the Commencement Date through December 31, 2013) or such maximum amount available under any executive bonus program generally applicable to our senior executives. Mr. Schaefer received a discretionary bonus in 2014 and 2015. Beginning in 2016, the Compensation Committee eliminated the practice of awarding bonuses to employees solely on a discretionary basis. Mr. Schaefer received a retention bonus in 2016 in respect of 2015.

Mr. Schaefer was also entitled to various benefits, including benefits available to our other senior executives and certain automobile benefits.

In addition, pursuant to the employment agreement, Mr. Schaefer was granted an award of 41,640 PSUs of which 3,966 shares underlying such PSUs vested as of December 31, 2016 as follows: no shares vested based on achievement of EBITDA of $265.7 million, no shares vested based on achievement of $1.86 diluted earnings per share, and 3,966 vested based on achievement of $125 million of Free Cash Flow.

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If Mr. Schaefer’s employment were terminated by us for “cause” or by him without “good reason” (each as defined in the original employment agreement), he would have received his earned and unpaid base salary through the date of termination. If his employment were terminated by us without “cause” or by him for “good reason”, he would have received, in addition to the foregoing, an amount equal to his base salary for the remaining agreement term of the agreement plus any earned but unpaid annual bonus for a prior year or completed period (the prior year bonus). If his employment were terminated by us without “cause” or by him for “good reason” within 12 months of a “change in control” (as defined in the employment agreement), he would have also received an amount equal to $100 less than three (3) times the average of the annual cash compensation received by him on or after September 9, 2013 in his capacity as an employee of the Company during the “base period” (as defined in Section 280G of the Code) subject to an “excess parachute” payment limitation (as defined in Section 280G of the Code). Annual cash compensation includes base salary plus any bonus payments paid to him.

The PSUs granted to Mr. Schaefer were subject to forfeiture upon the termination of his employment under certain circumstances. Upon a change in control, all of Mr. Schaefer’s unvested PSUs would have vested. Upon termination for death or disability, all of Mr. Schaefer’s unvested PSUs would have vested. Upon termination by us for cause or by Mr. Schaefer without good reason, his unvested PSUs would have been forfeited. Upon termination by us without cause or by Mr. Schaefer with good reason, that portion of his PSUs subject to vesting in the year of termination based on performance goals achieved as of the termination would have vested.

The Schaefer employment agreement also contained confidentiality provisions and non-competition and non-solicitation provisions for a specified period.

2017 Executive Severance Plan Participation Agreement

On December 30, 2016, Mr. Schaefer entered into a participation agreement to the Executive Severance Plan, which was effective as of January 1, 2017 and supersedes and replaces his former employment agreement described above. Pursuant to the terms of the participation agreement, Mr. Schaefer is subject to the terms of the plan generally applicable to all participants, as described above. The participation agreement provides for Mr. Schaefer to be employed as our Executive Vice President and General Counsel. In addition, the participation agreement entitles him to an annual base salary of $500,000 (subject to annual performance review), a target annual cash bonus opportunity equal to 65% of his annual base salary (which actual cash bonus payment may be above or below such target based on actual performance as determined by the Compensation Committee), and certain automobile benefits.

David Blumberg

2009 Employment Agreement

On February 26, 2009, we entered into an employment agreement with Mr. David Blumberg, effective as of January 1, 2009 (referred to as the 2009 employment agreement), that provided for the employment of Mr. Blumberg as our Head of Strategic Development for a three-year term. From November 2006 until the commencement of his employment with us in 2009, Mr. Blumberg provided consulting services to us.

Pursuant to the 2009 employment agreement, Mr. Blumberg was entitled to an annual base salary of not less than $400,000. In addition, Mr. Blumberg was entitled to payments after the closing by us or our subsidiaries of an “acquisition” (as defined in the 2009 employment agreement) in or of any entity, business, brand, trademark, service mark, patent, license, revenue stream or other asset during the term of the 2009 employment agreement and, under certain circumstances, for a 90 day period after termination of the 2009 employment agreement. Subject to an annual acquisition payment cap of 2.5 times his then current base salary, Mr. Blumberg was to receive $500,000 for acquisitions that had a “value” (as defined in the 2009 employment agreement), of $30 million or more and $250,000 for acquisitions with a lesser “value”. Under Mr. Blumberg’s 2009 employment agreement, the value of an acquisition generally meant the projected gross revenue stream to be derived by us from such acquisition during the first complete year following the closing of the acquisition.

In addition, under the 2009 employment agreement Mr. Blumberg was also entitled to receive an award of up to 107,476 shares of our common stock, referred to as the award shares. For each acquisition that closed during a calendar year, one sixth of the shares would vest at the end of such calendar year subject to an annual vesting cap specified in the 2009 employment agreement. On December 31, 2011 and 2010, a total of 35,826 and 17,913, respectively, of the award shares were granted to Mr. Blumberg and vested pursuant to the 2009 employment agreement. Mr. Blumberg is also entitled to various benefits, including benefits available to our other senior employees including an automobile allowance and certain life insurance and medical and dental benefits.

If Mr. Blumberg’s 2009 employment were terminated by us for “cause” or by him without “good reason” (each as defined in the 2009 employment agreement), he would have received his earned and unpaid base salary through the date of termination and shares of common stock in respect of any already vested stock awards, including award shares, or, if the award shares had not been granted, the vested portion of the alternate payment described below. In addition, subject to the acquisition cap, Mr. Blumberg would have received the acquisition payment for any acquisition that closed within 90 days of his termination. If his employment were terminated by us without cause or by him for good reason, he would have received, in addition to the foregoing, an amount equal to his base salary for the remaining 2009 employment agreement term plus any earned but unpaid annual bonus for a prior year or other completed period (the prior year bonus) and any unvested portion of his stock award would have vested. In addition, subject to the acquisition cap, he would have received the acquisition payment for any acquisition that closed within 90 days of such termination. If his employment was terminated by us without

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“cause” or by him for “good reason” within 12 months of a “change in control” (as defined in the 2009 employment agreement), in addition to the foregoing payments he would have received had he been terminated without a change in control, he would also have received an amount equal to equal to $100 less than three (3) times the greater of (i) $400,000 or (ii) the average of the annual cash compensation received by him on or after January 1, 2009 in his capacity as an employee of the Company during the “base period” (as defined in Section 280G of the Code) subject to an “excess parachute” payment limitation (as defined in Section 280G of the Code). Annual cash compensation includes base salary plus any acquisition payments and acquisition bonus payments paid to him. If Mr. Blumberg’s employment had terminated as a result of his disability or death, he or his estate would have been entitled to any earned and unpaid base salary, any prior year bonus, any unvested portion of his stock award (which would have vested) and, subject to the acquisition cap, the acquisition payment for any acquisition that closed within 90 days of the date of death or disability.

2012 Employment Agreement

On March 5, 2012, we entered into a new employment agreement with Mr. David Blumberg, effective as of January 1, 2012 (referred to as the 2012 employment agreement), that provided for the employment of Mr. Blumberg as our Head of Strategic Development. The 2012 employment agreement replaced the 2009 employment agreement and provided for the continued employment of Mr. Blumberg until January 31, 2013.

Under the 2012 employment agreement, Mr. Blumberg was entitled to an annual base salary of not less than $400,000 and he was eligible to receive cash bonuses based on the achievement of certain designated performance goals related to acquisitions (as defined in the 2012 employment agreement). In addition, Mr. Blumberg was granted an award of 37,800 performance-based restricted shares of the Company’s common stock, subject to vesting upon the closing of eligible acquisitions (as defined in the 2012 employment agreement) during the term of the 2012 employment agreement. The 2012 employment agreement provided for no other share-based awards. The other terms and conditions of the 2012 employment agreement are materially consistent with the 2009 employment agreement.

2013 Amendment

In February 2013, we entered into an amendment to the 2012 employment agreement, effective as of February 1, 2013 (referred to as the 2013 amendment), that provided for the employment of Mr. Blumberg as our Head of Strategic Development through January 31, 2016. Pursuant to the 2013 amendment, Mr. Blumberg was entitled to an annual base salary that was not less than $550,000. In addition, Mr. Blumberg was granted an award of 50,000 time-vested restricted stock units which vested in three equal annual installments on December 31, 2013, 2014 and 2015, subject to Mr. Blumberg’s continued employment on the applicable vesting date. Mr. Blumberg also received 200,000 performance-based restricted shares of the Company’s common stock, subject to vesting upon the closing of eligible acquisitions during the term of the 2013 amendment and the attainment of specified levels of EBITDA, adjusted earnings per share (diluted) and Free Cash Flow. For a description of these performance goals, see “Compensation Discussion and Analysis—Mr. Blumberg’s Performance Based Restricted Stock Awards” and—“Cash Bonus Compensation.” Both the RSUs and PSUs granted to Mr. Blumberg were subject to forfeiture upon the termination of the executive’s employment under certain circumstances. Upon a change in control, all of Mr. Blumberg’s unvested PSUs and RSUs would have vested. Upon termination for death or disability, all of Mr. Blumberg’s unvested PSUs and RSUs would have vested. Upon termination by the Company for cause or the executive without good reason, Mr. Blumberg’s unvested RSUs and PSUs would have been forfeited. Upon termination by the Company without cause or by the executive with good reason, that portion of Mr. Blumberg’s PSUs subject to vesting in the year of termination based on performance goals achieved as of the termination, and all of Mr. Blumberg’s unvested RSUs, would have vested. Following July 2013, Mr. Blumberg was no longer entitled to cash payments for Acquisitions. All Acquisitions (as defined in the 2013 amendment) are approved by our Board of Directors. We believe this mitigated any risk related to Mr. Blumberg’s prior compensation upon completion of acquisitions. In addition, per the terms of Mr. Blumberg’s 2016 employment agreement noted below, he is no longer entitled to equity payments for Acquisitions.

The 2013 amendment also contained confidentiality provisions and non-competition and non-solicitation provisions for a specified period.

The 2013 amendment expired as of January 31, 2016.

2016 Employment Agreement

On February 24, 2016, we entered into an employment agreement with Mr. David Blumberg (referred to as the 2016 employment agreement) that provided for the employment of Mr. Blumberg as our Executive Vice President, Chief Strategy Officer for a term that would continue until terminated by us or by Mr. Blumberg in accordance with the terms of the employment agreement (the “Term”).

Under the 2016 employment agreement, Mr. Blumberg was entitled to an annual base salary of not less than $600,000 per year, retroactive to January 1, 2016.

Pursuant to the 2016 employment agreement, Mr. Blumberg was entitled to participate in our executive bonus program and was eligible to receive bonuses with a target amount equal to 60% of his base salary (the “Target Bonus Amount”).

Mr. Blumberg was also entitled to various benefits, including benefits available to our other senior executives, and was eligible to participate in our long term incentive plan.

If Mr. Blumberg’s employment were terminated by us for “cause” or by him without “good reason” (each as defined in the 2016 employment agreement), he would have received his (a) earned and unpaid base salary through the date of termination, (b) reimbursement for any unreimbursed expenses properly incurred and paid through the date of termination, (c) payment for any accrued but unused vacation time in accordance with our policies and (d) such vested accrued benefits, and other payments, if any, to which Mr. Blumberg (and his eligible dependents) may have been entitled under and in accordance with the terms and conditions of the employee benefits arrangements, plans and programs of the Company, other than any severance pay plan ((a) through (d), the “Amounts and Benefits”).

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As previously disclosed in a Current Report on Form 8-K filed with the SEC on December 7, 2016, the Company and Mr. Blumberg mutually agreed to terminate his employment without “cause”, effective December 15, 2016. Consistent with the terms the separation agreement we entered into with Mr. Blumberg, a copy of which is attached as Exhibit 10.63 to the Form 10-K, because his employment was terminated by us without “cause” (or if it had been terminated by him for “good reason”), he received the Amounts and Benefits and (a) a lump sum cash payment in an amount equal to the sum of (x) Mr. Blumberg’s then current annual base salary plus (y) his Target Bonus Amount for the year in which such termination of employment occurs; (b) any annual bonus earned but unpaid for the prior year (the “Prior Year Bonus”); and (c) subject to Mr. Blumberg’s timely election of continuation coverage under COBRA with respect to our group health insurance plans in which Mr. Blumberg participated immediately prior to the date of termination (“COBRA Continuation Coverage”) and continued payment by Mr. Blumberg of premiums for such plans at the “active employee” rate, we shall provide COBRA Continuation Coverage for a limited time frame (the “Medical Continuation Benefits”). Mr. Blumberg also received certain equity payments as described herein.

If Mr. Blumberg’s employment had been terminated by us without “cause” or by him for “good reason” within 12 months after a “change in control” (as defined in the 2016 employment agreement), he would have received in a lump sum, in cash, within 15 days after termination, an amount equal to $100 less than 3 times Mr. Blumberg’s “annualized includable compensation for the base period” (as defined in Section 280G of the Code); provided, however, that such lump sum severance payment would have been reduced to prevent any “excess parachute payment” (as defined in Section 280G of the Code). Mr. Blumberg would have also been entitled to receive the payment or provision of the Amounts and Benefits, plus payment of the Prior Year Bonus and Medical Continuation Coverage.

Upon death, the 2016 employment agreement provided we would have paid to Mr. Blumberg’s estate, (a) the Amounts and Benefits; (b) the Prior Year Bonus; and (c) a pro-rata portion of Mr. Blumberg’s annual bonus for the fiscal year in which Mr. Blumberg’s termination occurred based on actual results for such year. If terminated for disability, the employment agreement provided we would have paid to Mr. Blumberg, the same benefits as granted upon death but including, the Medical Continuation Benefits.

The 2016 employment agreement with Mr. Blumberg also contained confidentiality provisions, non-competition and non-solicitation provisions for a specified period.

2016 Separation Agreement

For a summary of the terms of Mr.  Blumberg’s separation agreement with us, see “Potential Payments Upon a Termination or Change in Control–Payments and Benefits Under the David Blumberg Separation Agreement” on page 45 below.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information with respect to outstanding equity-based awards at December 31, 2016 for our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Date of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John N. Haugh	—	—	—	—	—	—	—	—	196,850	1,838,579
	—	—	—	—	—	82,109	2/22/2017	766,898	—	—
	—	—	—	—	—	82,108	2/22/2018	766,889	—	—
	—	—	—	—	—	82,108	2/22/2019	766,889	—	—
	—	—	—	—	—	20,704	2/22/2017	193,375	—	—
	—	—	—	—	—	20,704	2/22/2018	193,375	—	—
	—	—	—	—	—	20,704	2/22/2019	193,375	—	—
	—	—	—	—	—	49,824	12/31/2018	465,356	—	—
	—	—	—	—	—	—	—	—	131,233	1,225,716
F. Peter Cuneo	—	—	—	—	—	—	—	—	—	—
David K. Jones	—	—	—	—	—	13,687	12/31/2017	127,837	13,687	127,837
	—	—	—	—	—	—	—	—	155,000	1,447,700
	—	—	—	—	—	11,014	3/31/2017	102,871	67,083	626,557
	—	—	—	—	—	11,014	3/31/2018	102,871	—	—
	—	—	—	—	—	11,013	3/31/2019	102,861	—	—
Jason Schaefer	—	—	—	—	—	—	—	—	120,000	1,120,800
	—	—	—	—	—	8,882	3/31/2017	82,958	54,099	505,289
	—	—	—	—	—	8,882	3/31/2018	82,958	—	—
	—	—	—	—	—	8,882	3/31/2019	82,958	—	—
David Blumberg(1)	15,000	—	—	17.16	9/21/2019	—	—	—	—	—

(1)	Mr. Blumberg left the Company on December 15, 2016 and forfeited 147,129 shares of common stock underlying PSUs that were eligible for vesting and 36,726 RSUs comprised of 31,975 2016 LTIP RSUs that would have vested one third annually on each of March 31, 2017, 2018 and 2019 and 4,751 RSUs pursuant to a grant of 9,503 RSUs made on April 30, 2015, of which 4,752 RSUs vested on April 30, 2016 and the remaining 4,751 would have vested on April 30, 2017.

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Grant dates and vesting dates for all outstanding equity awards at December 31, 2016 are as follows:

Name	Number of Securities Underlying Unvested Restricted Stock(1) (#)	Number of Securities Underlying Unexercised Options Exercisable (#)	Grant Date	Vesting Date
John N. Haugh	82,109	—	2/18/2016	2/22/2017
	82,108	—	2/18/2016	2/22/2018
	82,108	—	2/18/2016	2/22/2019
	20,704	—	2/18/2016	2/22/2017
	20,704	—	2/18/2016	2/22/2018
	20,704	—	2/18/2016	2/22/2019
	131,233	—	2/23/2016	12/31/2018
	196,850	—	2/23/2016	2/29/2019
F. Peter Cuneo	—	—	—	—
David K. Jones	13,687	—	7/6/2015	12/31/2017
	11,013	—	3/31/2016	3/31/2017
	11,014	—	3/31/2016	3/31/2018
	11,014	—	3/31/2016	3/31/2019
	67,083	—	3/31/2016	12/31/2018
	155,000	—	3/31/2016	3/31/2019
Jason Schaefer	8,882	—	3/31/2016	3/31/2017
	8,882	—	3/31/2016	3/31/2018
	8,882	—	3/31/2016	3/31/2019
	54,099	—	3/31/2016	12/31/2018
	120,000	—	3/31/2016	3/31/2019

(1)	Includes both restricted stock and performance-based awards.

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OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding exercise of options and vesting of restricted stock held by our named executive officers during the year ended December 31, 2016.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John N. Haugh(2)	—	—	—	$—
F. Peter Cuneo(3)	—	—	60,000	$421,200
David K. Jones(4)	—	—	13,687	$127,837
			4,562	$42,609
Jason Schaefer(5)	—	—	3,966	$37,042
David Blumberg(6)	—	—	4,752	$39,537

(1)	No options have been issued to our named executive officers.
(2)	Mr. Haugh did not have any stock awards vest during the year ended December 31, 2016.
(3)	Represents a grant of 60,000 fully vested shares of restricted stock on February 6, 2016 in connection with Mr. Cuneo’s second term of employment as Interim Chief Executive Officer.
(4)	Represents 13,687 shares of common stock underlying 2015 RSUs that vested on December 31, 2016 and 4,562 shares of common stock underlying 2015 PSUs that were deemed earned by the Compensation Committee for the year ended December 31, 2016.
(5)	Represents 3,966 shares of common stock underlying 2013 PSUs that were deemed earned by the Compensation Committee for the year ended December 31, 2016.
(6)	Represents 4,752 shares of common stock underlying 2015 RSUs that vested on April 30, 2016. Mr. Blumberg ceased to be an executive officer of the Company in December 2016 and, per the terms of a separation agreement we entered into with him, is eligible to receive 21,640 2016 LTIP PSUs, which may vest following the expiration of the applicable performance period on March 30, 2019, subject to the Company’s achievement of certain pre-determined performance goals, and was eligible to receive up to 33% of 155,000 2016 Retention PSUs. Mr. Blumberg received 51,150 2016 Retention PSUs. Mr. Blumberg forfeited his remaining 4,751 unvested 2015 RSUs and 31,975 2016 LTIP RSUs.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted under “—Narrative to Summary Compensation Table-and Plan-Based Awards Table”, we had previously entered into employment agreements with each of our named executive officers. As described above, as of January 2017, each of these employment agreements, other than our employment agreement with Mr. Haugh (which remains in effect) and our employment agreement with Mr. Cuneo (which expired by its terms on December 31, 2016 at the conclusion of Mr. Cuneo’s term as executive chairman), has been superseded and replaced by the executive severance plan and related participation agreements thereto, which were entered into by our named executives who are currently employees, other than Mr. Haugh and Mr. Cuneo. Mr. Haugh’s employment agreement and the other named executive’s participation agreements to the executive severance plan provide for certain payments and other benefits if a named executive officer’s employment with us is terminated under circumstances specified in his or her respective agreement, including a “change in control” of the Company. A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. Mr. Blumberg ceased being an executive officer on December 15, 2016 and, where applicable, the tables below include actual data regarding the covenants applicable to him and the payments made to him in connection with his separation from the Company.

The receipt of the payments and benefits to the named executive officers under their employment agreements or participation agreements pursuant to the Executive Severance Plan are generally conditioned upon their complying with customary non-solicitation, non-competition, confidentiality, non-interference or non-disparagement provisions. By the terms of such agreements, the executives acknowledge that a breach of some or all of the covenants described herein will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies. Except as provided in the footnotes below, the following table provides the term of such covenants following the termination of employment as it relates to each named executive officer:

Covenant	John N. Haugh		F. Peter Cuneo	David K. Jones	Jason Schaefer	David Blumberg
Confidentiality	Infinite duration		None	Infinite duration	Infinite duration	Infinite duration
Non-solicitation		(1)	None	18 months(2)	18 months(2)		(3)
Non-competition		(1)	None	18 months(2)	18 months(2)		(3)
Non-interference		(1)	None	18 months(2)	18 months(2)		(3)
Non-disparagement	Infinite duration		None	Infinite duration	Infinite duration	Infinite duration

(1)	Covenant runs from February 18, 2016 (the date of Mr. Haugh’s employment agreement with the Company) until 24 months after the date of Mr. Haugh’s termination.
(2)	Covenant runs for 18 months after the date of termination for any reason; provided that the non-competition restriction ends on the date of a termination by the Company without “cause” or the named executive officer for “good reason” during the 24 months following a “change in control” (as such terms are defined in the Executive Severance Plan.)
(3)	Covenant runs from February 24, 2016 (the date of Mr. Blumberg’s 2016 employment agreement with the Company) until 12 months after the date of Mr. Blumberg’s termination (as defined in the 2016 employment agreement) with respect to specified “competing entities” as specifically set forth in the 2016 employment agreement.

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Termination Payments (without a change in control)

The table below includes a description and the amount of estimated payments and benefits that would be provided by us (or our successor) to each of the named executive officers under each employment agreement, assuming that a termination circumstance occurred as of December 31, 2016 and a “change in control” had not occurred:(1)

Type of Payment(2)	Termination Event	John N. Haugh		F. Peter Cuneo		David Jones		Jason Schaefer
Severance Payments	Termination without Cause or by executive for Good Reason	$2,000,000	(3)	$0	(7)	$870,000	(8)	None	(11)
Pro rata portion of current year bonuses	Death, disability, termination without Cause, or termination by executive for Good Reason	$1,000,000	(4)	None		$523,125	(4)	$484,375	(4)
Continued coverage under medical, dental, hospitalization	Disability, termination without Cause, or termination by executive for Good Reason	None	(5)	None		$45,526	(9)	$45,526	(9)
Equity Acceleration	Death, disability, termination without Cause, or termination by executive for Good Reason	$2,932,349	(6)	None		$564,276	(10)	$248,873	(12)

(1)	Because Mr. Blumberg’s cessation of employment was effective prior to December 31, 2016, he is not included in the table.
(2)	In addition to the amounts reflected in this table, each named executive officer would also be entitled to receive the following upon a cessation of employment: (a) earned but unpaid base salary, (b) unreimbursed business expenses, (c) accrued but unused vacation time and (d) other than a termination by us for Cause or a resignation by the executive without Good Reason, earned but unpaid bonuses for any year that precedes the year of termination. However, it is assumed for purposes of this table that each of the named executives have received all such amounts (or, in the case of vacation, have used all available time) as of December 31, 2016.
(3)	Amount is equal to two (2) times Mr. Haugh’s annual base salary and is payable in twenty-four (24) installments.
(4)	Amount is equal to the executive’s annual bonus for 2016. Because the executive was employed for the whole year, his pro-rata portion of the bonus is 100%. The executive would have otherwise been required to remain employed through the bonus payment date in order to receive such amount.
(5)	Although Mr. Haugh’s employment agreement entitles him to up to eighteen (18) months of COBRA premiums (less the portion to be paid by the executive), Mr. Haugh was not enrolled in our group health plans as of December 31, 2016.
(6)	Amount represents the value of 313,956 RSUs and PSUs based on the per share closing price of our common stock on December 30, 2016 ($9.34). Of that amount, (i) 49,824 represents the 2016 PSUs that became time-vested RSUs as of December 31, 2016, (ii) 17,805 represents a pro-rata portion of the 2016 RSUs that are scheduled to vest as of February 22, 2017 and (iii) 246,327 represents the Make-Whole Inducement RSU Award. The shares of our common stock underlying the Make-Whole Inducement RSUs would be delivered on the original vesting dates, provided Mr. Haugh has continuously complied with the restrictive covenants contained in section 6 of his employment agreement. None of the PSUs granted pursuant to the Employment Inducement Award are included in this amount because we have assumed that as of December 31, 2016 the total shareholder return percentile was below the threshold percentile of 35%.
(7)	Mr. Cuneo’s 2016 employment agreement provided that, in the event of the termination of his employment by us without Cause, he would have been entitled to receive his base salary through the end of the term of his employment agreement. However, Mr. Cuneo’s employment agreement expired on December 31, 2016. Thus, if his employment had been terminated by us without Cause as of December 31, 2016, no further base salary would have been payable to him.
(8)	Amount is equal to the sum of (a) the base salary payable to Mr. Jones through the remaining term of his former employment agreement, plus (b) the minimum annual bonus payable to Mr. Jones in respect of the last year of the term of his former employment agreement.
(9)	Amount is equal to eighteen (18) months of COBRA premiums (less the portion to be paid by the executive).
(10)	Amount represents the value of 60,415 RSUs and PSUs based on the per share closing price of our common stock on December 30, 2016 ($9.34). Of that amount, (i) 13,687 represents the 2015 PSUs that vest upon the death or disability of Mr. Jones, (ii) 13,687 represents the 2015 RSUs that vest upon the death, disability, termination without Cause or resignation for Good Reason of Mr. Jones, and (iii) 33,041 2016 LTIP RSUs that vest upon the death, disability, termination without Cause or resignation for Good Reason of Mr. Jones. This amount does not include the 67,083 2016 LTIP PSUs granted to Mr. Jones, a pro-rata portion of which would vest upon the death, disability, termination without cause or resignation for good reason of Mr. Jones provided the applicable performance metrics are attained. This amount also does not include the 155,000 PSUs granted to Mr. Jones as part of our 2016 Retention Plan.
(11)	Mr. Schaefer’s employment agreement provided that, in the event of the termination of his employment by us without Cause or by him for Good Reason, he would have been entitled to receive his base salary through the end of the term of his employment agreement. However, Mr. Schaefer’s employment agreement expired on December 31, 2016. Thus, if his employment had been terminated by us without Cause or by him for Good Reason as of December 31, 2016, no further base salary would have been payable to him.
(12)	Amount represents the value of 26,646 2016 LTIP RSUs based on the per share closing price of our common stock on December 30, 2016 ($9.34). This amount does not include the 54,099 2016 LTIP PSUs granted to Mr. Schaefer, a pro-rata portion of which would vest upon the death, disability, termination without cause or resignation for good reason of Mr. Schaefer provided the applicable performance metrics are attained. This amount also does not include the 120,000 PSUs granted to Mr. Schaefer as part of our 2016 Retention Plan.

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Payments Upon Termination Following a Change in Control

The following table quantifies the estimated maximum amount of payments and benefits under our employment agreements, former employment agreements and agreements relating to awards granted under our equity incentive and stock option plans to which the named executive officers would have been entitled upon termination of employment if we had terminated their employment without cause within twelve (12) months following a “change in control” of our Company that (by assumption) occurred on December 31, 2016 and prior to the expiration of their respective employment agreements. Because Mr. Blumberg’s cessation of employment was effective prior to December 31, 2016, he is not included in the table below.

Name	Cash Severance Payment ($)		Continuation of Medical/ Welfare Benefits ($)		Value of Accelerated Vesting of Equity Awards ($)		Value of Accelerated Annual Bonus ($)		Total Termination Benefits ($)
John N. Haugh	$4,000,000	(1)	$0	(2)	$2,932,349	(3)	None		$6,932,349
F. Peter Cuneo	$0		None		None		None		$0
David Jones	$2,288,300	(4)	$45,526	(5)	$2,638,531	(6)	$523,125	(7)	$2,288,399	(8)
Jason Schaefer	$2,345,242	(4)	$45,526	(5)	$1,874,958	(9)	$484,375	(7)	$2,345,341	(8)

(1)	Amount is equal to two (2) times the sum of Mr. Haugh’s annual rate of base salary plus target annual bonus. Such amount is payable in a lump sum.
(2)	Although Mr. Haugh’s employment agreement entitles him to up to eighteen (18) months of COBRA premiums (less the portion to be paid by the executive), Mr. Haugh was not enrolled in our group health plans as of December 31, 2016.
(3)	Amount represents the value of 313,956 RSUs and PSUs based on the per share closing price of our common stock on December 30, 2016 ($9.34). Of that amount, (i) 49,824 represents the 2016 PSUs that became time-vested RSUs as of December 31, 2016, (ii) 17,805 represents a pro-rata portion of the 2016 RSUs that are scheduled to vest as of February 22, 2017, and (iii) 246,327 represents the Make-Whole Inducement RSU Award. The shares of our common stock underlying the Make-Whole Inducement RSUs would be delivered on the original vesting dates, provided Mr. Haugh has continuously complied with the restrictive covenants contained in section 6 of his employment agreement. None of the PSUs granted pursuant to the Employment Inducement Award are included in this amount because we have assumed that as of December 31, 2016 the total shareholder return percentile was below the threshold percentile of 35%.
(4)	The former employment agreements with each of Mr. Jones and Mr. Schaefer provided that, if, within twelve months of a “change in control,” their employment is terminated by us without “cause” or they terminate their employment with us for “good reason,” as all such terms are defined in each employment agreement, we are obligated to make a lump-sum severance payment to each such named executive officer equal to $100 less than three times the named executive officer’s “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code).
(5)	Amount is equal to eighteen (18) months of COBRA premiums (less the portion to be paid by the executive).
(6)	Amount represents the value of 282,498 outstanding PSUs and RSUs as of December 31, 2016 based on the per share closing price of our common stock on December 30, 2016 ($9.34).
(7)	Amount is equal to the executive’s annual bonus for 2016. Because the executive was employed for the whole year, his pro-rata portion of the bonus is 100%. The executive would have otherwise been required to remain employed through the bonus payment date in order to receive such amount.
(8)	The former employment agreement with each of Mr. Jones and Mr. Schaefer requires that the total termination benefits that the named executive officer would otherwise be entitled to receive upon a change in control be reduced to the maximum amount that will not result in receipt by the named executive officer of an “excess parachute payment” as defined under 280G of the Code (the “280G Cutback”). The total termination benefits reported in this chart have been reduced by the 280G Cutback, without having reduced any particular component of such benefits.
(9)	Amount represents the value of 200,745 outstanding PSUs and RSUs as of December 31, 2016 based on the per share closing price of our common stock on December 30, 2016 of $9.34.

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Payments and Benefits Under the David Blumberg Separation Agreement

Pursuant to the terms of the Separation Agreement entered into by and between the Company and David Blumberg effective as of December 15, 2016 (the “Blumberg Separation Agreement”), the Company agreed to pay or provide to Mr. Blumberg the following payments and benefits in connection with his termination of employment: (a) a lump sum payment equal to $960,000 (less applicable withholding taxes), representing the sum of Mr. Blumberg’s base salary of $600,000 and his target annual bonus of $360,000; (b) reimbursement of premiums for COBRA continuation coverage (less the portion of such premiums equal to the premium an active employee would be required to pay for such coverage) until the earlier of Mr. Blumberg and his dependents ceasing to be eligible for COBRA, eighteen (18) months following termination of employment, or Mr. Blumberg and his eligible dependents becoming eligible for coverage under the health insurance plan of a subsequent employer; (c) 21,640 of the 64,919 PSUs granted to Mr. Blumberg pursuant to the PSU award agreement dated as of March 31, 2016 shall remain eligible to become vested following the expiration of the performance period applicable to such award, subject to the Company’s achievement of the performance goals applicable to such award; and (d) with respect to the 155,000 PSUs granted to Mr. Blumberg as of January 7, 2016, the Company issued to Mr. Blumberg thirty-three percent (33%) of the shares of our common stock underlying such award, based on the Company’s achievement of the performance goals applicable to such award. The payments and benefits described in clauses (a) and (d) were subject to Mr. Blumberg’s return of a net 19,750 shares of our common stock to the Company in satisfaction of his clawback obligations related to the restatement of the Company’s financial statements as described in the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2016 and certain shares owed to the Company by Mr. Blumberg. The payments and benefits described above were also conditioned on Mr. Blumberg’s delivery and non-revocation of a release of claims against the Company. Under the terms of the Blumberg Separation Agreement, Mr. Blumberg acknowledged and agreed that he remains subject to the confidentiality, non-competition and non-solicitation restrictions set forth in Sections 6 and 7 of his employment agreement with the Company.

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VOTING SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our common stock as of September 5, 2017 by each of our directors and our named executive officers, all of our executive officers and directors, as a group, and each person known by us to beneficially hold more than five percent of our common stock, based on information obtained from such persons.

Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned, subject to community property laws where applicable. The shares “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, shares of our common stock underlying options, warrants, restricted stock units and other convertible securities that are exercisable or convertible within 60 days of September 5, 2017 and shares of our common stock underlying restricted stock awards that vest within 60 days of September 5, 2017 are deemed to be beneficially owned by the person holding such securities and to be outstanding for purposes of determining such holder’s percentage ownership. The same securities may be beneficially owned by more than one person. Percentage ownership is based on 57,078,142 shares of our common stock outstanding as of September 5, 2017. The address for each beneficial owner, unless otherwise noted, is c/o Iconix Brand Group, Inc. at 1450 Broadway, New York, New York 10018.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percentage of Company’s Outstanding Common Stock Beneficially Owned
John N. Haugh	403,570			*
David K. Jones	86,531			*
Jason Schaefer	60,974			*
F. Peter Cuneo	322,935	(2)		*
Drew Cohen	61,737			*
Mark Friedman	65,981			*
Sue Gove	30,052			*
James A. Marcum	74,057			*
Sanjay Khosla	15,481			*
Kristen M. O’Hara	15,481			*
Kenneth W. Slutsky	14,127			*
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	5,994,787	(3)	10.5%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	5,772,400	(4)	10.0%
Sports Direct International plc Unit A Brook Park East Shirebrook, England NG20 8RY	7,561,908	(5)	13.2%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	4,240,596	(6)	7.4%
Oppenheimer Funds, Inc. 225 Liberty Street New York, NY 10281	6,025,960	(7)	10.6%
Huber Capital Management, LLC. 2321 Rosecrans Ave, Suite 3245 El Segundo, CA 90024	2,889,952	(8)	5.1%
All directors and executive officers as a group (11 persons)	1,150,926		2.0%

*	Less than 1%

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(1)	For each director, other than Mr. Haugh, includes 12,097 in restricted shares issued on January 1, 2017 as consideration for the 2017 annual equity award for service as a director. Such shares will vest on July 1, 2017.
(2)	Includes 200,838 shares Mr. Cuneo has pledged as collateral for a line of credit.
(3)	Based on a Schedule 13G/A filed on January 12, 2017, BlackRock, Inc. is deemed to have beneficial ownership of these shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. The BlackRock, Inc., subsidiaries which acquired these shares are BlackRock (Netherlands) B.V.; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, LLC. BlackRock, Inc. has sole voting and dispositive power in respect of these shares.
(4)	Based on a Schedule 13G/A filed on April 10, 2017, The Vanguard Group, Inc. (the “Vanguard Group”) is deemed to have beneficial ownership of these shares, of which (i) 50,865 shares are owned beneficially by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of the Vanguard Group, as a result of its serving as investment manager of collective trust accounts and (ii) 11,237 shares are owned beneficially by Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as an investment manager of Australian investment offerings.
(5)	Based on a Schedule 13D/A filed on June 7, 2017, Sports Direct International pcl (“Sports Direct”) is deemed to have an indirect economic interest in these shares. Such interest is held through contracts for differences or “CFDs” with Monecor (London) Limited, trading as ETX Capital. Pursuant to the CFDs, Sports Direct does not have the power to vote or direct the vote, or power to dispose or direct the disposition of the any of the shares, and therefore the beneficial ownership is disclaimed pursuant to Rules 13d-4 and 16a-1(a)(4) of the Securities and Exchange Act of 1934 for Section 13(d) and Section 16(a) purposes.
(6)	Based on a Schedule 13G/A filed on February 9, 2017, Dimensional Fund Advisors LP is deemed to have beneficial ownership of these shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(7)	Based on a Schedule 13G/A jointly filed on January 31, 2017, Oppenheimer Funds, Inc. (“Oppenheimer Funds”) and Oppenheimer Global Opportunities Fund (“Oppenheimer Global Opportunities”) are deemed to have beneficial ownership of these shares. Oppenheimer Funds is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) and Oppenheimer Global Opportunities is an investment company registered under Section 8 of the Investment Company Act of 1940. Oppenheimer Funds and Oppenheimer Global Opportunities have shared voting power over the securities and disclaim beneficial ownership of such securities.
(8)	Based on a Schedule 13G filed on August 29, 2017, Huber Capital Management LLC (“HCM”) is deemed to have beneficial ownership of these shares, of which it has (i) sole power to vote or to direct the vote for 1,279,439 shares; (ii) shared power to vote or to direct the vote for 0 shares; (iii) sole power to dispose or to direct the disposition of 2,889,952 shares and (iv) shared power to dispose or to direct the disposition of 0 shares. In addition, Mr. Joseph R. Huber, who is the managing member and majority indirect owner of Huber Capital Holdings, LLC, which is in turn the owner of 100% of the membership interests of HCM, individually owns shares of the Company’s common stock and may be deemed to own the shares of Common Stock on behalf of clients of HCM, of which he has, in the aggregate, sole power to vote or to direct the vote of 1,846,852 shares and sole power to dispose or to direct the disposition of 3,457,365 shares of Common Stock, all of which he no longer holds with any purpose, or with the effect of, changing or influencing control of the Company or in connection with or as a participant in any transaction having that purpose or effect.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its charter, our Audit Committee must review and approve, where appropriate, all related party transactions.

In prior periods, the Company incurred advertising expenses with Complex Media, Inc. to promote certain of its Men’s brands. The Company owned a minority interest in Complex Media, Inc. as discussed in the Form 10-K. In July 2016, the Company received $35.3 million in connection with the sale of its interest in Complex Media, Inc. There were no advertising expenses with Complex Media, Inc. during FY 2016 as compared to advertising expense of $0.2 million and $0.1 million for FY 2015 and FY 2014, respectively, and no related accounts payable as of December 31, 2016 as compared to $0.2 million as of December 31, 2015. Management believes that all transactions were made on terms and conditions no less favorable than those available in the marketplace from unrelated parties.

During FY 2016, the Company incurred approximately $0.5 million in advertising expenses with Galore Media, Inc. to promote certain of the Company’s brands and for the rights to certain warrants of Galore Media, Inc. The Company owns a minority interest in Galore Media, Inc. as discussed in the Form 10-K. Management believes that all transactions were made on terms and conditions no less favorable than those available in the marketplace from unrelated parties.

During FY 2016, FY 2015 and FY 2014, the Company incurred less than $0.1 million per year in consulting fees in connection with a consulting arrangement entered into with Mark Friedman, a member of the Company’s Board of Directors, relating to the provision by Mr. Friedman of investor relations services. Such consulting agreement was terminated on May 3, 2016.

The Company has entered into certain license agreements in which the core licensee is also one of our joint venture partners. As of December 31, 2016, December 31, 2015, and December 31, 2014, the Company recognized the following royalty revenue amounts:

	FY 2016	FY 2015	FY 2014
Joint Venture Partner
Global Brands Group Asia Limited(1)	$3,696	$5,672	$6,686
Buffalo International ULC	13,848	12,311	10,785
Rise Partners, LLC/Top On International Group Limited	2,050	5,469	2,527
M.G.S. Sports Trading Limited	615	609	643
Pac Brands USA, Inc.	434	519	890
NGO, LLC(2)	982	807	108
Albion Equity Partners LLC/GL Damek	2,177	2,556	1,866
Anthony L&S	—	1,454	—
Roc Nation	—	400	400
MHMC(3)	1,240	300	—
	$25,042	$30,097	$23,905
(1)	Global Brands Group Asia Limited also serves as agent to Peanuts Worldwide for the Greater China Territory for Peanuts brands. For the years ended FY 2016, FY 2015 and FY 2014, Global Brands Group Asia Limited earned fees of approximately $3.3 million, $3.0 million, and $3.0 million, respectively, in its capacity as agent to Peanuts Worldwide.
(2)	In July 2017, the Company sold its 51% ownership interest in NGX, LLC (“NGX”), a joint venture intellectual property holding company formed with NGO, LLC, for a total purchase price of approximately $2.4 million, effectively reducing its investment in NGX to zero.
(3)	MHMC became a related party to the Company in July 2016 upon consummation of an agreement between a Company subsidiary and MHMC to sell to MHMC up to an aggregate 50% ownership interest in Umbro China. Refer to Note 3 for further details.

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AUDIT COMMITTEE REPORT

In 2016, the Audit Committee met with management and representatives of BDO USA, LLP to review and discuss preparations for the audit, including review of control procedures required pursuant to implementation of Section 404 of the Sarbanes-Oxley Act of 2002, and the procedures and timing of the audit of our financial statements. Following completion of the audit of the financial statements, the Audit Committee met with representatives of BDO USA, LLP and management to review and discuss the audit findings. The Audit Committee also discussed with representatives of BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards 16, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The Audit Committee received the written disclosures and the confirming letter from BDO USA, LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and discussed with BDO USA, LLP its independence from the Company.

Based upon the review and discussions referred to above, the Audit Committee, as it was constituted on December 31, 2016, recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2016.

THE AUDIT COMMITTEE

Sue Gove, Chairperson
Drew Cohen

James Marcum

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Proposal II	Ratification of the Appointment of Independent Registered Public Accountants

BDO USA, LLP has audited and reported upon our financial statements for our fiscal year ended December 31, 2016. The Audit Committee of the Board of Directors has re-appointed BDO USA, LLP as our independent registered public accountants for 2017. Although stockholder approval of the appointment of BDO USA, LLP is not required by law, the Audit Committee and the Board of Directors believe that it is advisable to give stockholders an opportunity to ratify this appointment. Furthermore, although the appointment of BDO USA, LLP is being submitted for stockholder ratification, the Audit Committee reserves the right, even after ratification by stockholders, to change the appointment of BDO USA, LLP our independent registered public accountants, at any time during the 2017 fiscal year, if it deems such change to be in our best interest. A representative of BDO USA, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

In addition to retaining BDO USA, LLP to audit our financial statements, we engage BDO USA, LLP from time to time to perform other services, as approved by the Audit Committee.

Audit Fees. The aggregate fees billed by BDO USA, LLP for professional services rendered for the audit of the Company’s annual financial statements for 2016 and 2015, internal controls over financial reporting and the reviews of the financial statements included in the Company’s Forms 10-Q, comfort letters and consents related to SEC registration statements for 2016 and 2015 totaled approximately $1,608,115 and $2,272,390, respectively.

Audit-Related Fees. There were approximately $800,934 and $107,710 aggregate fees billed by BDO USA, LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and other capital raising activities for 2016 and 2015, respectively, and that are not disclosed in the paragraph captioned “Audit Fees” above.

Tax Fees. The aggregate fees billed by BDO USA, LLP for professional services rendered for tax compliance and consulting for 2016 and 2015, were approximately $302,939 and $225,460, respectively.

All Other Fees. There were no fees billed by BDO USA, LLP, for products and services other than the services described in the paragraphs captioned “Audit Fees”, “Audit-Related Fees” and “Tax Fees” above for 2016 and 2015.

The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit services provided by BDO USA, LLP in 2016. Consistent with the Audit Committee’s responsibility for engaging the Company’s independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson or their designee has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee approved all the foregoing audit services and permissible non-audit services provided by BDO USA, LLP.

Board Recommendation

The Board of Directors unanimously recommends that you vote “FOR” approval of Proposal II and the ratification of the appointment of BDO USA, LLP as our independent registered public accountants for the fiscal year ending December 31, 2017.

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Proposal III	To Approve, by Non-Binding Advisory Vote, the Resolution Approving Named Executive Officer Compensation

We are asking stockholders to approve a non-binding advisory resolution on named executive officer compensation as reported in this Proxy Statement. As described within the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured the Company’s named executive officer compensation program to achieve the following objectives:

■	Attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets.

■	Align pay with performance—as well as with the long-term interests of stockholders—by linking payouts to performance measures that promote long-term stockholder value, including EBITDA, Free Cash Flow and Diluted Earnings Per Share.

■	Ensure continuity of the services of named executive officers so that they will contribute to, and be a part of, the Company’s long-term success and to promote and sustain stability in the executive team.

The Company and the Compensation Committee of our Board of Directors consistently review our executive compensation program to ensure that it reflects competition in the market place for talented individuals so that we can attract and retain skilled and committed long-term executives who we believe will contribute to accomplishing our vision. We continue to review our compensation plans closely and will make additional changes, as necessary, in an effort to ensure our practices are in keeping with industry norms and standards.

We urge stockholders to read the “Executive Compensation—Compensation Discussion and Analysis” within, which describes in more detail how the Company’s named executive officer compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the compensation of our named executive officers reported in this Proxy Statement.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Iconix Brand Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating our named executive officer compensation program.

Board Recommendation

The affirmative vote of the holders of record of a majority in voting interest of the shares of stock entitled to be voted at the Annual Meeting, present in person or by proxy are required for approval of this proposal. The Board of Directors unanimously recommends a vote “FOR” the approval of the non-binding advisory resolution on the Company’s named executive officer compensation.

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Proposal IV	To Approve, by Non-Binding Advisory Vote, the Frequency of Future Advisory Votes on Named Executive Officer Compensation

We are asking stockholders to approve a non-binding advisory resolution that future advisory votes on compensation of the Company’s named executive officers compensation occur every year. In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are submitting for stockholder consideration a resolution to determine, in a non-binding advisory vote, whether a vote to approve the compensation paid to our Named Executive Officers should occur every one, two or three years. After careful consideration of this proposal, the Compensation Committee has recommended to the Board of Directors that an advisory vote on executive compensation that occurs every year is the most appropriate policy for us at this time. In making this recommendation, the Compensation Committee determined that because we review our compensation philosophy and practices annually, and make adjustments as necessary, and also make annual executive compensation decisions, an annual advisory vote on executive compensation will allow stockholders to provide us with appropriate input on our compensation philosophy and practices.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Iconix Brand Group, Inc. (the “Company”) approve, on an advisory basis, that an advisory vote on compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders, occur every year.

This advisory resolution, commonly referred to as a “say-on-frequency” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating the frequency of the future advisory votes on our named executive officer compensation program.

Board Recommendation

The affirmative vote of the holders of record of a majority in voting interest of the shares of stock entitled to be voted at the Annual Meeting, present in person or by proxy are required for approval of this proposal. The Board of Directors unanimously recommends a vote “FOR” the approval of an annual vote with respect to the frequency of future stockholder advisory votes on executive compensation. Proxies received in response to this ballot item will be voted for the ONE YEAR option of this proposal unless otherwise specified in a proxy.

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Proposal V	Approval of the Amended and Restated 2016 Omnibus Incentive Plan

Executive Summary of Proposal and Selected Plan Information
Introduction:	On September 25, 2017, upon the recommendation of the Compensation Committee, our Board approved the Amended and Restated Iconix Brand Group, Inc. 2016 Omnibus Incentive Plan (the “Amended and Restated 2016 Plan”), which provides for amendment of our 2016 Omnibus Incentive Plan (the “2016 Plan”). Terms in this section not herein defined are as defined in the Amended and Restated 2016 Plan. The 2016 Plan, which is administered by our Compensation Committee, currently enables the Committee to grant equity and cash awards to our employees, the employees of our subsidiaries, our directors, our consultants and other persons who are expected to contribute to our success.
Of the 2,400,000 shares that are authorized for awards under the 2016 Plan, approximately 1,450,000 shares remain available for future grants under the 2016 Plan. Subject to stockholder approval, the proposed amendments to the Amended and Restated 2016 Plan provide for (i) an increase in the number of common shares available for issuance under the 2016 Plan by 1,900,000, (ii) elimination of liberal share recycling, (iii) elimination of the Committee’s discretion to make dividends payable on unvested awards, as described more fully below and (iv) mandatory one-year minimum vesting periods on all award types, subject to limited exceptions, as described more fully below.
We believe that the approval of the Amended and Restated 2016 Plan is necessary in order to allow the Company to continue to utilize equity awards, including performance awards to attract, retain and motivate employees and to further align the interests of our employees with those of our stockholders. We are requesting stockholder approval of the material changes to the Amended and Restated 2016 Plan.
If the Amended and Restated 2016 Plan is approved by our stockholders, the Amended and Restated 2016 Plan will become effective on October 31, 2017 (the “Effective Date”). If our stockholders do not approve the Amended and Restated 2016 Plan, the 2016 Plan will remain in effect in its current form.
Proposed Share Reserve:	The aggregate number of shares of common stock that may be subject to awards granted under the Amended and Restated 2016 Plan shall be 4,300,000 shares of common stock (consisting of 2,400,000 shares that were previously approved by stockholders and 1,900,000 new shares being requested for stockholder approval at our 2017 Annual Meeting of Stockholders).
The share reserve is subject to adjustment for certain events as more fully described below.
Impact on Dilution and Expected Duration:	Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request very carefully in the context of the need to motivate, retain and ensure our leadership team is focused on our strategic and long-term growth priorities. Particularly at this time of transition, equity is an important component of a compensation program that aligns with our strategy of achieving long-term, sustainable growth. The total potential voting power dilution as a result of the proposed share reserve is 12.12%(1). Our Board believes that the increase in shares of common stock available for issuance represents a reasonable amount of potential equity dilution given our strategic and long-term growth priorities.
Based on our historical share usage and our current stock price, we currently expect the proposed share reserve will enable us to make equity awards for the next 1 to 2 years.
Governance Highlights of 2016 Plan:	The Amended and Restated 2016 Plan incorporates certain compensation governance provisions that reflect best practices. These include:
	■	Minimum vesting period of one year from the date of grant for all award types (subject to limited exceptions);
	■	No dividends or dividend equivalents on any unvested awards;
	■	No “liberal” share recycling of any awards;
	■	Minimum 100% fair market value exercise price for options and stock appreciation rights;
	■	No repricing of options or stock appreciation rights and no cash buyout of underwater options and stock appreciation rights without stockholder approval;
	■	No dividend equivalents on options or stock appreciation rights;
	■	No evergreen provision;
	■	No “liberal” change in control definition;
	■	“Double-trigger” vesting for change in control benefits;
	■	No excise tax gross-up on change in control benefits; and
	■	Clawback provisions.
Date of Plan Expiration:	The Amended and Restated 2016 Plan will terminate on October 31, 2027, unless terminated earlier by the Board, but awards granted prior to such date may extend beyond that date.

(1)	As shown in the table below under “Dilution”, total potential voting power dilution is calculated as (equity awards outstanding + shares available for grant + additional requested shares) / (common stock outstanding + equity awards outstanding + shares available for grant + additional requested shares), each calculated as of September 5, 2017.

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Key Data

The following table includes information regarding all outstanding equity awards (i.e., awards under the 2016 Plan, awards under any predecessor plans and inducement/make-whole awards granted on a non-plan basis) and shares available for future awards under the Company’s 2016 Plan as of September 5, 2017 (and without giving effect to the Amended and Restated 2016 Plan under this Proposal No. V):

Total shares underlying outstanding options and warrants	40,000
Weighted average exercise price of outstanding options and warrants	$9.47
Weighted average remaining contractual life of outstanding options and warrants	2.13 years
Total shares subject to outstanding, unvested full-value awards	4,489,695
Total shares currently available for grant	1,451,713

Burn Rate

The following table sets forth information regarding awards granted, the burn rate for each of the last three fiscal years and the average burn rate over the last three years under all awards. The burn rate has been calculated as the quotient of (i) the sum of (x) all stock options/stock appreciation rights (“SARs”) granted in such year and (y) service-based restricted stock units (“Service-based RSUs”) granted, and the number of performance-based restricted stock units (“Performance RSUs”) earned in such year, divided by (ii) the weighted average number of shares of common stock outstanding at the end of such year. The Service-based RSUs and Performance RSUs are adjusted using a multiplier of 1.5 options per share, based on the methodology used by Institutional Shareholder Services (“ISS”) and the Company’s 3-year average volatility. As shown in the following table, the Company’s three-year average annual burn rate was 1.96%, which is below the ISS burn rate threshold of 3.75% applied to our industry by ISS.

	Year Ended December 31,
	2016	2015	2014	3-Year Average
Options/SARs granted	—	—	—
Service-based RSUs granted	668,619	355,588	122,620
Performance RSUs earned	86,974	244,846	478,706
Weighted average shares of common stock outstanding	52,338,000	48,293,000	48,431,000
Burn rate	2.17%	1.86%	1.86%	1.96%

The following description is qualified in its entirety by reference to the Amended and Restated 2016 Omnibus Incentive Plan document, a copy of which is attached as Annex A and incorporated into this Proxy Statement by reference.

Overview of the Amended and Restated 2016 Plan Awards

The following types of awards or any combination of them may be granted under the Amended and Restated 2016 Plan: of (1) Stock Options, (2) Stock Appreciation Rights, (3) “Stock Grants,” which for purposes of this Plan shall include (i) grants of Common Stock and (ii) unfunded and unsecured promises, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock (“Stock Units”) including Stock Units that are, or as to which the delivery of Stock or cash in lieu of Stock, is subject to the satisfaction of specific performance or other vesting conditions, (4) Other Stock-Based Awards or (5) Performance Awards which may be in the form of cash awards or Stock Grants. Stock Grants, Other Stock-Based Awards, cash awards under the Plan and Performance Awards may, as determined by the Compensation Committee, in its discretion, constitute Performance-Based Awards that are intended to comply with the performance-based exception under Section 162(m). Awards are evidenced by award agreements in such forms as the Compensation Committee approves from time to time. Each award is subject to such terms and conditions consistent with the Amended and Restated 2016 Plan, as determined by the Compensation Committee and as set forth in the award agreement.

Eligibility and Participation

All outside directors, executive officers and other employees of, and consultants and advisors to, the Company or any of its Subsidiaries, who are significantly responsible for the success and future growth and profitability of the Company, as determined by the Compensation Committee, are eligible to be participants in the Amended and Restated 2016 Plan. As of the date of this proxy statement, 8 non-employee directors, 8 executive officers, including the Chief Executive Officer, and approximately 90 non-executive officer employees are eligible to be selected for participation in the Amended and Restated 2016 Plan. We are presently unable to determine the number of consultants or advisors who may be eligible to receive awards under the Amended and Restated 2016 Plan. The number of persons

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covered by the Amended and Restated 2016 Plan may increase if we employ additional employees, elect additional directors or retain additional consultants and advisors. A participant’s right, if any, to continue to serve the Company as a director, executive officer or other employee, or otherwise will not be enlarged or otherwise affected by his or her designation as a participant under the Amended and Restated 2016 Plan. Participants may receive one or more awards under the Amended and Restated 2016 Plan.

Plan Administration

The Amended and Restated 2016 Plan will be administered by the Compensation Committee or such other committee appointed by the Board to administer the Plan. For ease of reference, we refer to the committee responsible for administering the Amended and Restated 2016 Plan as the “Compensation Committee” or “Committee”. Unless the Board determines otherwise, the Compensation Committee (or such other committee) shall be comprised solely of not less than two members who each shall qualify as a (i) “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) an “outside director” within the meaning of Section 162(m) of the Code. In addition, all Compensation Committee members shall be “independent directors” as defined in the applicable rules of the principal exchange or quotation system on which the Company’s common equity is listed for trading.

The Compensation Committee shall have the authority to grant awards to non-employee directors, executive officers and other employees of, or consultants and advisors to, the Company or any of its Subsidiaries. Notwithstanding the foregoing, subject to any prohibition under applicable law, including any applicable exchange or trading market requirements, the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine (other than the allocation of awards to the executive officers of the Company, persons who are officers of the Company within the meaning of Section 16 of the Exchange Act and the rules promulgated thereunder (“Section 16 officers”), or the non-employee directors of the Company); or (ii) to one or more officers of the Company the authority to allocate Awards among such persons (other than to the executive officers of the Company or Section 16 officers or the non-employee directors of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation.

The Committee shall determine the terms and conditions, not inconsistent with the provisions of the Plan, of any award granted hereunder, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an award, and accelerations or waivers thereof, and any provisions related to clawback or recoupment with respect to on an award, based in each case on such considerations as the Committee in its sole discretion determines. The Compensation Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. The Committee reserves general discretion to accelerate vesting of awards including in case of death, disability, retirement, termination without cause or a change in control. All determinations and interpretations made by the Committee shall be binding and conclusive on all persons and entities, including participants and their legal representatives.

Available Shares; No Liberal Share Recycling

Subject to certain adjustments set forth in the Amended and Restated 2016 Plan, a total of 4,300,000 shares (consisting of 2,400,000 shares* that were previously approved by stockholders and 1,900,000 new shares being requested for stockholder approval) may be made subject to awards under the Amended and Restated 2016 Plan and shall consist of authorized but unissued shares of common stock or shares held in treasury. In addition, the maximum number of shares under the Amended and Restated 2016 Plan that may be made subject to Incentive Stock Options is 1,000,000.

If (i) any shares of stock subject to an award are forfeited, an award expires or an award is settled for cash (in whole or in part), or (ii) after September 9, 2016 any shares of stock subject to an award under the Company’s former Amended and Restated 2009 Stock Incentive Plan (the “2009 Plan”) are forfeited, an award under the 2009 Plan expires or is settled for cash (in whole or in part), then in each such case the shares of stock subject to such award or an award under the 2009 Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the shares available for awards under the Amended and Restated 2016 Plan.

Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant under the Amended and Restated 2016 Plan: (i) shares tendered by the participant or withheld by the Company in payment of the purchase price of an option, (ii) shares tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to any awards, (iii) shares subject to a stock appreciation right that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

In the event that the Company or its subsidiaries makes an acquisition or is a party to a merger or consolidation and the Company assumes the options or other awards consistent with the purpose of the Amended and Restated 2016 Plan of the entity acquired, merged or consolidated which are administered pursuant to the Plan, shares of stock subject to the assumed options or other awards shall not count as part of the total number of shares of stock that may be made subject to awards under the Amended and Restated 2016 Plan.

*	As previously noted, of the 2,400,000 shares that were previously approved by stockholders, approximately 1,450,000 shares remain available for future grants.

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Stock Options

Stock Options granted under the Amended and Restated 2016 Plan may be either Incentive Stock Options (within the meaning of Section 422 of the Code) or Non-Qualified Stock Options that do not qualify as Incentive Stock Options. See “U.S. Federal Income Tax Consequences.”

The Compensation Committee determines the exercise price at which shares underlying a Stock Option may be purchased, whether an Incentive Stock Option or a Non-Qualified Stock Option. However, the exercise price of a Stock Option may not be less than the fair market value of the shares of common stock on the date the Stock Option is granted. Stock Options granted under the Amended and Restated 2016 Plan are exercisable at such times as specified in the Amended and Restated 2016 Plan and the award agreement. No Stock Option will be exercisable later than ten years after the date it is granted (except in certain limited circumstances).

Incentive Stock Options may be granted only to executive officers and other employees of the Company or any of its Subsidiaries. The aggregate market value (determined as of the date of grant) of common stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year may not exceed $100,000. Furthermore, Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all outstanding classes of stock of the Company or any of its subsidiaries, unless the exercise price is fixed at not less than 110% of the fair market value of the common stock on the date of grant, and such an Incentive Stock Option cannot be exercised more than five years after the date of grant.

Stock Appreciation Rights (SARs)

The Compensation Committee is authorized to grant SARs in conjunction with a stock option or other award granted under the Plan, and to grant SARs separately. The grant price of a SAR may not be less than the fair market value of a share of common stock on the date the SAR is granted. The term of a SAR may be no more than ten years from the date of grant.

Upon exercise of an SAR, the participant will have the right to receive the excess of the fair market value of the shares covered by the SAR on the date of exercise over the grant price. Payment may be made in cash, shares of common stock or other property, or any combination thereof, as the committee may determine. Shares issued upon the exercise of SARs are valued at their fair market value as of the date of exercise.

Stock Grants

Stock Grants may consist of shares of common stock or Stock Units (unfunded and unsecured promises, denominated in shares of common stock, to deliver common stock or cash measured by the value of common stock). A Stock Grant may include restrictions on the vesting, sale or other disposition of the shares or cash covered by the award, and the Company may have the right to reacquire such shares for no consideration upon termination of the participant’s employment within specified periods. The award agreement will specify whether the participant will have, with respect to the shares of common stock subject to a Stock Grant, all of the rights of a holder of shares of common stock, including the right to receive dividends, if any, and to vote the shares.

Performance Awards

The Compensation Committee will set performance targets at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Awards that will be paid out to the participants and may attach to such Performance Awards one or more restrictions. Performance targets may be based upon company-wide, divisional and/or individual performance.

Payment of earned Performance Awards may be made in shares of common stock or in cash and will be made in accordance with the terms and conditions prescribed or authorized by the Compensation Committee. The participant may elect to defer, or the Compensation Committee may require or permit the deferral of, the receipt of Performance Awards upon such terms as the Compensation Committee deems appropriate.

Other Stock-Based Awards

The Amended and Restated 2016 Plan also provides for the award of shares of common stock and other awards that are valued by reference to common stock or other property (“Other Stock-Based Awards”). Such awards may be granted above or in addition to other awards under the Plan. Other Stock-Based Awards may be paid in cash, shares of common stock or other property, or a combination thereof, as determined by the Compensation Committee.

Performance-Based Awards

Certain awards made under the Amended and Restated 2016 Plan may be granted so that they qualify as “performance-based compensation” (as this term is used in Section 162(m) of the Code and the regulations thereunder) and are exempt from the deduction limitation imposed by Section 162(m) of the Code (“Performance-Based Awards”). Among other criteria, awards qualify as Performance-Based Awards if at the time of grant the Compensation Committee is comprised solely of two or more “outside directors” (as this term is used in Section 162(m) of the Code and the regulations thereunder). In making these awards, the Compensation Committee must establish and apply objective performance goals and may use one or more or a combination of goals including net sales; net revenue; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings or loss (including earnings or loss before interest and/or taxes, or earnings before interest, taxes,

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depreciation and/or amortization, including, in each case, subject to specified adjustments); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; cash margin; year-end cash; debt reduction; shareholder equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; research and development achievements; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the company’s equity or debt securities; factoring transactions; sales or licenses of the company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel. Performance measures may be expressed in terms of overall Company performance or the performance of a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. Performance measures that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.

To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Compensation Committee may provide in the case of any award intended to qualify as a Performance-Based Award for such exception that one or more of the performance criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events occurring during the performance period that affect the applicable performance criterion or criteria. The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the performance measures listed above, including without limitation: (i) items related to a change in accounting principle; (ii) items related to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items related to unusual, infrequently occurring, or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items related to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. Unless otherwise determined by the Committee, the Committee shall not make an adjustment to an award intended to qualify as “performance-based compensation” under Section 162(m) of the Code in a manner that would cause the award not to so qualify.

Participant Limits

Subject to certain adjustments set forth in the Amended and Restated 2016 Plan, the following limits will apply to awards of the specified type granted to any one Participant in any single fiscal year:

(x) Appreciation Awards—Stock Options and Stock Appreciation Rights: 1,500,000 shares;

(y) Full Value Awards—Stock Grants, Performance Awards and/ or Other Stock-Based Awards that are denominated in shares of Common Stock: 1,500,000 shares; and

(z) Cash Awards—Performance Awards that are denominated in cash: $5,000,000.

In applying the foregoing limits, (a) all awards of the specified type granted to the same participant in the same fiscal year will be aggregated and made subject to one limit; (b) the limits applicable to Stock Options and Stock Appreciation Rights refer to the number of shares of common stock subject to those awards; (c) the share limit under clause (y) refers to the maximum number of shares of common stock that may be delivered under an award or awards of the type specified in clause (y) assuming a maximum payout; (d) the dollar limit under clause (z) refers to the maximum dollar amount payable under an award or awards of the type specified in clause (z) assuming a maximum payout; (e) the respective limits for awards of the type specified in clause (y) and clause (z) are only applicable to Performance-Based Awards that are intended to comply with the performance-based exception under Section 162(m) of the Code, (f) if the Committee determines to settle a stock-denominated Performance-Based Award in cash, the maximum aggregate amount of cash that may be paid pursuant to such Awards to any Participant in any fiscal year of the Company shall be equal to the per share fair market value as of the relevant payment or settlement date multiplied by the number of shares of common stock described in the preceding clause (y); and (g) each of the specified limits in clauses (x), (y) and (z) is multiplied by two (2) for awards granted to a participant in the year employment commences.

Non-employee Director Limits

The maximum number of shares of common stock subject to awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $500,000

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in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). The Compensation Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Minimum Vesting Requirement

The Amended and Restated 2016 Plan imposes a one-year minimum vesting requirement on all equity based awards, with a limited exception for up to 5% of the share reserve. (For administrative convenience, to address annual meeting dates that may on occasion be slightly shorter than the precise one-year anniversary of the preceding annual meeting of stockholders, the Amended and Restated 2016 Plan provides that non-employee director equity awards which vest no earlier than two weeks prior to the anniversary date of the immediately preceding year’s annual meeting of stockholders are deemed to comply with the minimum vesting requirement.)

Effect of Change in Control

The Amended and Restated 2016 Plan generally provides the Committee with flexibility to determine the effects of a “change in control” (as defined in the Amended and Restated 2016 Plan) on outstanding awards, including that “underwater” stock options and SARs may be cancelled without payment or that certain performance awards will be deemed to have been earned in full or in part or converted into other restricted awards. Unless otherwise expressly provided in an award agreement, if a successor company assumes or substitutes outstanding awards as of a change in control, then the awards will continue to remain outstanding in the ordinary course, subject to accelerated vesting or settlement if a participant has a qualifying termination within 24 months following the change in control, or such other period as may be specified in the award agreement. If a successor does not so assume or substitute awards in a change in control, the vesting and/or exercisability of awards will generally be accelerated as of immediately prior to the change in control.

Dividends; Dividend Equivalents

The Amended and Restated 2016 Plan provides that in no event shall dividends or dividend equivalents be paid with respect to Stock Options or Stock Appreciation Rights and that, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is unvested, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

No Repricing

The Plan prohibits option and SAR repricings (other than to reflect stock splits, spin-offs or other corporate events described under “Adjustments upon Changes in Capitalization” below) unless stockholder approval is obtained. For purposes of the Plan, a “repricing” means a reduction in the exercise price of an option or the grant price of a SAR, the cancellation of an option or SAR in exchange for cash or another award (except in connection with a change in control) under the Plan if the exercise price or grant price of the option of SAR is greater than the fair market value of the Common Stock, or any other action with respect to an option or SAR that may be treated as a repricing under the rules of the principal securities exchange on which the Common Stock is traded.

Adjustments upon Changes in Capitalization

In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in our corporate structure affecting our common stock or the value thereof, appropriate adjustments to the Plan and awards will be made as the Compensation Committee determines to be appropriate, including adjustments in the number and class of shares of stock subject to the Plan, the number, class and option or exercise price of shares subject to awards outstanding under the Plan, and the limits on the number of awards that any person may receive. If applicable, adjustments may also be made by the Committee in the terms of any awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding awards on such basis that the Committee deems appropriate, including modifications of performance targets and changes in the length of performance periods.

Termination of Employment

If a participant’s employment is terminated due to death or disability, then the participant’s unvested awards become vested or exercisable, as applicable, immediately as of the date of the termination of the participant’s employment. All Stock Options that were or became exercisable as of the date of the participant’s death or termination of employment, will remain exercisable until the earlier of (i) the end of the one- year period following the date of the participant’s death or following the date of the termination of his or her employment, as the case may be, or (ii) the date the Stock Option would otherwise expire. All unearned or unvested Performance Awards held by the participant on the date of the participant’s death or the date of the termination of his or her employment, as the case may be, will immediately become earned or vested as of such date and will be paid out or settled within 60 days following such termination based on the participant’s performance immediately prior to the date of the participant’s death or the date of the termination of his or her employment on a pro-rated basis with a minimum of at least one year into a performance period.

Other than as set forth in an employment or other agreement, the award agreement or other written agreement, a participant whose employment is terminated for cause, as defined in the Amended and

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Restated 2016 Plan, forfeits all awards granted to the participant under the Amended and Restated 2016 Plan, whether or not vested, exercisable or earned, held by the participant on the date of such termination. A participant whose employment is terminated for any reason, other than for cause, death or disability, including, without limitation, retirement, forfeits all unvested, unexercisable and unearned awards granted to the participant. All exercisable Stock Options held by the participant on the date of the termination of his or her employment for any reason other than for voluntary termination, cause, death or disability will remain exercisable until the earlier of (i) the end of the 90-day period following the date of the termination of the participant’s employment, or (ii) the date the Stock Option would otherwise expire. The Amended and Restated 2016 Plan’s provisions relating to termination of employment may be modified in the discretion of the Compensation Committee.

Transferability

Each award granted under the Amended and Restated 2016 Plan to a participant who is subject to restrictions on transferability and/ or exercisability is not transferable otherwise than by will or the laws of descent and distribution, and/or is exercisable, during the participant’s lifetime, only by the participant. The Compensation Committee also may permit an award (other than an Incentive Stock Option) to be transferred by a participant solely to members of the participant’s immediate family or trusts or family partnerships for the benefit of such persons, subject to any restriction included in the award agreement.

Clawback

Notwithstanding anything to the contrary, an award agreement may provide that the Committee may cancel such award or recoup all or a portion of an award if the participant has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company while employed by or providing services to the Company or any subsidiary, including fraud or conduct contributing to any financial restatements or irregularities. The Committee may also provide in an award agreement that in such event, the participant will forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of such award, the sale or other transfer of such award, or the sale of shares of common stock acquired in respect of such award, and must promptly repay such amounts to the Company.

The Committee may also provide in an award agreement that if the participant receives any amount in excess of what the participant should have received under the terms of the award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the participant shall be required to promptly repay any such excess amount to the Company. Furthermore, to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of Nasdaq or any other securities exchange or inter-dealer quotation service on which the shares are listed or quoted, or if so required pursuant to a written policy adopted by the Company, awards shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements.

Term and Amendment of the Amended and Restated 2016 Plan

The Amended and Restated 2016 Plan will terminate on October 21, 2027. Subject to the provisions of the Amended and Restated 2016 Plan, the Board or the Compensation Committee may amend the Amended and Restated 2016 Plan from time to time, and suspend or terminate the Amended and Restated 2016 Plan at any time. Without stockholder approval, no amendment may (i) increase the total number of shares which may be issued under the Amended and Restated 2016 Plan or the maximum number of shares with respect to awards that may be granted to any individual under the Amended and Restated 2016 Plan; (ii) modify the requirements as to eligibility for awards under the Amended and Restated 2016 Plan; or (iii) effect the repricing of Stock Options or SARs.

U.S. Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences of awards under the Amended and Restated 2016 Plan. This summary is based on the law as in effect on September 29, 2017. This summary is not intended to be exhaustive and does not describe state, local or foreign tax laws.

Stock Awards

The tax consequences of stock awards under the Amended and Restated 2016 Plan are generally as follows: (i) a recipient of a restricted stock award generally must recognize as ordinary income the value of any shares at the time the restrictions lapse plus the amount of dividends to which the participant then becomes entitled; although the holder of a restricted stock award may make a “Section 83(b) election” if permitted by the Company, in which case the value of shares would be taxable at grant at ordinary income tax rates; (ii) a recipient of a stock unit award will generally recognize ordinary income at the time of payment equal to the value of the underlying shares or cash paid; and (iii) a recipient of an unrestricted stock award generally must recognize as ordinary income the value of the shares at the time of grant. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognized ordinary income, subject to the limitations of Section 162(m). If the participant is an employee, such ordinary income generally would be subject to withholding and employment taxes.

Non-Qualified Stock Options

The grant of a non-qualified stock option (i.e., a stock option that is not an incentive stock option) will not result in any immediate tax consequences to the Company or the participant. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary income, and we will be entitled to a deduction, equal to the difference between the exercise price and the fair market value of the shares of common stock acquired at the time of exercise. If the non-qualified stock option were granted in connection with employment, this taxable

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income would also constitute “wages” subject to withholding and employment taxes. The foregoing summary assumes that any shares acquired upon exercise of a non-qualified option are not subject to a substantial risk of forfeiture. Any gain or loss upon a subsequent sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on how long the shares have been held.

Incentive Stock Options

The grant of an incentive stock option will not result in any immediate tax consequences to the Company or the participant. In addition, a participant will not recognize ordinary income, and we will not be entitled to any deduction, upon the exercise of an incentive stock option while the participant is an employee or within three months following termination of employment (longer, in the case of disability or death). In such event, the excess of the fair market value of the shares acquired over the exercise price will be includible only in the participant’s alternative minimum taxable income for the year of exercise for purposes of the alternative minimum tax. If the participant does not dispose of the shares acquired within one year after their receipt (and within two years after the option was granted), gain or loss recognized on the subsequent disposition of the shares will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of taxable ordinary income. In the event of an earlier disposition, the participant will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price; or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Any additional gain to the participant will be treated as capital gain, long-term or short-term, depending on how long the shares have been held. Upon such a disqualifying disposition, we will be entitled to a deduction in the same amount and at the same time as the participant recognizes such ordinary income. A participant’s stock options otherwise qualifying as incentive stock options would be treated for tax purposes as non-qualified options to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Stock Appreciation Rights

The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to the Company or the participant. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any shares received will constitute taxable ordinary income to the grantee. We will be entitled to a deduction in the same amount and at the same time. If the SAR were granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes.

Dividend Equivalents

Dividend equivalents generally will be taxed at ordinary income rates when paid. In most instances, they will be treated as additional compensation that the Company may be able to deduct at that time, subject to the limitations of Section 162(m).

Withholding

Applicable taxes required by law will be withheld from all amounts paid in satisfaction of an award. Under the Amended and Restated 2016 Plan, the amount of withholding to be paid in respect of non-qualified options exercised through the cashless method in which all shares are sold immediately after exercise will be determined by reference to the price at which the shares are sold.

Section 162(m)

Section 162(m) generally limits the deductible amount of annual compensation paid by a public company to a “covered employee” (i.e., the Chief Executive Officer and any of the three other most highly paid executive officers except the Chief Financial Officer) to no more than $1 million. Amounts payable upon exercise of stock options and SARs, which were granted at an exercise price of not less than fair market value at their date of grant, as well as amounts payable solely upon satisfaction of performance objectives pursuant to a Section 162(m) compliant plan, are generally exempt from the $1 million deduction limitation. It is possible that performance-based compensation that is intended to be exempt from the deduction limitation may not meet the requirements to qualify for such exemption.

Section 409A

Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount and a possible interest charge. Stock options and SARs granted on shares of common stock with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options and SARs that would be awarded under the Amended and Restated 2016 Plan are intended to be eligible for this exception.

Anticipated Awards if Amended and Restated 2016 Plan is Approved

We cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to eligible employees and directors under the Amended and Restated 2016 Plan.

Reasons for Seeking Stockholder Approval

In summary, we are seeking approval of the Amended and Restated 2016 Plan in order, among other things, to: (i) establish a share reserve to allow the Company to continue to utilize equity awards, including performance awards, to attract, retain and motivate employees and to further align the interests of our employees with those of our stockholders; (ii) comply with NASDAQ rules requiring stockholder approval of equity compensation plans; and (iii) update the 2016 Plan with the amendments described above, to reflect compensation governance best practices.

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STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Proxy Proposals Brought Under Rule 14a-8

Stockholders who wish to present proposals appropriate for consideration at our annual meeting of stockholders to be held in the year 2018 must submit the proposal in proper form consistent with our By-Laws to us at our address set forth on the first page of this Proxy Statement and in accordance with applicable regulations under Rule 14a-8 of the Exchange Act not later than June 4, 2018 in order for the proposition to be considered for inclusion in our Proxy Statement and form of proxy relating to such annual meeting. Any such proposals, should contain the name and record address of the stockholder, the class and number of shares of our common stock beneficially owned as of the record date established for the meeting, a description of, and reasons for, the proposal and all information that would be required to be included in the Proxy Statement file with the SEC if such stockholder was a participant in the solicitation subject to Section 14 of the Securities Exchange Act of 1934. The proposal and as well as any questions related thereto, should be directed to the Company’s Secretary.

Director Nominations, Proposals for Action and Other Business Brought Before the Annual Meeting

Our bylaws require that proposals of stockholders made outside of the processes of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the bylaws, including providing all of the information specified in the bylaws no earlier than July 3, 2018 and not later than August 2, 2018; provided, however, that in the event that the annual meeting is called for a date that is more than 30 calendar days earlier or more than 60 calendar days later than October 31, 2018, notice by the stockholder in order to be timely must be so delivered or received no earlier than the close of business on the 120th calendar day prior to the date of such annual meeting and not later than the close of businesses on the later of the 90th calendar day prior to the date of such annual meeting or, if the first public disclosure of the date of such annual meeting is less than 100 calendar days prior to the date of such annual meeting, the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board of Directors and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

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STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Company’s common stock for the period January 1, 2016 through December 31, 2016 with the cumulative total stockholder return on the NASDAQ Composite Index and the Compensation Benchmarking Peer Group for the same period. Each cumulative total stockholder return was calculated assuming $100 in each of the NASDAQ Composite Index, the Compensation Benchmarking Peer Group and the Company’s common stock on January 1, 2016. The information set forth below is not indicative of future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

ASSUMES INITIAL INVESTMENT OF $100 DECEMBER 2016

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WHERE YOU CAN FIND MORE INFORMATION

The Form 10-K is being made available to stockholders via the Internet. If you would like to receive a printed copy of our Proxy Statement and Form 10-K, you should follow the instructions for requesting such information in the notice you receive.

The Form 10-K also is available on our website at www.iconixbrand.com.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by us. We have engaged Morrow Sodali, referred to as Morrow to assist in the administration, distribution and solicitation of proxies for the annual meeting and we expect that their fees will not exceed $15,000. Morrow’s address is 470 West Avenue, Stamford, CT 06902. Stockholders can reach Morrow at (800) 245-1502. Banks and Brokerage Firms can reach Morrow at (203) 658-9400. Further solicitation of proxies from some stockholders may be made by our directors, officers and regular employees personally, by telephone, telegraph or special letter.

In addition, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers whose shares of common stock are registered in nominee name. We will reimburse such persons for their reasonable out-of-pocket costs.

The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors,

John N. Haugh

Director, President and Chief Executive Officer

September 29, 2017

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Annex A	Iconix Brand Group, Inc. Amended and Restated 2016 Omnibus Incentive Plan

1.	Purpose

The Amended and Restated 2016 Iconix Brand Group, Inc. Omnibus Incentive Plan (as amended from time to time, the “Plan”) is intended to provide incentives which will attract, retain, motivate and reward highly competent persons as non-employee directors, executive officers and other employees of, or consultants and advisors to, Iconix Brand Group, Inc. (the “Company”) or any corporation, limited liability company or other form of business entity now existing or hereafter formed or acquired that is a “subsidiary” of the Company within the meaning of Rule 405 under the Securities Act of 1933 (“Subsidiaries”), by providing them opportunities to acquire shares of common stock, par value $.001 per share, of the Company (“Common Stock” or “Stock”) or to receive other Awards (as defined in Section 4 below) described herein. Furthermore, the Plan is intended to assist in further aligning the interests of such non-employee directors, executive officers and other employees, consultants and advisors, with those of the stockholders of the Company.

2.	Administration

(a)	The Plan generally shall be administered by a committee (the “Committee”) which shall be the Compensation Committee of the Board of Directors of the Company (the “Board”) or another committee appointed by the Board from among its members. In the absence of such Committee, the Board shall administer the Plan. The use of the term “Committee” shall be deemed to mean the Board if no Committee has been appointed by the Board. Unless the Board determines otherwise, the Committee shall be comprised solely of not less than two members who each shall qualify as a (i) “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. In addition, all Committee members shall be “independent directors” as defined in the applicable rules of the principal exchange or quotation system on which the Company’s common equity is listed for trading. The Committee shall determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to clawback or recoupment with respect to an Award, based in each case on such considerations as the Committee in its sole discretion determines. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all persons and entities, including participants and their legal representatives.

(b)	No member of the Board, no member of the Committee and no agent of the Committee who is an employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Board, members of the Committee and any agent of the Committee who is an employee of the Company against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct; provided, that the foregoing is not intended to be in limitation of any other rights of indemnification that any Board or Committee member, or agent of the Committee, may have, including under the Company’s bylaws.

(c)	The Committee shall have the authority to grant Awards to non-employee directors, executive officers and other employees of, or consultants and advisors to, the Company or any of its Subsidiaries. Notwithstanding the foregoing, subject to any prohibition under applicable law, including any applicable exchange or trading market requirements, the Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine (other than the allocation of Awards to the executive officers of the Company, persons who are officers of the Company within the meaning of Section 16 of the Exchange Act and the rules promulgated thereunder (“Section 16 officers”), or the non-employee directors of the Company) and (ii) to one or more officers of the Company the authority to allocate Awards among such persons (other than to the executive officers of the Company or Section 16 officers or the non-employee directors of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation.

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(d)	Other than pursuant to Section 12, the Committee shall not without the approval of the Company’s stockholders (a) lower the exercise price of a Stock Option or Stock Appreciation Right after it is granted, (b) cancel a Stock Option or Stock Appreciation Right when the per share exercise price or grant price exceeds the Fair Market Value of one share on Common Stock in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to a Stock Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are listed.

(e)	Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary and subject to the immediately following proviso, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted or, with respect to equity-based Awards to non-employee directors, if earlier, the annual meeting of the Company’s stockholders that occurs in the immediately following year; provided, however, that (i) the Committee may grant Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available shares of Common Stock (the “5% Exception Limit”) authorized for issuance under the Plan pursuant to Section 5 below (subject to adjustment under Section 12), and (ii) to the extent equity-based Awards to non-employee directors vest as of a date that is earlier than two weeks prior to the anniversary date of the immediately preceding year’s annual meeting, such Awards shall count against the 5% Exception Limit set forth in clause (i). For the avoidance of doubt, the foregoing restriction does not apply to the Committee’s discretion to provide in the terms of the Award or otherwise for accelerated exercisability or vesting of any Award upon the occurrence of one or more events other than completion of a service period, including retirement, death, disability or a Change in Control (as defined in Section 13).

(f)	Limits On Dividends and Dividend Equivalents. In no event shall dividends or dividend equivalents be paid with respect to Stock Options or Stock Appreciation Rights. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

3.	Participants

“Participants” shall consist of such non-employee directors, executive officers and other employees of, or consultants and advisors to, the Company or any of its Subsidiaries and outside contractors who the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and who the Committee may designate from time to time to receive Awards under the Plan. Designation as a participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type, amount and other terms of Awards.

4.	Types of Awards and Vesting Restrictions

Awards under the Plan may be granted in any one or a combination of (1) Stock Options, (2) Stock Appreciation Rights, (3) “Stock Grants,” which for purposes of this Plan shall include (i) grants of Common Stock, (ii) unfunded and unsecured promises, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock (“Stock Units”) including Stock Units that are, or as to which the delivery of Stock or cash in lieu of Stock, is subject to the satisfaction of specific performance or other vesting conditions, (4) Other Stock-Based Awards or (5) Performance Awards which may be in the form of cash awards or Stock Grants (each individually an “Award,” and collectively, “Awards”). Stock Grants, Other Stock-Based Awards, cash awards under the Plan and Performance Awards may, as determined by the Committee, in its discretion, constitute Performance-Based Awards, as described in Section 11 below. Awards shall be evidenced by Award agreements (which need not be identical) in such forms as the Committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreements, the provisions of the Plan shall prevail.

5.	Common Stock Available Under the Plan

(a)	Shares Available. Subject to any adjustments made in accordance with Section 12 below, the aggregate number of shares of Common Stock that may be subject to Awards granted under this Plan shall be 4,300,000 shares of Common Stock (consisting of 2,400,000 shares that were previously approved by stockholders and 1,900,000 new shares being requested for stockholder approval at the 2017 Annual Meeting of Stockholders of the Company). Any shares of Common Stock issued hereunder may consist, in whole or in part, authorized and unissued shares, treasury shares, or shares purchased in the open market or otherwise. After the Original Effective Date of the Plan (as defined in Section 27), no awards may be granted under the Amended and Restated 2009 Equity Incentive Plan (the “Prior Plan”).

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(b)	Individual Maximum Limits for Code Section 162(m) Purposes. Subject to any adjustment made in accordance with Section 12 below, the following limits will apply to Awards of the specified type granted to any one participant in any single fiscal year of the Company (a “Fiscal Year”):

(x)	Appreciation Awards—Options and Stock Appreciation Rights: 1,500,000 shares;

(y)	Full Value Awards—Stock Grants, Performance Awards and/or Other Stock-Based Awards that are denominated in shares of Common Stock: 1,500,000 shares; and

(z)	Cash Awards—Performance Awards that are denominated in cash: $5,000,000.

In applying the foregoing limits, (a) all Awards of the specified type granted to the same participant in the same Fiscal Year will be aggregated and made subject to one limit; (b) the limits applicable to Options and Stock Appreciation Rights refer to the number of shares of Common Stock subject to those Awards; (c) the share limit under clause (y) refers to the maximum number of shares of Common Stock that may be delivered under an Award or Awards of the type specified in clause (y) assuming a maximum payout; (d) the dollar limit under clause (z) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (z) assuming a maximum payout; (e) the respective limits for Awards of the type specified in clause (y) and clause (z) are only applicable to Performance-Based Awards that are intended to comply with the performance-based compensation exception under Section 162(m) of the Code; (f) if the Committee determines to settle a stock-denominated Performance-Based Award in cash, the maximum aggregate amount of cash that may be paid pursuant to such Awards to any participant in any Fiscal Year shall be equal to the per share Fair Market Value as of the relevant payment or settlement date multiplied by the number of shares of Common Stock described in the preceding clause (y), and (g) each of the specified limits in clauses (x), (y) and (z) is multiplied by two (2) for Awards granted to a participant in the year the participant’s employment commences.

(c)	Shares Underlying Awards That Again Become Available. If (i) any shares of Common Stock subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after September 9, 2016 any shares of Common Stock subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or is settled for cash (in whole or in part), then in each such case the shares of Common Stock subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the shares available for Awards under paragraph (a) of this Section.

(d)	Shares Underlying Awards That Do Not Become Available. Notwithstanding anything to the contrary contained herein, after the Effective Date the following shares of Common Stock shall not be added to the shares authorized for grant under paragraph (a) of this Section: (i) Shares of Common Stock tendered by the participant or withheld by the Company in payment of the purchase price of a Stock Option or a stock option under the Prior Plan, (ii) shares of Common Stock tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to any Award or, an award under the Prior Plan, (iii) shares of Common Stock subject to a Stock Appreciation Right or a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Stock Options or stock options under the Prior Plan.

(e)	Treatment of Substitute Awards. Awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines (“Substitute Awards”) shall not reduce the shares of Common Stock authorized for grant under the Plan or the limitations on grants to a participant under paragraph (b) above, nor shall shares of Common Stock subject to a Substitute Award be added to the shares of Common Stock available for Awards under the Plan as provided in paragraph (c) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan (and shares of Common Stock subject to such Awards shall not be added to the shares of Common Stock available for Awards under the Plan as provided in paragraph (c) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors prior to such acquisition or combination.

(f)	Limit on Non-Employee Director Awards. The maximum number of shares of Common Stock subject to Awards granted during a single Fiscal Year to any non-employee director, taken together with any cash fees paid to such non-employee director during the Fiscal Year, shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

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6.	Stock Options

(a)	In General. The Committee is authorized to grant Stock Options to non-employee directors, executive officers and other employees of, or consultants or advisors to, the Company or any of its Subsidiaries and shall, in its sole discretion, determine which of such individuals shall receive Stock Options and the number of shares of Common Stock underlying each Stock Option. Stock Options may be (i) incentive stock options (“Incentive Stock Options”) within the meaning of Section 422 of the Code, or (ii) Stock Options which do not qualify as Incentive Stock Options (“Non-Qualified Stock Options”). The Committee may grant to a participant in the Plan one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. Each Stock Option shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award agreement. In addition, each Stock Option shall be subject to the following limitations set forth in this Section 6.

(b)	Exercise Price. Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine on the date of grant; provided, however, subject to Section 6(e) below, that the per-share exercise price shall not be less than 100 percent of the Fair Market Value (as defined in Section 17 below) of Common Stock on the date the Stock Option is granted. Notwithstanding anything to the contrary in this Section 6(b), any Stock Option issued as a Substitute Award pursuant to a substitution that occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section (or Code Section 409A) and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Stock Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(c)	Payment of Exercise Price. Except for a Stock Option that is settled in the manner provided in Section 6(f) below, the Stock Option exercise price must be paid in cash. In the discretion of the Committee, a payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price with the requirement of the broker’s same day reconciliation or as otherwise determined by the Company. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan.

(d)	Exercise Period. Stock Options granted under the Plan shall be exercisable at such time or times as specified in the Plan and the Award agreement; provided, however, that no Stock Option shall be exercisable later than ten years after the date it is granted. Notwithstanding the foregoing, in the event that on the last business day of the term of a Stock Option (other than an Incentive Stock Option) (i) the exercise of the Stock Option is prohibited by applicable law or (ii) shares of Common Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall, to the extent permitted under Code Section 409A, be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

(e)	Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to participants who are executive officers or other employees of the Company or any corporation that is a “subsidiary corporation” of the Company, within the meaning of Code Section 424(f), on the date of grant. The aggregate market value (determined as of the time the Stock Option is granted) of Common Stock with respect to which Incentive Stock Options (under all option plans of the Company) are exercisable for the first time by a participant during any calendar year shall not exceed $100,000. For purposes of the preceding sentence, (i) Incentive Stock Options shall be taken into account in the order in which they are granted and (ii) Incentive Stock Options granted before 1995 shall not be taken into account. Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Code Section 424(d)) more than 10 percent of the total combined voting power of all outstanding classes of stock of the Company or any of its Subsidiaries, unless the exercise price is fixed at not less than 110 percent of the Fair Market Value of Common Stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option. In addition, no Incentive Stock Option shall be issued to a participant in tandem with a Non-Qualified Stock Option. Solely for purposes of determining whether shares of Common Stock are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 1,000,000 Shares, subject to adjustment as provided in Section 12.

(f)	Alternative Settlement of Stock Options. If provided in an Award agreement, or upon the receipt of written notice of exercise, or as otherwise provided for by the Board or Committee, as the case may be, either at or after the time of grant of the Stock Option, the Board or the Committee, as the case may be, may elect to settle all or part of any Stock Option by paying to the optionee an amount, in cash or Stock (valued at Fair Market Value on the date of exercise), equal to the product of the excess of the Fair Market Value of one share of Stock, on the date of exercise over the Stock Option exercise price, multiplied by the number of shares of Stock with respect to which the optionee proposes to exercise the Stock Option. Any such settlements which relate to Options which are held by optionee who are subject to Section 16(b) of the Exchange Act shall comply with any “window period” provisions of Rule 16b-3, to the extent applicable, and with such other conditions as the Board or Committee, as the case may be, may impose.

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7.	Stock Appreciation Rights

(a)	In General. The Committee may grant Stock Appreciation Rights (i) in tandem with all or part of any Stock Option granted under the Plan or at any subsequent time during the term of such Stock Option, (ii) in tandem with all or part of any Award (other than a Stock Option) granted under the Plan or at any subsequent time during the term of such Award, or (iii) without regard to any Stock Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

(b)	Exercise Price. A Stock Appreciation Right shall (i) have a grant price per share of Common Stock of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Code Section 409A) except in the case of Substitute Awards or in connection with an adjustment provided in Section 12, and (ii) have a term not greater than ten (10) years. Notwithstanding clause (ii) of the preceding sentence, in the event that on the last business day of the term of a Stock Appreciation Right (x) the exercise of the Stock Appreciation Right is prohibited by applicable law or (y) shares of Common Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall to the extent permitted by Code Section 409A be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

(c)	Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(i)	When Stock Appreciation Rights vest and become exercisable.

(ii)	Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (x) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (y) the grant price of the Stock Appreciation Right.

(iii)	The Committee shall determine in its sole discretion whether payment on exercise of a Stock Appreciation Right shall be made in cash, in whole shares of Common Stock or other property, or any combination thereof.

(iv)	The terms and conditions of Stock Appreciation Rights need not be the same with respect to each recipient.

(v)	The Committee may impose such other terms and conditions on the exercise of any Stock Appreciation Right, as it shall deem appropriate.

8.	Stock Grants

The Committee is authorized to grant Stock Grants to non-employee directors, executive officers and other employees of, or consultants or advisors to, the Company or any of its Subsidiaries and shall, in its sole discretion, determine which of such individuals shall receive Stock Grants and the number of shares of Common Stock underlying each Stock Grant. Each Stock Grant shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award agreement, including, without limitation, restrictions on the sale or other disposition of such shares, and, if provided in the Award agreement or the terms of the grant as determined by the Committee, the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment with, or services performed for, the Company or any of its Subsidiaries within specified periods. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to Common Stock covered by such Stock Grant and/or that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. The Award agreement shall specify whether the participant shall have, with respect to the shares of Common Stock subject to a Stock Grant, all of the rights of a holder of shares of Common Stock, including the right to receive dividends or dividend equivalents, if any, and to vote the shares.

9.	Performance Awards

(a)	In General. The Committee is authorized to grant Performance Awards to executive officers and other employees of the Company or any of its Subsidiaries and shall, in its sole discretion, determine such executive officers and other employees who will receive Performance Awards, and the number of shares of Common Stock and/or amount of cash or other property that may be subject to each Performance Award. Each Performance Award shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award agreement. The Committee shall set performance targets at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Awards that will be paid out to the participants, and may attach to such Performance Awards one or more restrictions. Performance targets may be based upon, without limitation, Company-wide, divisional and/or individual performance or by reference to the Company’s performance relative to an objective index or indices.

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(b)	Payout. Payment of earned Performance Awards may be made in shares of Common Stock or in cash and shall be made in accordance with the terms and conditions prescribed or authorized by the Committee. Subject to Section 23 below, if permitted by the Committee, the participant may elect to defer, or the Committee may require or permit the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate.

10.	Other Stock-Based Awards

(a)	In General. Other Awards of shares of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares or other property (“Other Stock-Based Awards”), including deferred stock units, may be granted hereunder to participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation. The terms of Other Stock-Based Awards granted under the Plan shall be set forth in an Award agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.

(b)	Payout. Payment of Other Stock-Based Awards may be made in shares of Common Stock or in cash and shall be made in accordance with the terms and conditions prescribed or authorized by the Committee. Subject to Section 23 below, if permitted by the Committee, the participant may elect to defer, or the Committee may require or permit the deferral of, the receipt of Other Stock-Based Awards upon such terms as the Committee deems appropriate.

11.	Performance-Based Awards

(a)	In General. All Stock Options and Stock Appreciation Rights granted under the Plan, specified Stock Grants, cash awards and Performance Awards granted under the Plan, and the compensation attributable to such Awards, may (i) qualify as Performance-Based Awards (as defined in the next sentence) or (ii) be otherwise exempt from the deduction limitation imposed by Section 162(m) of the Code. Certain Awards granted under the Plan may be granted in a manner such that Awards qualify as “qualified performance-based compensation” (as such term is used in Section 162(m) of the Code and the regulations thereunder) and thus be exempt from the deduction limitation imposed by Section 162(m) of the Code (“Performance-Based Awards”). No Performance-Based Awards may be granted after the first meeting of the stockholders of the Company held five (5) or more years after the date of approval of this Plan by the stockholders of the Company until the listed performance measures set forth in Section 11(d) below (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(b)	Stock Options. Stock Options granted under the Plan with an exercise price at or above the Fair Market Value of Common Stock on the date of grant are intended to qualify as Performance-Based Awards.

(c)	Other Awards. Stock Grants, Other Stock-Based Awards, cash awards and Performance Awards granted under the Plan are intended to qualify as Performance-Based Awards if, as determined by the Committee, in its discretion, either the granting or vesting of such Award is subject to the achievement of a performance target or targets based on one or more of the performance measures specified in Section 11(d) below. With respect to such Awards intended to qualify as Performance-Based Awards:

(1)	The Committee shall establish in writing (x) the objective performance-based goals applicable to a given period and (y) the individual employees or class of employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25 percent of such period has elapsed);

(2)	No Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied; and

(3)	Except in connection with an adjustment event under Section 12, after the establishment of a performance goal, the Committee shall not reduce such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.

(d)	Performance Measures. The Committee may use the following performance measures (either individually or in any combination) to set performance targets with respect to Awards intended to qualify as Performance-Based Awards: net sales; net revenue; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre-or after-tax income or loss (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings or loss (including earnings or loss before interest and/or taxes, or earnings before interest, taxes, depreciation and/or amortization, including, in each case, subject to specified adjustments); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions

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in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; cash margin; year-end cash; debt reduction; shareholder equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; research and development achievements; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the company’s equity or debt securities; factoring transactions; sales or licenses of the company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel. Performance measures may be expressed in terms of overall Company performance or the performance of a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. A performance measure and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. Performance measures that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.

(e)	Adjustment of Performance Measures. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Committee may provide in the case of any Award intended to qualify as a Performance-Based Award for such exception that one or more of the performance criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events occurring during the performance period that affect the applicable performance criterion or criteria. Such adjustments may include (without limitation) one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual, infrequently occurring, or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. Unless otherwise determined by the Committee, the Committee shall not make an adjustment to an Award intended to qualify as “performance-based compensation” under Section 162(m) in a manner that would cause the Award not to so qualify.

12.	Adjustment Provisions

In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the shares of Common Stock or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards in a manner the Committee deems appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the limitations in Section 5 (other than to Awards denominated in cash), the maximum number of shares of Common Stock that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company); provided, however, that the number of Shares subject to any Award shall always be a whole number. If applicable, adjustments may also be made in the terms of any Awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards on such basis that the Committee deems appropriate, including modifications of performance targets and changes in the length of performance periods.

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13.	Change in Control

(a)	Definition. Unless otherwise provided in an Award agreement, a “Change in Control” of the Company shall be deemed to have occurred upon any of the following events:

(1)	Any person or other entity (other than any of the Company’s Subsidiaries or any employee benefit plan sponsored by the Company or any of its Subsidiaries) including any person as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of either (a) more than 50 percent of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”) or (b) more than fifty percent of the Fair Market Value of the Voting Stock;

(2)	Any person or entity or group (other than a person or entity or group that is related to the Company) acquires assets from the Company that have a total gross fair market value equal or exceeding 50 percent of the total gross fair market value of all of the Company’s assets immediately prior to the date such acquisition of assets occurs (taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition of assets);

(3)	Any person or other entity (other than any of the Company’s Subsidiaries or any employee benefit plan sponsored by the Company or any of its Subsidiaries) including any person as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 50 percent or more of the Voting Stock, taking into account all such Voting Stock acquired by such person or entity during the 12-month period ending on the date of the most recent acquisition of such Voting Stock; or

(4)	A change in the Company’s Board occurs during any 12-month period (the “Measurement Period”) with the result that the members of the Board at the commencement of the Measurement Period (the “Incumbent Directors”) no longer constitute a majority of such Board, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election or nomination for election was supported by a majority of the then Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

Solely with respect to any Award that constitutes “deferred compensation” subject to Code Section 409A and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Code Section 409A, without altering the definition of Change in Control for purposes of determining whether a participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

(b)	Impact on Certain Awards. Unless otherwise provided in an Award agreement, the Committee shall have the right to provide that in the event of a Change in Control of the Company: (i) Stock Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the Fair Market Value of one share of Common Stock as of the date of the Change in Control is less than the per share exercise price or grant price, and (ii) all Performance Awards shall, subject to Section 13(c), be (x) converted into restricted Stock Grants based on achievement of performance goals or based on target performance as of the date of the Change in Control or (y) considered to be earned and payable based on achievement of performance goals or based on target performance as of the date of the Change in Control.

(c)	Assumption or Substitution of Certain Awards.

(1)	The Committee shall have the right to provide that in the event of a Change in Control in which the successor company assumes or substitutes for a Stock Option or other Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates, other than for “Cause” (as defined in Section 14) or, if the participant has an employment agreement and such employment agreement provides for a resignation by the participant for “Good Reason” and the participant terminates his or her employment for “Good Reason” under such employment agreement, in each case, within 24 months following such Change in Control (or such other period set forth in the Award agreement, including prior thereto if applicable): (i) Stock Options outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 12 months (or such other period of time set forth in the Award agreement, including prior thereto if applicable), (ii) the restrictions, limitations and other conditions applicable to restricted Stock Grants outstanding as of the date of such termination of employment shall lapse and the restricted Stock Grants shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant. For the purposes

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of this Section 13(c), a Stock Option, restricted Stock Grant or other Award shall be considered assumed or substituted for if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Stock subject to an Award, immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting the Change in Control by holders of shares of Stock for each share of Stock held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award for each share of Stock subject thereto, will be solely common stock of the successor company with a fair market value substantially equal to the per share for Stock consideration received by holders of Stock in the transaction constituting a Change in Control. The determination of whether fair market value is substantially equal shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(2)	Unless otherwise provided in an Award agreement, in the event of a Change in Control, to the extent the successor company does not assume or substitute for an Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Stock Options outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to restricted Stock Grants that are not assumed or substituted for (or continued) shall lapse and the restricted Stock Grants shall become free of all restrictions, limitations and conditions and become fully vested, (iii) the restrictions, other limitations and other conditions applicable to any other Awards that are not assumed or substituted for (or continued) shall lapse, and such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant, and (iv) any Performance Award shall be deemed fully earned at the target amount as of the date on which the Change in Control occurs.

(3)	The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control, each Stock Option outstanding shall terminate within a specified number of days after notice to the participant, and/or that each participant shall receive, with respect to each share of Stock subject to such Stock Option, an amount equal to the excess of the Fair Market Value of such share of Stock immediately prior to the occurrence of such Change in Control over the exercise price or grant price per share of Stock of such Stock Option of Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

14.	Termination of Employment

(a)	Except as otherwise set forth in an Award agreement and subject to any written employment or other agreement between the participant and the Company or any of its Subsidiaries, if a participant’s employment is terminated due to death or disability:

(1)	All unvested Stock Grants held by the participant on the date of the participant’s death or the date of the termination of his or her employment as the case may be, shall immediately become vested as of such date;

(2)	All unexercisable Stock Options held by the participant on the date of the participant’s death or the date of the termination of his or her employment, as the case may be, shall immediately become exercisable as of such date and shall remain exercisable until the earlier of (i) the end of the one-year period following the date of the participant’s death or the date of the termination of his or her employment, as the case may be, or (ii) the date the Stock Option would otherwise expire;

(3)	All exercisable Stock Options held by the participant on the date of the participant’s death or the date of the termination of his or her employment, as the case may be, shall remain exercisable until the earlier of (i) the end of the one-year period following the date of the participant’s death or the date of the termination of his or her employment, as the case may be, or (ii) the date the Stock Option would otherwise expire; and

(4)	All unearned and/or unvested Performance Awards held by the participant on the date of the participant’s death or the date of the termination of his or her employment, as the case may be, with regard to which a minimum of one year of the performance period (as defined by the Committee) has elapsed, shall immediately become earned or vested as of such date and shall be paid out and/or settled in a single sum within 60 days following such termination based on the participant’s performance immediately prior to the date of the participant’s death or the date of the termination of his or her employment on a pro-rated basis.

(b)	Except as otherwise set forth in an Award agreement and subject to (i) any written employment or other written agreement between the participant and the Company or any of its Subsidiaries or (ii) the discretion of the Committee

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to provide otherwise either on or after the date of grant of an Award, if a participant’s employment is terminated by the Company or any of its Subsidiaries, as the case may be, for Cause (as defined in Section 14(f) below), all Awards, whether or not vested, earned or exercisable, held by the participant on the date of the termination of his or her employment for Cause.

(c)	Except as otherwise set forth in an Award agreement and subject to any written agreement between the participant and the Company or any of its Subsidiaries, if a participant’s employment is terminated for any reason, including, without limitation, retirement, other than for Cause or other than due to death or disability:

(1)	All unvested, unearned or unexercisable Awards held by the participant on the date of the termination of his or her employment shall immediately be forfeited by such participant as of such date; and

(2)	All exercisable Stock Options held by the participant on the date of the termination of his or her employment shall remain exercisable until the earlier of (i) the end of the 90-day period following the date of the termination of the participant’s employment, or (ii) the date the Stock Option would otherwise expire.

(d)	Notwithstanding anything contained in the Plan to the contrary, the Committee may, in its discretion, provide that:

(1)	Any or all unvested Stock Grants held by the participant on the date of the termination of the participant’s employment shall immediately become vested as of such date;

(2)	Any or all unexercisable Stock Options held by the participant on the date of the participant’s death and/or the date of the termination of his or her employment shall immediately become exercisable as of such date and shall remain exercisable until a date that occurs on or prior to the date the Stock Option is scheduled to expire, provided, however, that Incentive Stock Options shall remain exercisable not longer than the end of the 90-day period following the date of the termination of the participant’s employment;

(3)	Any or all exercisable Stock Options held by the participant on the date of the participant’s death and/or the date of the termination of his or her employment shall remain exercisable until a date that occurs on or prior to the date the Stock Option is scheduled to expire, provided, however, that Incentive Stock Options shall remain exercisable not longer than the end of the 90-day period following the date of the termination of the participant’s employment; and/or

(4)	A participant shall immediately become vested in all or a portion of any earned Performance Awards held by such participant on the date of the termination of the participant’s employment, and such vested Performance Awards (or portion thereof) and/or any unearned Performance Awards (or portion thereof) held by such participant on the date of the termination of his or her employment shall immediately become payable to such participant as if all performance goals had been met as of the date of the termination of his or her employment, provided, however, that no portion of a payment shall be made if such portion would not be deductible under Section 162 of the Code.

(e)	Notwithstanding anything contained in the Plan to the contrary, (i) the provisions contained in this Section 14 shall be applied to an Incentive Stock Option only if the application of such provision maintains the treatment of such Incentive Stock Option as an Incentive Stock Option and (ii) the exercise period of an Incentive Stock Option in the event of a termination due to disability provided in Section 14(a)(3) above shall only apply if the participant’s disability satisfies the requirement of “permanent and total disability” as defined in Section 22(e)(3) of the Code.

(f)	For purposes of this Section 14 and Section 13, (i) if there is an employment agreement between the participant and the Company or any of its Subsidiaries in effect, “Cause” shall have the same definition as the definition of “cause” contained in such employment agreement; or (ii) if “Cause” is not defined in such employment agreement or if there is no employment agreement between the participant and the Company or any of its Subsidiaries in effect, “Cause” shall include, but is not limited to:

(1)	Any willful and continuous neglect of or refusal to perform the employee’s duties or responsibilities with respect to the Company or any of its Subsidiaries, insubordination, dishonesty, gross neglect or willful malfeasance by the participant in the performance of such duties and responsibilities, or the willful taking of actions which materially impair the participant’s ability to perform such duties and responsibilities, or any serious violation of the rules or regulations of the Company;

(2)	The violation of any local, state or federal criminal statute, including, without limitation, an act of dishonesty such as embezzlement, theft or larceny;

(3)	Intentional provision of services in competition with the Company or any of its Subsidiaries, or intentional disclosure to a competitor of the Company or any of its Subsidiaries of any confidential or proprietary information of the Company or any of its Subsidiaries; or

(4)	Any similar conduct, including, without limitation, disparagement of the Company or any of its Subsidiaries, by the participant with respect to which the Company determines in its discretion that the participant has terminated employment under circumstances such that the payment of any compensation attributable to any Award granted under the Plan would not be in the best interest of the Company or any of its Subsidiaries.

(g)	Unless otherwise provided in an Award agreement, “disability” means that the participant is unable to render the services or perform the duties of the participant’s employment by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of either (i) 90 consecutive days or (ii) a total of 180 days, whether or not consecutive, within the preceding 365-day period.

(h)	The Committee shall have the authority to determine whether the “Cause” or “disability” exists and whether subsequent actions on the part of the participant have cured the “Cause.”

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15.	Transferability

Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or the laws of descent and distribution and may be exercised, during the participant’s lifetime, only by the participant. In the event of the death of a participant, each Stock Option and Stock Appreciation Right theretofore granted to him or her shall be exercisable in accordance with Section 14 above and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the Stock Option shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Committee, an Award (other than an Incentive Stock Option) may permit an Award to be transferred without consideration by a participant solely to members of the participant’s immediate family or trusts or family partnerships for the benefit of such persons, subject to any restriction included in the Award agreement.

16.	Other Provisions

Awards granted under the Plan may also be subject to such other provisions (whether or not applicable to the Award granted to any other participant) as the Committee determines on the date of grant to be appropriate, including, without limitation, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any form of the Award, for the acceleration of exercisability or vesting of Awards, or to comply with federal and state securities laws, or understandings or conditions as to the participant’s employment, in addition to those specifically provided for under the Plan. In addition, except as otherwise provided herein (including, without limitation Section 23 hereof), a participant may defer receipt or payment of any Award granted under this Plan, in accord with the terms of any deferred compensation plan or arrangement of the Company. The Committee shall have the authority to retract any Award granted under the Plan in case of a material restatement of the financial statements of the Company or if it is otherwise determined by the Committee that the previously granted Award was not earned by the participant.

No shares of Stock shall be issued, delivered or transferred upon exercise or in payment of any Award granted hereunder unless and until all legal requirements applicable to the issuance, delivery or transfer of such shares have been complied with to the satisfaction of the Committee, and the Company, including, without limitation, compliance with the provisions of the Securities Act of 1933, the Exchange Act and the applicable requirements of the exchanges or trading markets on which the Company’s Stock may, at the time, be listed. The Committee and the Company shall have the right to condition any issuance of shares of Stock made to any participant hereunder on such participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares as the Committee and/or the Company shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

17.	Fair Market Value

For purposes of this Plan and any Awards granted hereunder, “Fair Market Value” shall be (i) the closing price of Common Stock on the applicable date of reference (or on the last preceding trading date if Common Stock was not traded on such date) if Common Stock is readily tradeable on a national securities exchange or other market system or (ii) if Common Stock is not readily tradeable, the amount determined in good faith by the Committee as the fair market value of Common Stock in a manner that complies with Code Section 409A Code, in the case of Non-Qualified Stock Options and Code Sections 421 and 422 in the case of Incentive Stock Options.

18.	Withholding

All payments or distributions of Awards made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local or foreign tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan or a participant, it may require the participant receiving such Common Stock to remit to it or to the Subsidiary that employs such participant an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the Subsidiary employing the participant shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company or the Subsidiary, as the case may be, to the participant receiving Common Stock, as the Committee shall prescribe. The Committee may, in its discretion, and subject to such rules as the Committee may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit a participant to pay all or a portion of the federal, state and local of foreign withholding taxes arising in connection with any Award consisting of shares of Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at rates required by statute or regulation.

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19.	Tenure

A participant’s right, if any, to continue to serve the Company or any of its Subsidiaries as a non-employee director, executive officer, other employee, consultant or advisor or otherwise shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

20.	Unfunded Plan

Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

21.	No Fractional Shares

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

22.	Duration, Amendment and Termination

No Award shall be granted more than ten years after the Effective Date; provided, however, that the terms and conditions applicable to any Award granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a participant under this Plan or under any other present or future plan of the Company, Awards may be granted to such participant in substitution and exchange for, and in cancellation of, any Awards previously granted to such participant under this Plan, or any other present or future plan of the Company. The Board or the Committee may amend the Plan from time to time or suspend or terminate the Plan at any time. However, no action authorized by this Section 22 shall reduce the amount of any existing Award or materially change the terms and conditions thereof without the participant’s consent. No amendment of the Plan shall, without approval of the stockholders of the Company, (i) increase the total number of shares which may be issued under the Plan or the maximum number of shares with respect to Stock Options and other Awards that may be granted to any individual under the Plan (other than in connection with an equitable adjustment under Section 12); (ii) modify the requirements as to eligibility for Awards under the Plan; or (iii) amend the repricing prohibition in Section 2(d) of the Plan.

23.	Code Section 409A

The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code Section 409A. The Plan and all Awards shall be administered, interpreted, and construed in a manner that establishes an exemption, or compliance with, Code Section 409A . Any term or provision of the Plan, any Award agreement, or any other agreement or arrangement contemplated by the Plan, which is undefined or ambiguous, shall be interpreted in a manner that makes the payment or benefit in question exempt from, or compliant with, Code Section 409A. Should any provision of the Plan, any Award agreement, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A , such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the grantee or holder of the Award, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. Notwithstanding the foregoing, no provision of the Plan, any Award agreement, or any other agreement or arrangement contemplated by the Plan shall be construed as a guarantee by the Company of any particular tax effect to grantees or holders of Awards. In any event, except as otherwise provided under the applicable Award agreement, the Company shall have no obligation to pay any applicable tax on income to grantee or holders of Awards.

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With respect to any Award that constitutes “deferred compensation” within the meaning of Code Section 409A:

(a)	Any payment due upon a Participant’s termination of employment will be paid only upon such Participant’s “separation from service” as defined in and determined in accordance with Section 1.409A-1(h) of the Treasury Regulations;

(b)	To the extent necessary to avoid the incurrence of adverse tax consequences under Code Section 409A, any payment to be made with respect to such Award in connection with the participant’s separation from service will, if the participant is determined as of the date of separation from service to be a “specified employee”, as such term is defined in Code Section 409A(a)(2)(B)(i), be delayed until the date that is one day and six (6) months after the date of the participant’s separation from service (or, if earlier, the participant’s date of death), and (i) on such date, the participant will receive a lump sum payment equal to the sum of the Award payments that the participant would otherwise have received if the commencement of such Award payments had not been delayed pursuant to this Section 23(b), and (ii) the balance of such Award payments, if any, shall be made in accordance with the payment schedule applicable to such Award; and

(c)	If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment.

If any payment to be made with respect to an Award would occur at a time when the tax deduction with respect to such payment would be limited or eliminated by Code Section 162(m), such payment may be deferred by the Committee, in its sole discretion, in accordance with the applicable requirements of the regulations under Code Section 409A, until the earliest date that the Committee reasonably anticipates that the deduction or payment will not be limited or eliminated; provided, that such deferral shall be restricted to the portion of the Award payment that reasonably is anticipated not to be deductible.

24.	Governing Law

This Plan, Awards granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the state of incorporation of the Company (regardless of the law that might otherwise govern under applicable principles of conflict of laws of the laws of the state of incorporation of the Company).

25.	Severability

In case any provision of this Plan shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

26.	Clawback

Notwithstanding anything to the contrary, all Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time; and (ii) applicable legal, regulatory or stock exchange requirements to which the Company is subject.

27.	Effective Date

(a)	The 2016 Omnibus Incentive Plan was approved by the Board on October 3, 2016 and originally became effective upon approval by the stockholders of the Company at the 2016 Annual Meeting of Stockholders of the Company on November 4, 2016 (the “Original Effective Date”). Such approval of stockholders was a condition to the right of each participant to receive Awards under the Plan. This Amended and Restated 2016 Omnibus Incentive Plan was approved by the Board on September 25, 2017 and shall be effective upon approval by the stockholders of the Company at the 2017 Annual Meeting of Stockholders of the Company on October 31, 2017 (the “Effective Date”).

(b)	This Plan shall terminate on the 10th anniversary of the Effective Date (unless sooner terminated by the Board). Unless otherwise expressly provided in the Plan or in an applicable Award agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.

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Exhibit A

The following tables detail unaudited reconciliations from U.S. GAAP to non-GAAP amounts and include reconciliations related to ASC Topic 470 as it relates to accounting for convertible debt, incremental dilutive shares related to our convertible debt that are covered by our existing convertible note hedges, non-cash gains related to the re-measurement of investments, foreign currency translation, gains or losses on the extinguishment of debt, write-down of certain intangible assets, settlement with former CEO of unearned incentive comp, gain on sale of equity interest in Complex Media and special charges related to professional fees associated with the continuing correspondence with the Staff of the SEC, the SEC investigation, internal investigations, the previously disclosed class action and derivative litigations, and costs related to the transition of Iconix management.
Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests. Certain numbers may not add due to rounding.

NON-GAAP NET INCOME & DILUTED EPS RECONCILIATION:(2)

		NET INCOME			EPS
	Three Months Ended Dec. 31,			Three Months Ended Dec. 31,
	2016	2015	% Change	2016	2015	% Change
GAAP net income & EPS(1)	(297,548)	(263,014)	-13%	($5.30)	($5.44)	NA
Add:
non-cash interest related to ASC 470	4,059	7,343	-45%	$0.07	$0.15	-52%
loss on extinguishment of debt	14,376	—	NA	$0.26	—	NA
special charges	3,866	1,646	135%	$0.07	$0.03	102%
foreign currency translation gain/(loss)	(1,475)	(2,051)	-28%	($0.03)	($0.04)	-38%
write-down of certain intangible assets	425,843	420,800	1%	$7.58	$8.71	-13%
settlement w/ former CEO of unearned incentive comp	(7,263)	—	NA	($0.13)	$0.00	NA
Deduct: Income taxes related to above	(119,846)	(152,434)	-21%	($2.13)	($3.16)	-32%
Net	319,560	275,304	16%	$5.69	$5.70	0%
Non-GAAP net income & EPS	$22,012	$12,290	79%	$0.38	$0.25	52%

	Year Ended Dec. 31,			Year Ended Dec. 31,
	2016	2015	% Change	2016	2015	% Change
GAAP net income & EPS(1)	(252,134)	(189,303)	33%	($4.82)	($3.92)	23%
Add:
non-cash interest related to ASC 470	22,398	28,643	-22%	$0.38	$0.55	-32%
gain on sale of equity interest in Complex Media	(10,164)	—	NA	($0.19)	—	NA
non-cash gain related to investment in joint venture	—	(49,990)	NA	—	($1.04)	NA
loss on extinguishment of debt	5,903	—	NA	$0.11	—	NA
special charges	14,314	11,136	29%	$0.27	$0.23	19%
foreign currency translation gain	(1,333)	(9,921)	-87%	($0.03)	($0.21)	-88%
write-down of certain intangible assets	425,843	420,800	1%	$8.14	$8.71	-7%
settlement w/ former CEO of unearned incentive comp	(7,263)	—	NA	($0.14)	—	NA
Deduct: Income taxes related to above	(123,264)	(144,962)	-15%	($2.36)	($3.00)	-21%
Net	326,434	255,706	28%	$6.19	$5.25	18%
Non-GAAP net income & EPS	$74,300	$66,403	12%	$1.37	$1.33	3%

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NON-GAAP WEIGHTED AVERAGE DILUTED SHARES RECONCILIATION:(2)

	Three Months Ended Dec. 31,			Year Ended Dec. 31,
	2016	2015	% Change	2016	2015	% Change
GAAP weighted average diluted shares	56,147	48,310	16%	52,338	48,293	8%
Add: anti-dilutive shares resulting from net loss	1,913	1,647	16%	1,804	2,070	-13%
Less: additional incremental dilutive shares covered by hedges for:
2.50% Convertible Notes	—	—	—	—	(256)	NA
1.50% Convertible Notes	—	—	—	—	(331)	NA
subtotal	—	—	—	—	(587)	NA
Non-GAAP weighted avg. diluted shares	58,060	49,957	16%	54,142	49,776	9%

FORECASTED NON-GAAP DILUTED EPS RECONCILIATION:(2)

	Year Ending Dec. 31, 2017
	Low	High
Forecasted GAAP diluted EPS	$ 0.43	$ 0.58
Adjustments for non-cash interest related to ASC 470, net of tax	0.15	0.15
Special charges, net of tax	0.05	0.05
Loss on extinguishment of debt	0.07	0.07
Forecasted Non-GAAP Diluted EPS	$ 0.70	$ 0.85

FORECASTED RECONCILIATION OF FREE CASH FLOW:(3)

	Year Ending Dec. 31, 2017
	Low	High
Net cash provided by operating activities	$ 110,000	$ 130,000
Plus: cash from prior period sale of trademarks	13,822	13,822
Plus: cash received on notes receivable from licensees	3,766	3,766
Less: capital expenditures	(2,000)	(2,000)
Less: distributions to minority interest	(20,500)	(20,500)
Free Cash Flow	$ 105,088	$ 125,088

ADJUSTED OPERATING INCOME:(1,4)

	GAAP		Impairment		Adjusted
	Three Months Ended Dec. 31,		Three Months Ended Dec. 31,		Three Months Ended Dec. 31,
($, 000’s)	2016	2015	2016	2015	2016	2015
Women’s	(16,360)	17,847	31,478	2,215	15,118	20,062
Men’s	(155,530)	(364,387)	162,896	366,473	7,367	2,086
Home	(41,575)	(30,083)	49,993	37,844	8,419	7,761
Entertainment	2,310	11,619	5,128	—	7,439	11,619
International	(185,672)	(24,116)	193,725	30,991	8,053	6,876
Corporate	11,013	(9,125)	—	—	11,013	(9,125)
Total Operating Income	(385,813)	(398,245)	443,221	437,524	57,409	39,279

ICONIX BRAND GROUP, INC. - 2017 Proxy Statement     A-15

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ADJUSTED OPERATING INCOME:(1,4)

	GAAP		Impairment		Adjusted
	Year Ended Dec. 31,		Year Ended Dec. 31,		Year Ended Dec. 31,
($, 000’s)	2016	2015	2016	2015	2016	2015
Women’s	62,565	101,074	31,478	2,215	94,043	103,289
Men’s	(132,574)	(340,850)	162,896	366,473	30,322	25,623
Home	(18,106)	(7,371)	49,993	37,844	31,887	30,473
Entertainment	29,152	35,583	5,128	—	34,281	35,583
International	(162,986)	3,234	193,725	30,991	30,739	34,225
Corporate	(21,178)	(54,332)	—	—	(21,178)	(54,332)
Total Operating Income	(243,128)	(262,664)	443,221	437,524	200,094	174,860

(1)	In the fourth quarter of 2016, the Company will recognize a non-cash impairment charge related to certain of the Company’s trademarks and goodwill, which is currently estimated by management to be approximately $443 million. The amount of such impairment charge remains subject to review. As such, the amount of the impairment charge is subject to revision, which revision would also result in an adjustment to the Company’s operating income, income before tax, income taxes, net income and earnings per share for the quarterly and annual periods ended December 31, 2016.
(2)	Non-GAAP net income and non-GAAP diluted EPS (along with non-GAAP weighted average diluted shares) are non-GAAP financial measures which represent net income excluding any non-cash interest related to ASC Topic 470, non-cash, non-recurring gains and charges, foreign currency translation gains and losses, and charges related to professional fees incurred as a result of the continuing correspondence with the Staff of the SEC, the SEC investigation, internal investigations, the previously disclosed class action and derivative litigations, and costs related to the transition of Iconix management, all net of tax, and any incremental dilutive shares related to our convertible notes that are covered by their respective hedges. The Company believes these are useful financial measures in evaluating its financial condition because they are more reflective of the Company’s business purpose, operations and cash expenses.

Based on the average closing stock price for the year ended December 31, 2016, there were no potential dilutive shares related to our convertible notes for GAAP purposes. Based on the average closing stock price for the year ended December 31, 2015, there were potential dilutive shares related to our convertible notes for GAAP purposes; however, the Company will not be responsible for issuing a portion of these shares as they are covered by our convertible notes hedges.

(3)	Free Cash Flow, a non-GAAP financial measure, represents net cash provided by operating activities, plus cash received from the sale of trademarks and formation of joint ventures, less distributions to non-controlling interests and capital expenditures. Free Cash Flow excludes notes receivable from sale of trademarks and the formation of joint ventures, cash used to acquire the membership interests of our joint venture partners, mandatory debt service requirements, and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The Company believes Free Cash Flow is useful because it provides information regarding actual cash received in a specific period from the Company’s comprehensive business strategy of maximizing the value of its brands through traditional licensing, international joint ventures and other arrangements. We have excluded the cash used to buy back our joint venture membership interests from the above definition because we believe that, like other acquisitions, such actions are capital transactions. It also provides supplemental information to assist investors in evaluating the Company’s financial condition and ability to pursue opportunities that enhance shareholder value.
(4)	Non-GAAP Operating Income, a non-GAAP financial measure, represents Operating Income less the write-down of certain intangible assets.

ICONIX BRAND GROUP, INC. - 2017 Proxy Statement     A-16

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

ICONIX BRAND GROUP, INC.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on October 30, 2017.

INTERNET/MOBILE — www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE — 1 (866) 894-0536
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

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PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"ALL THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 5, AND 1 YEAR ON PROPOSAL 4.

1. Election of Directors

	FOR	AGAINST	ABSTAIN
(01) F. Peter Cuneo	☐	☐	☐
(02) John N. Haugh	☐	☐	☐
(03) Drew Cohen	☐	☐	☐
(04) Mark Friedman	☐	☐	☐
(05) Sue Gove	☐	☐	☐
(06) James Marcum	☐	☐	☐
(07) Sanjay Khosla	☐	☐	☐
(08) Kristen O'Hara	☐	☐	☐
(09) Kenneth Slutsky	☐	☐	☐

3. To approve the advisory resolution on executive compensation. FOR ☐ AGAINST ☐ ABSTAIN ☐

4. To approve, on an advisory basis, the frequency of future advisory votes to approve executive compensation. 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN ☐

5. Proposal to approve the Company's Amended and Restated 2016 Omnibus Incentive Plan. FOR ☐ AGAINST ☐ ABSTAIN ☐

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

This proxy will be voted as specified. If no specification is made, this proxy will be voted in favor of all the nominees listed in proposal 1 and for proposals 2, 3 and 5, and 1 year on proposal 4.

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2017**

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held October 31, 2017.

The Proxy Statement and our 2016 Annual Report on Form 10-K are available at: http://www.cstproxy.com/iconixbrand/2017

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PROXY

ICONIX BRAND GROUP, INC.

1450 BROADWAY
NEW YORK, NEW YORK 10018

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 31, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN N. HAUGH, DAVID K. JONES and JASON SCHAEFER, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Iconix Brand Group, Inc. (the “Company”) on Tuesday, October 31, 2017, at 10:00 a.m. Eastern Time, at the offices of the Company, 1450 Broadway, 4th Floor, New York, NY 10018, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters on the reverse side:

(Continued and to be marked, dated and signed, on the other side)